SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed	by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement [ ] Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the
Commission Only (as permitted by
Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Capital One Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF CAPITAL ONE FINANCIAL CORPORATION’S

2015 ANNUAL STOCKHOLDER MEETING

Important Notice Regarding the Availability of Proxy Materials for

The Stockholder Meeting To Be Held On April 30, 2015

The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

The Annual Stockholder Meeting of Capital One Financial Corporation (“Capital One” or the “Company”) will be held at Capital One’s headquarters, 1680 Capital One Drive, McLean, Virginia 22102, on April 30, 2015, at 10:00 a.m.

 Items of Business

As a stockholder you will be asked to:

1.	Elect ten nominated directors, who are listed in the proxy statement, as directors of Capital One;

2.	Ratify the Audit Committee’s selection of Ernst & Young LLP as independent auditors of Capital One for 2015;

3.	Approve, on a non-binding advisory basis, Capital One’s 2014 Named Executive Officer compensation;

4.	Approve amendments to Capital One’s Restated Certificate of Incorporation to allow stockholders to request special meetings of the stockholders;

5.	Consider a stockholder proposal regarding special meetings of the stockholders, if properly presented at the meeting; and

6.	Transact such other business as may properly come before the meeting.

 Record Date

You may vote if you held shares of Capital One common stock as of the close of business on March 5, 2015.

 Proxy Voting

Your vote is important. You may vote your shares in person at the Annual Stockholder Meeting, via the Internet, by telephone or by mail. Please refer to the section “How do I vote?” for detailed voting instructions. If you choose to vote in person at the Annual Stockholder Meeting, via the Internet or by telephone, you do not need to mail in a proxy card.

 Annual Meeting Admission

Due to space limitations, attendance is limited to stockholders and one guest each. Admission to the meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m. A valid government-issued picture identification and proof of stock ownership as of the record date must be presented in order to attend the meeting. If you hold Capital One stock through a broker, bank, trust or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present a legal proxy (described below). Cameras, recording devices and other electronic devices are not permitted.

We look forward to seeing you at the meeting.

On behalf of the Board of Directors,

John G. Finneran, Jr.

Corporate Secretary

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102

March 17, 2015

Page

SECTION I – ABOUT THIS PROXY STATEMENT	1

SECTION II – CORPORATE GOVERNANCE AT CAPITAL ONE	6

SECTION III – SECURITY OWNERSHIP	25

SECTION IV – DIRECTOR COMPENSATION	28

SECTION V – COMPENSATION DISCUSSION AND ANALYSIS	31

SECTION VI – NAMED EXECUTIVE OFFICER COMPENSATION	52

SECTION VII – EQUITY COMPENSATION PLANS	71

SECTION VIII – COMPENSATION COMMITTEE REPORT	73

SECTION IX – AUDIT COMMITTEE REPORT	74

SECTION X – ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)	75

SECTION XI – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (ITEM 2 ON PROXY CARD)	76

SECTION XII – ADVISORY APPROVAL OF CAPITAL ONE’S 2014 NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 3 ON PROXY CARD)	78

SECTION XIII – APPROVAL OF AMENDMENT TO CAPITAL ONE’S RESTATED CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLDERS TO REQUEST SPECIAL MEETINGS OF THE STOCKHOLDERS (ITEM 4 ON PROXY CARD)	79

SECTION XIV – STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETINGS OF THE STOCKHOLDERS (ITEM 5 ON PROXY CARD)	83

SECTION XV – OTHER BUSINESS	85

APPENDIX A – PROPOSED AMENDMENTS TO CAPITAL ONE FINANCIAL CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLDERS TO REQUEST SPECIAL MEETINGS OF THE STOCKHOLDERS	A-1

APPENDIX B – PROPOSED AMENDMENTS TO CAPITAL ONE’S AMENDED AND RESTATED BYLAWS TO ALLOW STOCKHOLDERS TO REQUEST SPECIAL MEETINGS OF STOCKHOLDERS	B-1

SECTION I – ABOUT THIS PROXY STATEMENT

 Why did I receive a Notice Regarding the Internet Availability of Proxy Materials?

In accordance with rules of the Securities and Exchange Commission (“SEC”), instead of mailing printed copies of our proxy materials, we are furnishing the proxy materials to our stockholders via the Internet. This process will save the Company some of the cost of printing and mailing the proxy materials and will reduce the impact of our annual stockholder meetings on the environment. Accordingly, on or about March 17, 2015, we mailed to our stockholders a Notice Regarding the Internet Availability of Proxy Materials (the “Notice”). If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for Capital One’s 2015 Annual Stockholder Meeting (the “Annual Meeting”) via the Internet, how to request a printed set of proxy materials and how to vote your shares.

 What is the purpose of the proxy materials?

The Board of Directors of Capital One is providing you these materials in connection with the solicitation by Capital One’s Board of Directors of proxies to be voted at the Annual Meeting. All stockholders who held shares as of the close of business on March 5, 2015 (the “record date”), are entitled to attend the Annual Meeting and to vote on the items of business outlined in this proxy statement. If you choose not to attend the Annual Meeting, you may vote your shares via the Internet, by telephone or by mail.

 How do I access the proxy materials?

The Notice provides instructions regarding how to view our proxy materials for the Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and to vote, you will need to visit www.proxyvote.com and have available your 16-digit control number(s) contained on your Notice.

 How do I request paper copies of the proxy materials?

You may request paper copies of the 2015 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

 What is the difference between a record holder and a holder of shares in street name?

You are a record holder if you hold shares of Capital One common stock directly in your name through Capital One’s transfer agent, Computershare Trust Company, N.A. (“Computershare”).

If you hold shares of Capital One common stock through a broker, bank, trust or other nominee, then you are a holder of shares in street name. As a result, you must instruct the broker, bank, trust or other nominee about how to vote your shares. Under the rules of the New York Stock Exchange (“NYSE”), if you do not provide such instructions, the firm that holds your shares will have discretionary authority to vote your shares only with respect to “routine” matters, as described below.

 Can I attend the Annual Meeting?

If you held shares of Capital One common stock as of the close of business on March 5, 2015, you may attend the Annual Meeting. Because seating is limited, only you and a guest may attend the meeting. Admission to the meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m. You must present a valid government-issued picture identification and proof of Capital One stock ownership as of the record date. If you hold Capital One stock in street name, you must also bring a copy of a brokerage statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present a legal proxy (described below). Cameras, recording devices and other electronic devices are not permitted.

 Am I entitled to vote?

You are entitled to vote if you were the record holder of shares of Capital One common stock as of the close of business on March 5, 2015. All stockholders of record are entitled to one vote per share of common stock held for each matter submitted for a vote at the meeting.

If you hold your shares of Capital One common stock in street name, you may instruct your broker regarding voting your shares using the same methods described below under “How do I vote?”

On March 5, 2015, there were 549,458,166 shares of Capital One’s common stock issued and outstanding.

 How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for record holders) or voting instruction form (for holders of shares in street name) available when you access the web page.

By Telephone

You may vote by telephone by calling the toll-free telephone number on the proxy card (1-800-690-6903), which is available 24 hours a day, and following the prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by telephone.

By Mail

If you received your proxy materials by mail, you may vote by mail by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided or returning it to Broadridge Financial Solutions, Inc. (“Broadridge”), Vote Processing, 51 Mercedes Way, Edgewood, NY 11717.

Time for Voting Your Shares By Internet, By Telephone or By Mail

You may vote via the Internet or by telephone up until 11:59 PM Eastern Daylight Time on April 29, 2015. If you vote by mail, your proxy card must be received by April 29, 2015.

In Person

If you are a record holder of shares of Capital One common stock, you may vote in person at the Annual Meeting. A record holder must present a valid government-issued picture identification and, if the shares are held in the name of an entity, evidence of valid authorization from that entity in order to attend the meeting. Stockholders of record also may be represented by another person at the Annual Meeting by executing a legal proxy designating that person as the proxy holder. Each stockholder may appoint only one proxy holder or representative to attend the Annual Meeting on his or her behalf. See “Can I attend the Annual Meeting?” above for more information regarding attending the Annual Meeting.

If you hold your shares of Capital One common stock in street name, you must bring a valid government-issued picture identification and a copy of a statement reflecting your stock ownership as of the record date in order to attend the meeting. You must also obtain a legal proxy from your broker, bank, trust or other nominee and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com.

 What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares?

You may instruct your broker, bank, trustee or other nominee on how to vote your shares using the methods described above. If you do not vote via the Internet or by telephone and do not return your voting instructions to the firm that holds your shares prior to the Annual Meeting, the firm has discretion to vote your shares only with respect to Item 2 on the proxy card, which is considered a “routine” matter under NYSE rules. The election of members of the Board of Directors and Items 3, 4 and 5 are not considered “routine” matters, and the firm that holds your shares will not have discretionary authority to vote your shares for these Items if you do not provide instructions using one of the methods described above. Therefore, you are encouraged to return your voting instructions so that your shares are voted for non-routine matters at the Annual Meeting. If you hold shares in several different accounts, you must provide voting instructions for each account in order to authorize all of your shares to be voted.

 How do I vote my 401(k) shares?

If you participate in the Capital One Associate Savings Plan, you may vote the number of shares equivalent to your interest in the Capital One Pooled Stock Fund as credited to your account on the record date. You will receive instructions on how to vote your shares via e-mail from Broadridge. The trustee of the Associate Savings Plan will vote your shares in accordance with your duly executed instructions if they are received by April 27, 2015. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

 Can I revoke my proxy or change my vote?

Yes, you may revoke any proxy that you previously granted or change your vote by:

•	submitting another timely vote via the Internet, by telephone or by mailing a new proxy card or voting instruction form;
•	attending the Annual Meeting and voting in person; or
•	if you are a record holder, giving written notice of revocation to the Corporate Secretary, Capital One Financial Corporation, 1680 Capital One Drive, McLean, VA 22102.

Your new vote or revocation must be submitted in accordance with the timeframes above under “Time for Voting Your Shares By Internet, By Telephone or By Mail.”

 What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of the voting power of Capital One’s outstanding shares entitled to vote generally in the election of directors are present in person or represented by proxy. Abstentions and broker non-votes will be counted in determining if there is a quorum, but neither will be counted as votes cast.

 What is a broker non-vote?

As described above, under NYSE rules, if you hold your shares in street name and you do not submit voting instructions to the firm that holds your shares, the firm has discretionary authority to vote your shares only with respect to “routine” matters. For non-routine matters, which include the election of directors and Items 3, 4 and 5, if you do not submit voting instructions, the firm that holds your shares will not have discretion to vote your shares. This is called a “broker non-vote.”

 Who will count the vote?

Votes will be tabulated by Broadridge. The Board of Directors has appointed a representative of American Elections Services, LLC to serve as the Inspector of Elections.

 Will a list of stockholders be made available?

Capital One will make a list of stockholders available at the Annual Meeting and, for ten days prior to the meeting, at our offices located at 1680 Capital One Drive in McLean, Virginia. Please contact Capital One’s Corporate Secretary at (703) 720-1000 if you wish to inspect the list of stockholders prior to the Annual Meeting.

 How much did the solicitation cost?

Capital One will pay the costs of the solicitation. We have retained Georgeson Inc. to assist us in the solicitation of proxies for an aggregate fee of $12,500, plus reasonable out-of-pocket expenses. In addition to Capital One soliciting proxies via the Internet, by telephone and by mail, our directors, officers and employees may solicit proxies on our behalf, without additional compensation.

 What is “householding?”

Under SEC rules, a single package of Notices may be sent to any household at which two or more stockholders reside if they appear to be members of the same family unless contrary instructions have been received. Each stockholder continues to receive a separate Notice within the package. This procedure, referred to as householding, reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge toll free at 1-800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Capital One will deliver promptly, upon written or oral request, a separate copy of the proxy materials to any stockholder at a shared address to which a single copy was delivered. Stockholders who wish to receive a separate set of proxy materials now should contact Broadridge at the same phone number or mailing address.

 What vote is necessary to approve each item?

All stockholders of record are entitled to one vote per share of common stock held for each nominee for director and for each other matter presented for a vote at the meeting.

Item 1 requests your vote for the election of ten candidates for director. Richard D. Fairbank, Patrick W. Gross, Ann Fritz Hackett, Lewis Hay, III, Benjamin P. Jenkins, III, Pierre E. Leroy, Peter E. Raskind, Mayo A. Shattuck III, Bradford H. Warner and Catherine G. West will each be elected as a director of Capital One if a majority of the votes cast in his or her election is voted in favor of such election. Capital One also maintains a “majority voting” policy, which requires that any director who fails to receive a majority of votes cast in favor of his or her election tender a resignation for the Board’s consideration. Cumulative voting for the election of directors is not permitted. For more information regarding Capital One’s director nomination process see page 15.

Item 2, the ratification of the Audit Committee’s selection of Ernst & Young LLP as independent auditors of the Company for 2015, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

Item 3, the advisory approval of Capital One’s 2014 Named Executive Officer compensation, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

Item 4, amending Capital One’s Restated Certificate of Incorporation to allow stockholders to request special meetings of the stockholders, will be approved if a majority of the shares of common stock outstanding are voted in favor of the proposal;

Item 5, the stockholder proposal regarding special meetings of the stockholders, will be approved if a majority of votes cast on the proposal are voted in favor of the proposal.

As described under “How do I vote?” on page 2, under NYSE rules, if you hold your shares in street name and you do not submit voting instructions to the broker, bank, trust or other nominee that holds your shares, the firm will only have discretionary authority to vote your shares with respect to Item 2. If you do not submit voting instructions, the firm that holds your shares will not have discretion to vote your shares with respect to Items 1, 3, 4 and 5. Abstentions and broker non-votes are not considered “votes cast” and thus do not have an effect on the outcome of the vote as to Items 1, 2, 3 and 5. With respect to Item 4, abstentions and broker non-votes will have the same effect as a vote against the proposal.

 What are the Board of Directors’ recommendations?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board of Directors as follows:

FOR the election of Richard D. Fairbank, Patrick W. Gross, Ann Fritz Hackett, Lewis Hay, III, Benjamin P. Jenkins, III, Pierre E. Leroy, Peter E. Raskind, Mayo A. Shattuck III, Bradford H. Warner and Catherine G. West, as directors of Capital One (see page 75);

FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as independent auditors of the Company for 2015 (see page 76);

FOR the advisory approval of Capital One’s 2014 Named Executive Officer compensation (see page 78);

FOR the approval of the amendment to Capital One’s Restated Certificate of Incorporation to allow stockholders to request special meetings of the stockholders (see page 79); and

AGAINST the stockholder proposal regarding special meetings of the stockholders (see page 83).

Although the proposed amendment to Capital One’s Restated Certificate of Incorporation on page 79 and the stockholder proposal on page 83 concern the same subject matter, the terms and effects of each proposal differ. You should carefully read the descriptions of each proposal, and Capital One’s statement in opposition to the stockholder proposal. Stockholders may vote on both the proposed amendment to Capital One’s Restated Certificate of Incorporation and the stockholder proposal, and approval of the proposed amendment to Capital One’s Restated Certificate of Incorporation is not conditioned on approval or disapproval of the stockholder proposal.

The Board of Directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy at their discretion.

SECTION II – CORPORATE GOVERNANCE AT CAPITAL ONE

 Corporate Governance Guidelines and Code of Business Conduct and Ethics

Capital One is dedicated to strong and effective corporate governance principles and practices. The Board of Directors has adopted Corporate Governance Guidelines to formalize the Board’s governance practices and to provide its view of effective governance. Our Corporate Governance Guidelines embody many of our long-standing practices, policies and procedures, which collectively form a corporate governance framework that promotes the long-term interests of our stockholders, ensures responsible decision-making and accountability, and fosters a culture that allows our Board and management to pursue Capital One’s strategic objectives. The Board reviews and periodically updates these principles and practices as legal, regulatory, and best practice developments evolve.

The Board has also adopted Capital One’s Code of Business Conduct and Ethics (the “Code of Conduct”), which applies to Capital One directors and associates, including Capital One’s Chief Executive Officer (“CEO”), Chief Financial Officer, Principal Accounting Officer and other persons performing similar functions. The Code of Conduct reflects Capital One’s commitment to honesty, fair dealing and integrity and guides the ethical actions and working relationships of Capital One’s directors, officers and associates with investors, current and potential customers, fellow associates, competitors, governmental entities, the media and other third parties with whom Capital One has contact.

The Board of Directors believes that these policies, principles and practices are vital to the future success and growth of Capital One and create a foundation for the ethical and effective functioning of the Board of Directors, its committees and Capital One as a whole. They are also critical to preserving the trust of our stakeholders, including stockholders, associates, customers, suppliers, governmental entities and the general public. Capital One’s Corporate Governance Guidelines and the Code of Conduct, each as amended from time to time, are available free of charge on the Corporate Governance page of Capital One’s Internet site at www.capitalone.com under “About Us/Investors.” Capital One will disclose on its website any amendment to the Corporate Governance Guidelines or the Code of Conduct, or any waiver under the Code of Conduct granted to any of its directors or executive officers.

 Board Structure and Committee Composition

The Board of Directors oversees Capital One’s business and directs its management. The Board of Directors does not involve itself with the day-to-day operations and implementation of Capital One’s business. Instead, the Board of Directors meets periodically with management to review Capital One’s performance, risks and business strategy. Directors also regularly consult with management outside of formal meetings to keep themselves informed about Capital One’s progress.

The Board of Directors met thirteen times during 2014. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees occurring during the year while they were members. In accordance with our Corporate Governance Guidelines and New York Stock Exchange Listing requirements, the Board has executive sessions of non-management directors without senior management on a regularly scheduled basis and no less than two times per year. In addition, at least one executive session of only independent directors without senior management is held annually. In 2014, the Board met these requirements and the number of times non-management directors held executive sessions without senior management present exceeded the standard set forth in the Corporate Governance Guidelines. During these executive sessions, the non-management directors or independent directors, as the case may be, have complete access to such members of the Company’s senior executive management as they may request, including the Chief Financial Officer, General Counsel, Chief Risk Officer, Chief Internal Auditor, Chief Credit Review Officer and Chief Compliance Officer.

Capital One expects all of its directors to attend the Annual Meeting. In 2014, all ten directors were present at the meeting.

Leadership Structure of the Board of Directors

Our Board has carefully considered the critical issue of Board leadership and believes that the leadership structure must be considered in the context of Capital One’s specific circumstances, culture, strategic objectives and challenges. The diverse backgrounds and experiences of our directors provide the Board with broad perspectives from which to determine the leadership structure that is best for Capital One and the long-term interests of Capital One’s stockholders and other stakeholders. Our Corporate Governance Guidelines allow the roles of Chair and CEO to be filled by the same or different individuals, a policy which appropriately provides the Board with the flexibility to determine Capital One’s current leadership structure.

Mr. Fairbank founded Capital One and has served as CEO since shortly before Capital One’s initial public offering in late 1994 and Chair since early 1995. Given Mr. Fairbank’s role in the formation and growth of Capital One, the Board strongly believes that it is in the Company’s best interest to have him serve as the Chair and CEO, particularly given the Board’s recognition and implementation of strong independent leadership on the Board through an active and empowered Lead Independent Director and independent Board committee structure. Importantly, the Corporate Governance Guidelines provide for a Lead Independent Director who supports the Board in assuring effective governance in managing the affairs of the Board and Capital One. The Lead Independent Director is elected annually by the independent directors and is currently Ms. Hackett. The Lead Independent Director performs the following responsibilities:

With respect to executive sessions:

•	organizes and presides over executive sessions;
•	sets the agendas for and leads executive sessions; and
•	is responsible for soliciting feedback for and engaging the CEO on executive sessions;

With respect to Board meetings and agendas:

•	presides at all meetings of the Board at which the Chair of the Board is not present;
•	has the authority to call meetings of the independent directors;
•	approves meeting agendas for the Board;
•	approves information sent to the Board; and
•	approves meeting schedules and works with the Chair of the Board and committee chairpersons to assure that there is sufficient time for discussion of all agenda items;

With respect to other responsibilities related to the independent directors:

•	facilitates discussion among the independent directors on key issues and concerns outside of Board meetings;
•	serves as liaison between the Chair of the Board and the independent directors;
•	facilitates teamwork and communication among the independent directors; and
•	in a crisis, calls together the independent directors to establish appropriate Board leadership responsibility; and

With respect to performance assessments:

•	leads the performance assessment of the CEO;
•	facilitates the Board’s engagement with the CEO and CEO succession planning; and
•	leads the Board’s self-assessment and recommendations for improvement, if any.

In addition, if requested by major stockholders, the Lead Independent Director ensures that he or she is available for consultation and direct communication.

The Board of Directors has four standing committees: Audit, Risk, Compensation, and Governance and Nominating. Each of the Audit, Compensation, and Governance and Nominating Committees is composed solely of independent directors, and all four standing committees are led by a separate, independent chair. Detailed information on each committee is contained below under “Committees of the Board of Directors.”

We believe that our existing Board leadership structure provides the most effective governance framework that allows our company to benefit from Mr. Fairbank’s knowledge and leadership while appropriately maintaining strong independent and effective oversight of our business and affairs as demonstrated by our empowered Lead

Independent Director, independent key committees that oversee the Company’s operations, risks, performance and business strategy, experienced and committed directors, and frequent executive sessions without management in attendance. This structure demonstrates for our associates, customers, stockholders, investors, regulators and other stakeholders that Capital One’s Board of Directors is committed to engaged, independent leadership and performance of its responsibilities. The Board of Directors believes that combining the Chair and CEO positions takes advantage of the talent and knowledge of Mr. Fairbank as the founder of Capital One and effectively combines the responsibilities for strategy development and execution with management of day-to-day operations. It also reduces the potential for confusion or duplication of efforts and provides clear leadership for Capital One. The Board of Directors believes that the combination of the Chair and the CEO roles, together with its strong governance practices, including its supermajority of independent directors and its clearly defined Lead Independent Director responsibilities, provides an appropriate balance among strategy development, operational execution and independent oversight of Capital One.

Board’s Role in Succession Planning

The Board is responsible for ensuring that a succession plan for the CEO exists. The succession plan is reviewed annually by the Board. Each year, as part of its succession planning process, the Board reviews the senior executive team’s experience, skills, competencies and potential to assess which executives possess or have the ability to develop the attributes that the Board believes necessary to lead and achieve the Company’s goals. Among other steps taken to promote this process, the two levels of executives below the CEO, which include all of the CEO’s direct reports, often attend Board meetings and present to the Board, providing the Board numerous opportunities to interact with our senior management and assess their leadership capabilities. There is also available, on a continuing basis, the CEO’s recommendation as to a successor should the CEO become unexpectedly unable to serve. The Board also reviews the CEO’s successor recommendations on an annual basis.

Board’s Role in Risk Oversight

The Board of Directors believes that effective risk management and control processes are critical to Capital One’s safety and soundness, our ability to predict and manage the challenges that Capital One and the financial services industry face and, ultimately, Capital One’s long-term corporate success. Management is responsible for implementing Capital One’s risk assessment and management functions and for reporting to the Board of Directors with respect to the management of risk. The Board of Directors, in turn, both directly and through its committees, is responsible for overseeing management’s risk functions. The Board approves the Company’s strategic direction and overall risk appetite. The enterprise-wide risk management framework defines the Board’s appetite for risk taking and enables senior management to understand, manage and report on risk. The risk management framework is implemented enterprise wide and includes all eight risk categories: Strategic, Legal, Market, Liquidity, Operational, Reputation, Compliance and Credit. Management has worked to develop risk appetite statements with accompanying metrics which are meaningful to the organization and reflect the aggregate level and types of risk Capital One is willing to accept in order to achieve its business objectives, clarifying both risks the Company is actively taking and risks that are purposely avoided.

The Risk Committee oversees Capital One’s enterprise-wide risk management framework, including policies and practices established by management to identify, assess, measure and manage key risks facing Capital One across the eight risk categories identified above, as set forth in its charter. In addition, the Risk Committee oversees management’s specific responsibilities with respect to identification and management of, and planning for, Capital One’s market, liquidity, operational and credit risks. The Audit Committee is responsible for risk oversight with respect to compliance by Capital One with legal and regulatory requirements. In addition, the Audit Committee reviews and discusses generally the policies and practices that govern the processes by which key risk exposures are identified, assessed, managed and controlled on an enterprise-wide basis and meets jointly with the Risk Committee to assess Capital One’s enterprise-wide risk management framework. The Risk Committee oversees that the Chief Risk Officer, and other members of management, as applicable, review with the Compensation Committee the risks that Capital One’s incentive compensation programs, such as its senior executive, corporate incentive and other material incentive compensation programs, may pose as more fully described below under “Risk Assessment of Compensation Policies and Practices.”

The Chief Risk Officer, Chief Financial Officer, Chief Internal Auditor, Chief Credit Review Officer and General Counsel each meet with, or provide reports to, Capital One’s Risk Committee at least once per quarter as well as separately with the Risk Committee throughout the year on a periodic basis without other members of management present. The Risk Committee also meets on a periodic basis with the Chief Compliance Officer without other members of management present. The Chief Risk Officer also meets at least annually with the full Board of Directors to review the Company’s enterprise risk profile. In addition, the Audit Committee meets on a periodic basis with the Chief Compliance Officer and meets at least quarterly with the Chief Financial Officer to discuss Capital One’s financial results and financial forecasts. Throughout the year, strategic presentations and line of business updates to the Board of Directors or its committees typically include reports on risk management.

Corporate Audit Services provides independent and objective assurance services and advice and guidance regarding risk management and control practices to provide that risk management, internal controls and governance systems are adequate and functioning on a consistent and reliable basis. The Chief Internal Auditor reports organizationally to the Audit Committee of the Board of Directors, which has the authority to hire and compensate the Chief Internal Auditor and to terminate his or her employment. The Chief Credit Review Officer reports organizationally to the Risk Committee of the Board of Directors, which has the authority to hire and compensate the Chief Credit Review Officer and to terminate his or her employment. The Chief Risk Officer reports directly to both the Risk Committee and the CEO.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee actively oversees all of our compensation policies and practices, including our incentive compensation policies and practices, to monitor that such policies and practices encourage balanced risk-taking, are compatible with effective controls and risk management and align with our business strategy. In 2014, the Company continued to participate in the horizontal review of incentive compensation practices that the Federal Reserve Board began in late 2009 with respect to the incentive compensation practices at 25 large banking organizations. The purpose of the review has been to assess the incentive compensation practices at these organizations and their compliance with the interagency guidance on sound incentive compensation practices issued by the Federal Reserve Board and other bank regulators in June 2010. We believe that the Compensation Committee’s active oversight, together with the Company’s interactions and discussions with its regulators, has further enhanced the Company’s risk management and control processes with respect to incentive compensation at the Company. In January 2012, the Compensation Committee adopted an Incentive Compensation Governance Policy applicable to all Company employees that governs incentive compensation decisions and provides the framework for oversight of the design of incentive compensation programs, which it reviews and re-approves annually. In the context of setting executive compensation, the Compensation Committee assessed each of the named executive officers against one or more performance objectives specifically designed to evaluate the degree to which the executive balanced risks inherent in his or her role and also implemented additional risk-balancing features for certain equity awards, as described in more detail in the “Compensation Discussion and Analysis” beginning on page 31.

The Compensation Committee reviews the Company’s named executive officer and other senior executive compensation programs as well as any other material incentive compensation programs. During the course of these reviews, the Compensation Committee discusses the Company’s most significant risks, including the Company’s status with respect to managing those risks and the relationship of those risks to applicable compensation programs. The review includes discussion and analysis of risk-balancing features embedded in these incentive compensation programs and other actions taken by the Company designed to achieve conformance with regulatory guidance and appropriately balance risk. The Compensation Committee also discusses these programs with the Company’s Chief Risk Officer, Chief Human Resources Officer and the Compensation Committee’s independent compensation consultant, as appropriate. Based on these discussions, the Compensation Committee believes that these compensation programs are consistent with safety and soundness and operate in a manner that appropriately balances risk.

 Director Independence

The Board of Directors has assessed whether each of its non-management members is “independent” under Capital One’s Director Independence Standards. These standards, which have been adopted by the Board of Directors as part of Capital One’s Corporate Governance Guidelines, reflect, among other things, the director independence requirements set forth in the listing standards of the NYSE and other applicable legal and regulatory rules, and describe certain relationships that the Board has determined to be immaterial for purposes of determining director independence. As noted above, Capital One’s Corporate Governance Guidelines, including the Director Independence Standards, are available on the Corporate Governance page of Capital One’s Internet site at www.capitalone.com under “About Us/Investors.” The Board of Directors has determined that each of Mr. Gross, Ms. Hackett, Mr. Hay, Mr. Jenkins, Mr. Raskind, Mr. Shattuck, Mr. Warner and Ms. West is independent under these standards.

 Related Person Transactions

Capital One’s policies and procedures for the review, approval or ratification of related person transactions are set forth in the charter of the Governance and Nominating Committee, Capital One’s Code of Conduct and internal written procedures. The charter of the Governance and Nominating Committee requires the Committee to review on an annual basis any transactions involving Capital One and any of its directors, executive officers or their immediate family members and, as appropriate, to consider potential conflicts of interest or the appearance of potential conflicts of interest, as well as issues relating to director independence. The Governance and Nominating Committee performs this review each year based on the information provided by each director and executive officer on an annual questionnaire and through a review of Capital One’s internal systems for payments or other transactions that could indicate the presence of a related person transaction. In developing its assessment and recommendation regarding related person transactions to the Board of Directors, the Governance and Nominating Committee relies upon criteria set forth in the Code of Conduct to evaluate activities or relationships that may create a conflict of interest, including potential related person transactions. In addition to specific prohibitions, these criteria include the extent to which the proposed relationship would be authorized and permitted (or prohibited) by Capital One policies, as well as the potential perspective of third parties regarding such relationships.

Internal written procedures require that any potential conflict of interest, including related person transactions involving any of Capital One’s directors or executive officers, be reviewed by the General Counsel (in the case of a director) and by either the General Counsel or Chief Human Resources Officer (in the case of an executive officer). If the reviewer believes that such relationship could create a conflict of interest or require disclosure as a related person transaction, a second review is conducted by the disinterested members of the Governance and Nominating Committee (in the case of a director) or by the CEO (in the case of other executive officers).

From time to time in the ordinary course of its business, Capital One issues loans to directors, executive officers and/or nominees for director, or to a director’s, executive officer’s or director nominee’s immediate family member, including persons sharing the household of such director, executive officer or director nominee (other than a tenant or employee). Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and do not involve more than the normal risk of collectability or present other unfavorable features.

Mr. Leroy is the former Executive Chairman and Chief Executive Officer of a company in which Mr. Leroy continues to hold a significant financial interest. Such company, through a majority owned subsidiary, receives payments from other companies that provide and are expected to continue to provide certain services to Capital One, which payments are based on the extent of Capital One’s dealings with such other companies. In 2014, the amount of payments received by such companies that were attributable to Capital One’s business was approximately $1.19 million. These dealings are continuing in 2015, although Capital One does not have information on the amounts to date that are attributable to its business.

Committees of the Board of Directors

In order to assist it in fulfilling its functions, the Board of Directors conducts business through four standing committees: the Audit Committee, the Risk Committee, the Compensation Committee and the Governance and Nominating Committee. Pursuant to Capital One’s Corporate Governance Guidelines and applicable law, the Audit, Compensation, and Governance and Nominating Committees are comprised solely of independent directors, the Audit and Compensation Committees are comprised solely of directors who satisfy the NYSE’s heightened independence requirements for audit and compensation committee members, respectively, and all four standing committees are led by a separate, independent chair. The Chair of each committee determines the frequency, length and agenda of meetings for his or her committee in accordance with such committee’s charter, in consultation with other members of the committee and with appropriate members of management, and establishes an annual calendar of topics for consideration by the committee. The Chair of each committee also seeks comments on key issues from other directors who are not part of the committee and reports committee activities to the full Board of Directors. In January 2015, each of the Audit, Risk, Compensation, and Governance and Nominating Committees and the Board of Directors approved the respective committee’s charter. Copies of the charter of each committee are available free of charge on the Corporate Governance page of Capital One’s Internet site at www.capitalone.com under “About Us/Investors.” Below is a description of each committee.

Audit Committee

Description

The Audit Committee assists the Board of Directors with overseeing Capital One’s accounting, financial reporting and internal controls, including the responsibilities set forth below.

Key Responsibilities

•	Monitor the integrity of Capital One’s financial statements and internal controls;
•	Review both the acceptability and quality of major changes to the Company’s accounting principles and practices as suggested by the independent auditor, Chief Internal Auditor or management, and be responsible for the resolution of any disagreements between management and the independent auditor regarding financial reporting issues;
•	Monitor Capital One’s compliance with legal and regulatory requirements;
•	Review and discuss generally the policies and practices that govern the processes by which key risk exposures are identified, assessed, managed and controlled on an enterprise-wide basis;
•	Review and discuss with management their assessment of the effectiveness of the Company’s disclosure controls and procedures and whether any changes are necessary in light of such assessment;
•	Oversee the establishment of and monitor procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters; and (ii) the confidential, anonymous submission by the employees of the Company of concerns regarding accounting or auditing matters;
•	Recommend to the Board whether to include the audited financial statements in the Company’s Form 10-K;
•	Review and recommend to the Board the Company’s policy that addresses its approach for determining market risk disclosures and the associated internal controls and disclosure controls and procedures, and review market risk disclosures made pursuant to such policy, in accordance with applicable law and regulatory requirements implementing the Basel III capital accord.
•	Review the qualifications, independence and performance of Capital One’s independent auditor;
•	Appoint, compensate, retain and oversee Capital One’s independent auditor; and
•	Assess the performance of Capital One’s Chief Internal Auditor.

The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

Financial Expert

Although other members of the Audit Committee may qualify as “audit committee financial experts” under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE promulgated thereunder, the Board of Directors has designated Mr. Raskind and Mr. Warner as its “audit committee financial experts.”

Service

No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, including that of Capital One.

2014 Meetings

During 2014, the Audit Committee met twelve times.

Risk Committee

Description

The Risk Committee assists the Board of Directors with overseeing Capital One’s risk assessment and management processes, including the responsibilities set forth below.

Key Responsibilities

•	Monitor the processes by which management assesses and manages risk;
•	Monitor Capital One’s enterprise-wide risk management framework, including policies established by management to identify, assess, measure and manage key risks facing Capital One across all of Capital One’s eight risk categories: strategic, compliance, operational, reputation, legal, credit, market, and liquidity risk;
•	Review Capital One’s capital adequacy, including compliance with legal, regulatory and supervisory requirements;
•	Discuss with management the enterprise’s risk appetite and tolerance and, and at least annually, recommend to the Board the statement of risk appetite and tolerance to be communicated throughout the Company;
•	Review and approve annually the credit review plans and policies, and any significant changes to such plans, as appropriate;
•	Review and recommend to the Board the Company’s liquidity risk tolerance at least annually, taking into account the Company’s capital structure, risk profile, complexity, activities and size, and review management reports regarding the Company’s liquidity risk profile and liquidity risk tolerance at least quarterly;
•	Review reports from Capital One’s Chief Risk Officer at least quarterly;
•	Assess the performance of Capital One’s Chief Credit Review Officer; and
•	Oversee management’s specific responsibilities with respect to identification and management of, and planning for, the Company’s market risk, liquidity risk, operational risk and credit risk.

The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law. The Audit Committee is responsible for risk oversight with respect to compliance by Capital One with legal and regulatory requirements. In furtherance of its responsibility for oversight of Capital One’s enterprise-wide risk management framework, the Risk Committee coordinates with the Audit Committee to provide risk oversight with respect to compliance by Capital One with legal and regulatory requirements.

2014 Meetings

During 2014, the Risk Committee met eleven times.

Governance and Nominating Committee

Description

The Governance and Nominating Committee assists the Board of Directors with respect to a variety of corporate governance matters and practices, including the responsibilities set forth below.

Key Responsibilities

•	Advise the Board of Directors on its organization, membership and function;
•	Identify and recommend director nominees and the structure and membership of each Committee of the Board;
•	Advise and recommend action on corporate governance matters applicable to Capital One;
•	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company and periodically review and reassess the adequacy of such corporate governance guidelines and recommend any proposed changes to the Board for approval;
•	Review on an annual basis any transactions involving the Company and any director or executive officer or immediate family member thereof and, as appropriate, consider potential conflicts of interest or the appearance thereof and issues relating to director independence;
•	Advise the Board of Directors on the frequency of the Company’s advisory vote on executive compensation; and
•	Oversee the Board’s and the CEO’s annual evaluation processes and provide that the directors engage in periodic discussions to plan for the CEO’s succession, as described in more detail in Capital One’s Corporate Governance Guidelines.

The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

2014 Meetings

During 2014, the Governance and Nominating Committee met five times.

Compensation Committee

Description

The Compensation Committee assists the Board of Directors with respect to the compensation programs and benefit plans for the directors, the Chief Executive Officer, the other executive officers and other employees; the annual Committee report and Capital One’s Compensation Discussion and Analysis; the election of officers and the hiring or promotion of senior executives; and such other responsibilities and activities as may be required by law or regulation, including the responsibilities set forth below.

Key Responsibilities

•	Recommend to the Board annually officers for election or re-election or the manner in which such officers will be chosen;
•	Evaluate, approve and recommend to the independent directors the Chief Executive Officer’s compensation, including any salary, incentive awards, perquisites and termination arrangements, in light of the Committee’s assessment of his performance and anticipated contributions with respect to the Company’s strategy and objectives;
•	Review, approve and recommend the salary levels, incentive awards, perquisites and termination arrangements for executive officers, other than the Chief Executive Officer, to the independent directors and the hiring or promotion of such executive officers to the Board;
•	Review and approve the Company’s goals and objectives relevant to compensation, oversee the Company’s policies and programs relating to compensation and benefits available to executive officers to ensure that they align with such goals and objectives, and review relevant market data in establishing compensation and benefits programs;

•	Oversee incentive compensation programs for executive officers and others who can expose the Company to material risk to ensure such programs are designed and operated in a manner that achieves balance and is consistent with safety and soundness;
•	Review data and analyses to allow an assessment of whether the design and operation of incentive compensation programs is consistent with the Company’s safety and soundness as provided under applicable regulatory guidance;
•	Administer Capital One’s 2004 Stock Incentive Plan, 2002 Associate Stock Purchase Plan and other employee benefit plans;
•	Review periodically and recommend director compensation to the Board; and
•	Recommend the inclusion of the Compensation Discussion and Analysis in our annual proxy statement or our Annual Report on Form 10-K.

The independent directors of the Board may meet concurrently with the Compensation Committee, as appropriate, to review and approve compensation for the Chief Executive Officer and other executive officers.

The Committee may also delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law and applicable plan documents.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Ms. Hackett and Messrs. Shattuck, Gross, Hay and Jenkins. No interlocking relationship exists between any member of Capital One’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No director who served on the Compensation Committee during 2014 is or was formerly an officer or an employee of Capital One.

Compensation Committee Consultant

The Compensation Committee has the authority to retain and terminate legal counsel and other consultants and to approve such consultants’ fees and other retention terms. The Committee has retained the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm (“F.W. Cook”). F.W. Cook reports to the Chair of the Committee, and its engagement may be terminated by the Committee at any time.

The Committee determines the scope and nature of F.W. Cook’s assignments. In 2014, F.W. Cook:

•	Provided to the Committee independent competitive market data and advice related to the compensation for the Chief Executive Officer, the other executive officers and the directors, including the development of a group of comparator companies for purposes of competitive analysis;
•	Reviewed for the Committee management-provided market data and recommendations on the design of compensation programs for senior executives other than the Chief Executive Officer;
•	Reviewed for the Committee Capital One’s executive compensation levels, performance and the design of incentive programs;
•	Reviewed the compensation program for Capital One’s directors and provided competitive compensation data and director compensation program recommendations to the Committee for review; and
•	Provided information to the Committee on executive and director compensation trends and analyses of the implications of such trends for Capital One.

Consultants from F.W. Cook generally attend Committee meetings and executive sessions upon the Chair of the Committee’s request, including meetings held jointly with the independent directors to review or approve the compensation for the Chief Executive Officer and the other executive officers, to provide an independent perspective regarding such compensation practices.

The services provided by F.W. Cook are limited in scope as described above. F.W. Cook does not provide any services to the Company or its management other than the services provided to the Compensation Committee as described above. The Compensation Committee has considered factors relevant to F.W. Cook’s independence from management under SEC rules and has determined that F.W. Cook is independent from management.

2014 Meetings

During 2014, the Compensation Committee met six times.

 Committee Membership

The table below provides a summary of the Board’s current committee structure, membership and related information. As a management director, Richard D. Fairbank is not a member of any Board committee.

	Chair	Member	Audit Committee Financial Expert
	Audit Committee	Compensation Committee	Risk Committee	Governance and Nominating Committee

Patrick W. Gross

Ann Fritz Hackett

Lewis Hay, III

Benjamin P. Jenkins, III

Pierre E. Leroy

Peter E. Raskind

Mayo A. Shattuck III

Bradford H. Warner

Catherine G. West

 How to Contact the Board of Directors and the Lead Independent Director

Interested parties may make their concerns known to the Board of Directors or independent directors as a group by contacting the Lead Independent Director, Ms. Ann Fritz Hackett, care of the Corporate Secretary, at the address below:

Lead Independent Director

c/o Corporate Secretary’s Office

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Communications may also be sent to individual directors at the same address.

The Corporate Secretary reviews all communications sent to the Board of Directors, committees or individual directors and forwards all substantive communications to the appropriate parties. Communications to the Board of Directors, the independent directors or any individual director that relate to Capital One’s accounting, internal accounting controls or auditing matters are referred to the Chair of the Audit Committee and Capital One’s Chief Internal Auditor. Other communications are referred to the Lead Independent Director, the Chair of the appropriate committee and/or the specified director, as applicable.

 Director Nomination Process

The Governance and Nominating Committee considers and makes recommendations to the Board of Directors concerning nominees to create or fill open positions within the Board. Stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting the names and other relevant information as required by Capital One’s Amended and Restated Bylaws (the “Bylaws”) and further described in Capital One’s Corporate Governance Guidelines, to the Corporate Secretary at the address set forth on the Notice of Annual Stockholder Meeting. Capital One’s Corporate Governance Guidelines also require that a copy of the information provided to the Corporate Secretary relating to the proposed nominee must be delivered to the Chair of the Governance and Nominating Committee.

Director candidates, other than current directors, may be interviewed by the Chair of the Governance and Nominating Committee, other directors, the CEO and/or other members of senior management. The Committee considers the criteria described below, as well as the results of interviews and any background checks the Committee deems appropriate, in making its recommendation to the Board of Directors. The Committee also considers current directors for re-nomination in light of the criteria described below and their past and potential contributions to the Board of Directors.

Consideration of Director Nominees

All director candidates, including incumbent directors and those recommended by stockholders, are evaluated using the same criteria. These criteria are as follows:

•	Candidates will represent diversity of experience and should possess a strong educational background, substantial tenure and breadth of experience in leadership capacities, and business and financial acumen;
•	Candidates may also be selected for their background relevant to Capital One’s business strategy, their understanding of the intricacies of a public company, their international business background and their experience in risk management; and
•	Other relevant criteria may include a reputation for high personal and professional ethics, integrity and honesty, good character and judgment, the ability to be an independent thinker and diversity along a variety of dimensions, including the candidate’s professional and personal experience, background, perspective and viewpoint.

The Governance and Nominating Committee and the Board of Directors believe that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of its nomination recommendations. The Board of Directors considers each nominee in the context of the Board as a whole, with the objective of assembling a Board that can best maintain the success of Capital One’s business. Although the Board of Directors does not have a formal diversity policy, the Governance and Nominating Committee and the Board periodically review the Board’s membership in light of Capital One’s business model and strategic objectives, consider whether the directors possess the requisite skills, experience and perspectives to oversee the Company in achieving those goals, and may seek additional directors from time to time as a result of its considerations.

Capital One’s Corporate Governance Guidelines provide that a director shall not be eligible for election to the Board upon reaching the age of 72. The Board may waive this requirement if it deems that it is in the best interests of the Company and its stockholders to issue a waiver.

In 2014, Capital One contracted with a third-party director search firm to identify, evaluate and verify references for potential director candidates and with a third-party to perform various background verification services for director candidates, including those related to federal and state criminal background checks, employment and education verification and credit reporting.

 Information about our Directors and Executive Officers

Each director who is nominated for election at the Annual Meeting and each of Capital One’s executive officers is listed below with a brief description of his or her business experience.

 Directors

Our Board of Directors, acting through the Governance and Nominating Committee, seeks a board that, as a whole, possesses the mix of experiences, skills, expertise and qualifications appropriate to support the success of the Company and that functions effectively in light of the Company’s current and evolving business circumstances. The Board believes that the collective combination of backgrounds, skills and experiences of its members has produced a Board that is well-equipped to exercise oversight responsibilities for Capital One’s stockholders and other stakeholders. All of our directors have demonstrated business acumen, the ability to exercise sound judgment, a high degree of engagement, and a commitment of service to Capital One, the Board of Directors and the long-term interests of stockholders. The Board also believes that all of our directors have a reputation for integrity, honesty, professionalism, and adherence to high ethical standards. In addition, members of the Board have specific experiences that, in the aggregate, meet an articulated set of director skills established in 2014 by the Governance and Nominating Committee that align with the Company’s long-term strategy and operational objectives, including:

Strategy	Experience setting a long-term corporate vision or direction, developing desirable products and customer segments, assessing geographies in which to operate, and competitive positioning

Digital/Technology	Leadership and understanding of technology, digital platforms and new media, cybersecurity risk, and data analytics

Retail/Commercial Banking	Retail and/or commercial banking industry experience at an executive level

Risk Management/Compliance	Significant understanding with respect to the identification, assessment and oversight of risk management programs and practices

Senior Executive Management	Experience as a chief executive officer or other senior executive at a public company

Public Accounting/Financial Reporting	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements

Financial Services	Leadership experience as an executive or board member in the financial services industry

Compensation/Human Resources	Understanding of the issues involved with executive compensation, human resource management, and talent management and development

Public Company Board Service	Experience serving as a director on a large public company board

All of our Board members have significant experience in strategy development, risk management and the financial services industry through executive leadership positions, consulting engagements, and/or extended service on the Board of Directors and its committees. Eight of our directors have significant understanding of technology platforms and systems and their associated risks, six of our directors have held senior executive responsibilities at large banks, and six of our directors serve or have served as chief executive officers. In addition, all of our directors have public company board experience and broad financial expertise, including experience with financial statements and the financial reporting required of large public companies.

In addition, the Board of Directors is composed of directors with a variety of tenures, ranging from one independent director who has served on the Board from the time Capital One became a public company to two independent directors added in 2013, reflecting a diversity of perspectives that creates an effective balance between directors who have direct experience with Capital One’s operations, history and business cycles and directors who bring fresh perspectives. Accordingly, we believe the Board possesses the appropriate combination of skills and qualifications, independence, knowledge of Capital One and its industry, and business acumen that enables it to operate as an engaged and effective Board.

Richard D. Fairbank, 64

Chair, Chief Executive Officer and President

Mr. Fairbank is founder, Chair, Chief Executive Officer and President of Capital One Financial Corporation. Mr. Fairbank also serves as Chair of Capital One Bank (USA), National Association and Capital One, National Association.

Mr. Fairbank has been Chair of Capital One since February 1995. Mr. Fairbank was appointed and served as the Fifth Federal Reserve District’s representative on the Federal Advisory Council from January 2010 until December 2012. As a member of the Council, he conferred periodically with the Board of Governors of the Federal Reserve System on business conditions and issues related to the banking industry. Mr. Fairbank also served on MasterCard International’s Global Board of Directors from February 2004 until May 2006 and, prior to that, as Chairman of MasterCard’s U.S. Region Board.

Mr. Fairbank’s experience in leading the business as founder and Chief Executive Officer of Capital One, his responsibilities for the strategic direction and management of Capital One’s day-to-day operations and his former roles with the Federal Advisory Council and MasterCard International bring broad industry and specific institutional knowledge and experience to the Board of Directors.

Patrick W. Gross, 70

Director

Mr. Gross is Chairman of The Lovell Group, a private business and technology advisory and investment firm he founded in 2002 to work with private venture-funded technology companies on a range of business, management and financial strategies. Prior to his role with Lovell, he was a founder, and served as a principal executive officer from 1970 to 2002, of American Management Systems, Inc. (“AMS”), an information technology, consulting, software development and systems integration firm. During his time at AMS, Mr. Gross built and supervised the AMS financial services business which provided IT-based applications to major banks in the U.S., Canada and Europe.

He has been a director of Capital One Financial Corporation since February 1995 and is also a director of Capital One Bank (USA), National Association. He served on the Audit and Risk Committee from March 1995 until the Committee’s restructuring in May 2013, the Risk Committee since May 2013, the Compensation Committee since April 2005 and the Governance and Nominating Committee since September 2002. He served as Chair of the Governance and Nominating Committee from September 2002 until April 2007, and as presiding director from September 2003 until April 2007.

Mr. Gross is currently a director of the following publicly-held companies: Career Education Corporation, Liquidity Services, Inc., Rosetta Stone, Inc., and Waste Management, Inc. Mr. Gross also served on the board of Taleo Corporation from 2006 to 2012.

Mr. Gross’s experience in applying information technology, advanced data analytics and risk management analytics within global financial services firms, as well as his roles in founding and leading AMS and with other public company boards, assists the Board of Directors in overseeing, among other matters, Capital One’s entrepreneurial innovations, digital initiatives, cyber security and information systems.

Ann Fritz Hackett, 61

Director

Ms. Hackett has been President of Horizon Consulting Group, LLC since she founded the company in 1996. Horizon Consulting Group provides strategic, organizational and human resources advice to clients worldwide. She has worked with boards of directors, chief executive officers and senior executives to identify strategic opportunities and execute solutions during periods of business and financial challenges and transformation. Prior to Horizon Consulting, Ms. Hackett was Vice President and Partner of a leading national strategy consulting firm where she served on the Management Committee and, among other strategy consulting assignments, led Human Resources and developed her expertise in managing cultural change, creating performance management processes and a performance-based culture, nurturing leadership talent and planning for executive succession.

Ms. Hackett has been a director of Capital One Financial Corporation since October 27, 2004, and is also a director of Capital One, National Association. She served on the Audit and Risk Committee from October 2004 until the Committee’s restructuring in May 2013, the Risk Committee since May 2013, the Governance and Nominating Committee since October 2004 and on the Compensation Committee since April 2005. Ms. Hackett became the Chair of the Governance and Nominating Committee and the Lead Independent Director in April 2007. She is also a director of Fortune Brands Home & Security, Inc. She served on the board of Beam, Inc. (formerly Fortune Brands, Inc.) from December 2007 until April 2014. In 2012, Ms. Hackett joined the Tapestry Networks’ Lead Director Network, a select group of lead directors who collaborate on matters regarding board leadership.

Ms. Hackett has experience in strategy, technology development, leading change initiatives, talent management and succession planning and in creating performance management processes and performance-based compensation. She also has experience in corporate governance and risk matters as a result of her participation with public company boards of directors and related governance committees, non-profit boards and consulting engagements. This combination of skills assists the Board of Directors in its discussions on these and other matters.

Lewis Hay, III, 59

Director

Mr. Hay currently acts as an Operating Advisor for Clayton, Dubilier & Rice, LLC, a private equity investment firm. Mr. Hay served as Executive Chairman of NextEra Energy, Inc. (formerly FPL Group, Inc.), one of the nation’s leading electricity-related services companies and the largest renewable energy generator in North America from July 2012 until he retired in December 2013. At NextEra Energy, he served as Chief Executive Officer from June 2001 to July 2012, Chairman from January 2002 to July 2012 and President from June 2001 to December 2006. He also served as Chief Executive Officer of Florida Power & Light Company from January 2002 to July 2008. He joined NextEra Energy in 1999 as Vice President, Finance and Chief Financial Officer and served as President of NextEra Energy Resources, LLC (formerly FPL Energy, LLC) from March 2000 until December 2001.

Mr. Hay has been a director of Capital One Financial Corporation since October 31, 2003, and is also a director of Capital One, National Association. He has served on the Compensation Committee since April 2004, the Risk Committee since May 2013, and the Governance and Nominating Committee since April 2007. He also served on the Finance and Trust Oversight Committee, of which he has served as Chair, from April 2005 until the Committee was disbanded in May 2013. He is also a director of Harris Corporation and of Anthem, Inc. (formerly WellPoint, Inc.). Mr. Hay serves on the Board of Business Advisors for the Tepper School of Business at Carnegie Mellon University, and on the Advisory Council of Carnegie Mellon University’s Scott Institute for Energy Innovation. He is a former chairman of both the Edison Electric Institute, the association of U.S. shareholder-owned electric companies, and the Institute of Nuclear Power Operations. Mr. Hay also served as Chair of the Electricity Subsector Coordinating Council, an organization that coordinated government and electricity industry cyber security initiatives, as well as on President Obama’s President’s Council on Jobs and Competitiveness.

Mr. Hay has extensive knowledge of complex strategic, operational, management, regulatory, financial and governance issues faced by a large public company. His background in leading finance and accounting, treasury, credit, investor relations, mergers and acquisitions and information systems functions, as well as his understanding of enterprise risk management, executive compensation and public company governance, provides the Board of Directors with valuable insight on these and other matters.

Benjamin P. Jenkins, III, 70

Director

Mr. Jenkins served as Senior Advisor, Managing Director, and Vice Chairman for Retail Banking at Morgan Stanley & Co., a financial services firm, from January 2009 to January 2011. Prior to that, he had a 38-year career with Wachovia Corporation (now Wells Fargo & Company), a financial services company, where he was Vice Chairman and President of the General Banking Group. He is credited with advancing the profitability of the General Bank through improvements in customer service and the reduction of customer attrition to industry-leading levels. He and his team were instrumental in the integration of the First Union/Wachovia and Wachovia/SouthTrust mergers, and Mr. Jenkins led the successful expansion of Wachovia’s banking network. He also previously served on the boards of Visa USA and Visa International.

Mr. Jenkins has been a director of Capital One Financial Corporation since February 2013 and is also a director of Capital One, National Association. He has served on the Audit Committee since May 2013, the Compensation Committee since May 2013, and the Risk Committee since May 2014.

Mr. Jenkins’ experience in corporate banking, banking operations, investment banking, and management of customer relationships brings valuable insight to the Board of Directors in overseeing, among other areas, matters critical to Capital One’s banking business.

Pierre E. Leroy, 66

Director

Mr. Leroy served as Executive Chairman from March 2012 and Chief Executive Officer from July 2012 until June 2013 of Vigilant Solutions (formerly Vigilant Video, Inc.), a leading provider of video analytics software and systems. Mr. Leroy retired in 2005 from Deere & Company as President of both the Worldwide Construction & Forestry Division and the Global Parts Division. Deere & Company is a world leader in providing advanced products and services for agriculture, forestry, construction, lawn and turf care, landscaping and irrigation, and also provides financial services worldwide and manufactures and markets engines used in heavy equipment. During his professional career with Deere, Mr. Leroy served in a number of positions in Finance, including Treasurer, Vice-President and Treasurer, and Senior Vice-President and Chief Financial Officer.

Mr. Leroy has been a director of Capital One Financial Corporation since September 1, 2005, and is also a director of Capital One Bank (USA), National Association. Mr. Leroy has served on the Risk Committee since May 2013.

Mr. Leroy has been a director of United Rentals, Inc. since April 2012. He previously served on the boards of directors of RSC Holdings Inc. and RSC Equipment Rental from 2008 to April 2012 (when RSC was acquired by United Rentals), Beam, Inc. (formerly Fortune Brands, Inc.) from September 2003 to February 2012 and ACCO Brands from August 2005 to April 2009.

Mr. Leroy’s experience in capital markets and asset-liability management, as well as leading and managing large complex international marketing, engineering and manufacturing organizations and serving on other public company boards, provides the Board of Directors with valuable insight on these and other matters.

Peter E. Raskind, 58

Director

Mr. Raskind is the owner of JMB Consulting, LLC, which he established in February 2009 to provide consulting services to financial services firms and investors. In 2011, he served as Interim Chief Executive Officer of the Cleveland Metropolitan School District, and in 2010, he served as Interim Chief Executive Officer of the Cleveland-Cuyahoga County Port Authority. Until its merger with PNC Financial Services Group in December 2008, Mr. Raskind served as Chairman, President and Chief Executive Officer of National City Corporation, one of the largest banks in the United States. Through an extensive banking career, Mr. Raskind has served in a number of leadership roles and held positions of successively greater responsibility in a broad range of consumer and commercial banking disciplines, including cash management services, corporate finance, international banking, corporate trust, retail and small business banking, operations and strategic planning.

Mr. Raskind has been a director of Capital One Financial Corporation since January 31, 2012, and is also a director of Capital One Bank (USA), National Association. He served on the Audit and Risk Committee from January 2013 until the Committee’s restructuring in May 2013, and has served on the Audit Committee since May 2013 and as the Chair of the Risk Committee since May 2013. He qualifies as an “audit committee financial expert” under SEC guidelines and has been designated an “audit committee financial expert” for Capital One since 2014.

Mr. Raskind served as a director of United Community Banks, Inc. from May 2011 to January 2012. Mr. Raskind previously served as a director of Visa USA and Visa International, served on the board of directors of the Consumer Bankers Association, was a member of the Financial Services Roundtable, and served on the executive committee of the National Automated Clearing House Association.

Mr. Raskind is experienced in corporate banking, retail banking, wealth management/trust, mortgage, operations, technology, strategy, product management, asset/liability management, risk management and acquisition integration from his extensive career in banking. He provides the Board with valuable insight on these and other matters.

Mayo A. Shattuck III, 60

Director

Mr. Shattuck is Chairman of the Board of Chicago-based Exelon Corporation, the nation’s largest competitive energy provider and commercial nuclear plant operator. From March 2012 through February 2013, he served as Executive Chairman of the Board of Exelon. Prior to joining Exelon, he was Chairman, President and Chief Executive Officer of Constellation Energy, a leading supplier of electricity to large commercial and industrial customers, a position he held from 2001 to 2012. Mr. Shattuck was previously at Deutsche Bank, where he served as Chairman of the Board of Deutsche Banc Alex. Brown and, during his tenure, served as Global Head of Investment Banking and Global Head of Private Banking.

From 1997 to 1999, Mr. Shattuck served as Vice Chairman of Bankers Trust Corporation, which merged with Deutsche Bank in 1999. From 1991 to 1997, Mr. Shattuck was President and Chief Operating Officer and a director of Alex. Brown & Sons, a major investment bank, which merged with Bankers Trust in 1997.

Mr. Shattuck has been a director of Capital One Financial Corporation since October 31, 2003, and also serves as a director of Capital One, National Association. He has served on the Compensation Committee since April 2004 and became its Chairman in April 2005. He also served as Chairman of the Finance and Trust Oversight Committee from April 2004 to April 2005. Mr. Shattuck has served on the Governance and Nominating Committee since May 2013 and the Risk Committee since May 2014. Mr. Shattuck is also a director of Gap, Inc. and Chairman of its Audit and Finance Committee, Vice Chairman of Johns Hopkins Medicine, and former Chairman of the Institute of Nuclear Power Operators.

Mr. Shattuck’s experience in global corporate finance and lending, corporate strategy, capital markets, risk management and private banking, as well as his experience in leading two large, publicly-held companies and serving on other public company boards, provides the Board of Directors with valuable insight on these and other matters.

Bradford H. Warner, 63

Director

Mr. Warner served in a variety of executive positions at BankBoston, FleetBoston and Bank of America from 1975 until his retirement in 2004. These positions included President of Premier and Small Business Banking, Executive Vice President of Personal Financial Services, and Vice Chairman of Regional Bank.

Throughout his banking career, Mr. Warner served in leadership roles for many of the major business lines and functional disciplines that constitute commercial banking, including leadership of retail and branch banking, consumer lending (credit cards, mortgage and home equity), student lending and small business; various corporate banking functions, including community banking and capital markets businesses, such as underwriting, trading and sales of domestic and international fixed income securities, foreign exchange and derivatives; international banking businesses in Asia, northern Latin America and Mexico; and several investment related businesses, including private banking, asset management and brokerage. He also served on the senior most management policy and governance committees at BankBoston, FleetBoston and Bank of America.

Mr. Warner has been a director of Capital One Financial Corporation since April 24, 2008, and also serves as a director of Capital One Bank (USA), National Association. He was a member of the Audit and Risk and Finance and Trust Oversight Committees from April 2008 until the Committees were restructured in May 2013.

Mr. Warner has been a member of the Risk Committee since May 2013 and has served as Chair of the Audit Committee since May 2013. He qualifies as an “audit committee financial expert” under SEC guidelines and has been designated an “audit committee financial expert” for Capital One since 2012.

Mr. Warner’s experience in a broad range of commercial, consumer, investment and international banking leadership roles, as well as his experience in corporate banking functions, customer relationships, corporate culture change management, enterprise risk management and technology, brings valuable insight to the Board of Directors in overseeing, among other matters, a broad range of matters critical to Capital One’s banking business.

Catherine G. West, 55

Director

Ms. West joined Promontory Financial Group, a financial services consulting firm, in April 2012 as a Managing Director and then served as a Special Advisor from May 2013 to October 2013, where she focused on internal administrative activities. From March 2011 to April 2012, Ms. West was the Associate Director and Chief Operating Officer of the Consumer Financial Protection Bureau (the “CFPB”), a federal agency tasked with regulating U.S. consumer protection with regard to financial services and products, where she led the start-up of the agency’s infrastructure. While at the CFPB, Ms. West also played an integral part in implementing a Consumer Response unit designed to solicit views from consumers regarding their experiences with financial institutions and leverage those views to effect policy change. She was previously the Chief Operating Officer of J.C. Penney from August 2006 to December 2006. From March 2000 to July 2006, Ms. West was an executive officer at Capital One Financial Corporation where she served in roles that included President of the U.S. Card business and Executive Vice President of U.S. Consumer Operations.

Ms. West has been a director of Capital One Financial Corporation since February 2013 and is also a director of Capital One Bank (USA), National Association. She has served on the Audit Committee since May 2013 and the Risk Committee since May 2013.

Ms. West has a multifaceted background in financial services with more than 25 years of experience in financial services operations, regulatory matters, technology platform conversions, process automation and innovation, and strategy. She has experience in leveraged buyouts, initial public offerings, and mergers and acquisitions, and has a keen understanding of both business strategy and the regulatory perspective. Ms. West provides the Board with valuable insight on these and other matters.

 Executive Officers

Robert M. Alexander, 50

Chief Information Officer

Mr. Alexander joined Capital One in April 1998. From April 1998 to May 2007, Mr. Alexander had responsibility at various times for a number of Capital One’s lending businesses, including the U.S. consumer credit card and installment loan businesses. Mr. Alexander became Chief Information Officer in May 2007, and in this role he is responsible for overseeing all technology activities for Capital One.

Jory A. Berson, 44

Chief Human Resources Officer

Mr. Berson joined Capital One in July 1992. From July 1992 to June 2009, Mr. Berson held a variety of roles at Capital One, including President, Financial Services and President, U.S. Card. In June 2009, Mr. Berson became Chief Human Resources Officer, and in this role Mr. Berson is responsible for overseeing Capital One’s Human Resources strategy, recruitment efforts and development programs.

Kevin S. Borgmann, 43

Chief Risk Officer

Mr. Borgmann joined Capital One in August 2001. Since that time he has served in a variety of roles in Capital One’s Corporate Strategy, Partnership Finance, Upmarket Acquisitions, Credit Card, Auto Finance and Risk departments, including serving as Senior Vice President with the Credit Card Division from March 2008 until

September 2010, President of Capital One Auto Finance from September 2010 until October 2012 and Deputy Chief Risk Officer from October 2012 until January 31, 2013. On January 31, 2013, Mr. Borgmann became Chief Risk Officer, and in this role he is responsible for overseeing Capital One’s credit, compliance, operational, market and liquidity, and enterprise risk management functions.

Stephen S. Crawford, 50

Chief Financial Officer

Mr. Crawford joined Capital One in February 2013 as Chief Financial Officer Designate and served as Capital One’s Chief Financial Officer beginning May 24, 2013. Prior to joining Capital One, Mr. Crawford co-founded Centerview Partners, an investment banking and advisory firm, in 2006. Prior to that, Mr. Crawford served in various leadership roles at Morgan Stanley & Co., a financial services firm, including as the Co-President of the firm during 2005, Executive Vice President and Chief Administrative Officer from 2004 to 2005, Executive Vice President and Chief Financial Officer from 2001 to 2004, and Executive Vice President and Chief Strategic Officer from 2000 to 2001.

John G. Finneran, Jr., 65

General Counsel and Corporate Secretary

Mr. Finneran joined Capital One in September 1994. Since that time, he has served as General Counsel and Corporate Secretary and is responsible for managing Capital One’s legal, governmental affairs, corporate governance, regulatory relations and corporate affairs departments. He also manages Capital One’s internal audit department for administrative purposes.

Frank G. LaPrade, III, 48

Chief Enterprise Services Officer

Chief of Staff to the CEO

Mr. LaPrade joined Capital One in January 1996. Since that time he has served in various positions, including as Capital One’s Deputy General Counsel responsible for managing the company’s litigation, employment, intellectual property and transactional practice areas. In 2004, Mr. LaPrade became Chief of Staff to the Chief Executive Officer. In 2010, Mr. LaPrade added responsibilities as Chief Enterprise Services Officer. In that capacity, Mr. LaPrade manages Information Technology, Brand Marketing, Corporate Development, Corporate Real Estate, Digital Banking and Procurement for the company.

Ryan M. Schneider, 45

President, Card

Mr. Schneider joined Capital One in December 2001. From December 2001 to December 2007, Mr. Schneider held a variety of positions within Capital One including Executive Vice President, Auto Finance and Executive Vice President, US Card. Mr. Schneider became President, Card in December 2007, and in this role he is responsible for all of Capital One’s consumer and small business credit card lines of business, including those in the United States, the United Kingdom and Canada. Mr. Schneider also serves as a director of Capital One Bank (USA), National Association.

Michael C. Slocum, 58

President, Commercial Banking

Mr. Slocum joined Capital One in August 2007. From August 2007 to September 2011, Mr. Slocum was Executive Vice President of Capital One’s Banking Business, leading the company’s Commercial Banking business including asset-based lending, leasing and private banking. Mr. Slocum became President, Commercial Banking in September 2011 and in this role he is responsible for leading multiple broad lines of business, including Commercial Real Estate, Middle Market Banking, Commercial & Specialty Finance and Treasury Services. Before joining Capital One, Mr. Slocum served in various leadership roles at Wachovia Bank (now Wells Fargo & Company), a provider of consumer and commercial financial services, including as the Regional Chief Executive Officer for Northeastern US.

Jonathan W. Witter, 45

President, Retail and Direct Banking

Mr. Witter joined Capital One in December 2010 as an Executive Vice President in Retail Banking. From September 2011 until February 2012, Mr. Witter served as President, Retail and Small Business Banking. In February 2012, he became President, Retail and Direct Banking and in this role, he provides strategic direction and leadership for the Retail and Direct Banking organization and is responsible for more than 14,000 associates, nearly 1,000 branch and office locations, and 2,200 ATMs in California, Connecticut, Delaware, Louisiana, Maryland, Minnesota, New Jersey, New York, Texas, Virginia, Washington and Washington, D.C. In February 2012, Mr. Witter also became a director of ING Bank, fsb. Prior to joining Capital One, Mr. Witter held various positions, including executive vice president and head of general Bank Distribution at Wachovia, managing director and president of Morgan Stanley Private Bank NA, a global financial services firm, and Chief Operating Officer of Morgan Stanley’s Retail Banking Group.

Sanjiv Yajnik, 58

President, Financial Services

Mr. Yajnik joined Capital One in July 1998. From July 1998 to June 2009, Mr. Yajnik held a number of positions within Capital One’s European credit card business, Canadian credit card business and small business services organization. Mr. Yajnik became President, Financial Services in June 2009, and in this role he is responsible for overseeing Capital One’s auto finance and home loans businesses. Mr. Yajnik also serves as a director of Capital One, National Association. Prior to joining Capital One, Mr. Yajnik held a broad range of positions, including General Manager at Circuit City Stores (USA), Market Manager at PepsiCo (Canada), and Chief Engineer at Mobil Oil (International).

SECTION III – SECURITY OWNERSHIP

 Security Ownership of Certain Beneficial Owners

Based on Schedule 13D and 13G filings submitted to the SEC, Capital One is aware of the following beneficial owners of more than 5% of Capital One’s outstanding common stock. All percentage calculations are based on the number of shares of common stock issued and outstanding on December 31, 2014, which was 553,391,311.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Dodge & Cox (1) 555 California Street, 40th floor San Francisco, CA 94104	46,449,361	8.39%

BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	34,667,040	6.26%

Capital World Investors (3) 333 South Hope Street Los Angeles, CA 90071	31,440,000	5.68%

The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	28,857,629	5.21%

FMR LLC (5) 245 Summer Street Boston, MA 02210	28,417,689	5.14%

(1)	On a Schedule 13G (Amendment No. 11) filed on February 13, 2015, Dodge & Cox reported beneficial ownership of 46,449,361 shares of Capital One’s common stock as of December 31, 2014 with sole voting power with respect to 43,782,464 shares and sole dispositive power over all shares beneficially owned.

(2)	On a Schedule 13G (Amendment No. 2) filed on January 12, 2015, BlackRock, Inc. reported beneficial ownership of 34,667,040 shares of Capital One’s common stock as of December 31, 2014 with sole voting power with respect to 29,744,521 shares and sole dispositive power over all shares beneficially owned.

(3)	On a Schedule 13G filed on February 13, 2015, Capital World Investors reported beneficial ownership of 31,440,000 shares of Capital One’s common stock as of December 31, 2014 with sole voting power and sole dispositive power over all shares beneficially owned.

(4)	On a Schedule 13G filed on February 9, 2015, The Vanguard Group reported beneficial ownership of 28,857,629 shares of Capital One’s common stock as of December 31, 2014 with sole voting power with respect to 966,424 shares and sole dispositive power over 27,945,110 shares.

(5)	On a Schedule 13G (Amendment No. 2) filed on February 13, 2015, FMR LLC reported beneficial ownership of 28,417,689 shares of Capital One’s common stock as of December 31, 2014 with sole voting power with respect to 3,595,430 shares and sole dispositive power over all shares beneficially owned.

 Security Ownership of Directors and Named Executive Officers

The following table lists the beneficial ownership of Capital One’s common stock as of January 31, 2015, by our directors, the named executive officers in this proxy statement and all directors and executive officers as a group. All percentage calculations are based on the number of shares of common stock issued and outstanding on January 31, 2015, which was 551,590,891.

Except as otherwise indicated below, each director or executive officer had sole voting and investment power for the applicable shares of common stock shown in the table.

	Amount and Nature of Beneficial Ownership
Name	Common and Restricted Stock (1)	Stock that May Be Acquired Within 60 days (2)	Total Beneficial Ownership	Percent of Class	Stock Settled RSUs (3)	Total (4)
Richard D. Fairbank	1,946,154	5,569,422	7,515,576	1.35%	47,728	7,563,304
Stephen S. Crawford	158,056	15,681	173,737	*	51,477	225,214
Ryan M. Schneider	160,487	208,324	368,811	*	40,355	409,166
John G. Finneran, Jr.	146,236	492,113	638,349	*	32,811	671,160
Sanjiv Yajnik	108,143	141,891	250,034	*	30,767	280,801
Patrick W. Gross	7,539	85,217	92,756	*	0	92,756
Ann Fritz Hackett	20,656	67,173	87,829	*	0	87,829
Lewis Hay, III	2,728	92,418	95,146	*	0	95,146
Benjamin P. Jenkins, III	2,192	6,004	8,196	*	0	8,196
Pierre E. Leroy	4,900	63,944	68,844	*	0	68,844
Peter E. Raskind	2,000	20,013	22,013	*	0	22,013
Mayo A. Shattuck	1,589	89,094	90,683	*	0	90,683
Bradford H. Warner	14,640	70,510	85,150	*	0	85,150
Catherine G. West	0	6,004	6,004	*	0	6,004
All directors and executive officers as a group (20 persons)	2,843,026	7,794,668	10,637,694	1.90%	367,255	11,004,949

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes shares of unvested restricted stock that have voting rights but are not transferable until the end of the period of restriction.

(2)	This amount includes shares underlying stock options that are exercisable within 60 days after January 31, 2015, and restricted stock units for which delivery of the shares of common stock underlying the stock units is deferred until the director’s service with the Board of Directors, or for Mr. Fairbank, his employment with the Company, ends.

(3)	Restricted stock units held by our officers and which are settled in equivalent number of shares of our common stock.

(4)	The amount includes the aggregate total of the “Total Beneficial Ownership” column and the “Stock Settled RSUs” column.

Some of the shares shown in the preceding table are either subject to restrictions or not held directly by the director or executive officer. Below is a table showing the number of shares subject to restrictions or not held directly by the director or executive officer.

Name	Restricted Stock Units For Which Delivery of Stock is Deferred	Stock Held by, or Tenant in Common With, Family Member, Trust or Partnership
Richard D. Fairbank	241,680	0
Stephen S. Crawford	0	0
Ryan M. Schneider	0	0
John G. Finneran, Jr.	0	64,904
Sanjiv Yajnik	0	0
Patrick W. Gross	35,757	0
Ann Fritz Hackett	35,757	5,006
Lewis Hay, III	35,757	1,806
Benjamin P. Jenkins, III	6,004	0
Pierre E. Leroy	34,757	0
Peter E. Raskind	9,588	0
Mayo A. Shattuck III	35,757	0
Bradford H. Warner	28,981	140
Catherine G. West	6,004	0

 Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Capital One’s executive officers and directors, and persons that beneficially own more than 10% of Capital One’s common stock, file certain reports of beneficial ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to Capital One. As a matter of practice, members of our staff assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf. Based solely on our review of the copies of such forms in our possession and written representations furnished to us, we believe that in 2014 each of the reporting persons complied with these filing requirements except the Company discovered that a timely report filed in 2008 for Robert M. Alexander, the Company’s Chief Information Officer, underreported one of his equity award holdings as a result of an administrative error by the Company, which was subsequently corrected on a Form 5 filed in 2015.

SECTION IV – DIRECTOR COMPENSATION

 Director Compensation Objectives

The Board of Directors approves the compensation for non-management directors, based on recommendations made by the Compensation Committee. The Board of Directors has designed the director compensation program to achieve four primary objectives:

•	Attract and retain talented directors with the skills and capabilities to perpetuate Capital One’s success;
•	Fairly compensate directors for the work required in a company of Capital One’s size and scope;
•	Recognize the individual roles and responsibilities of the directors; and
•	Align directors’ interests with the long-term interests of Capital One stockholders.

Management directors do not receive compensation for their service on the Board of Directors. In 2014, Mr. Fairbank was Capital One’s only management director.

 Director Compensation Procedures

The Compensation Committee reviews the compensation program for Capital One’s non-management directors on an annual basis. F.W. Cook provides competitive compensation data and program recommendations to the Compensation Committee for review. Please see the discussion under “Compensation Committee – Compensation Committee Consultant” in the “Corporate Governance at Capital One” section on page 14 for further information on the role and responsibilities of F.W. Cook. The competitive compensation data includes the compensation (cash, equity and other benefits) of non-management directors within Capital One’s peer comparator group. Please see the discussion under “Market Data” in the “Compensation Discussion and Analysis” section on page 46 for further information on the selection of the peer comparator group. The Compensation Committee considers this information, as well as F.W. Cook’s recommendations, and finalizes a proposed compensation structure. The proposed structure is then reviewed and approved by the full Board of Directors, typically in April or May of each year.

Based on their review of competitive market data and guidance from F.W. Cook in the second quarter of 2014, the Compensation Committee determined that the director compensation program described below meets the objectives listed above.

 Director Compensation Structure

On May 1, 2014, the Board of Directors approved a compensation program for Capital One’s non-management directors for the period from May 1, 2014 until Capital One’s 2015 Annual Meeting that is similar to the program for the preceding year. The compensation program consists of an annual cash retainer of $90,000 as well as cash retainers for committee service detailed in the notes to the table below. Each non-management director serving on May 1, 2014 also received an annual award of restricted stock units of Capital One common stock (“RSUs”) on such date, valued at $170,003. Lastly, the Lead Independent Director received a cash retainer of $25,000. Ms. Hackett was the Lead Independent Director in 2014.

 Other Benefits

Under the Capital One Financial Corporation Non-Employee Directors Deferred Compensation Plan, non-management directors may voluntarily defer all or a portion of their cash compensation and receive deferred income benefits. Participants in the plan have the opportunity to direct their individual deferrals among seventeen different investments available through the plan. Directors that elected a deferral will begin to receive their deferred income benefits in cash when they cease serving as directors, upon certain other distribution events specified in the plan, or at such earlier time as is authorized by the Compensation Committee. Upon a change of control, Capital One will pay to each director within thirty days of the change of control a lump sum cash payment equal to such director’s account balance as of the date of the change of control. In 2014, Messrs. Jenkins and Hay elected to defer their cash compensation under this plan. A list of the different investments available can be found under “Capital One’s Voluntary Non-Qualified Deferred Compensation Programs” on page 63.

Capital One offered non-management directors the opportunity to direct a contribution of up to $10,000 annually from Capital One to a charitable organization of their choice. Each non-management director serving on May 1, 2014 elected to make such a charitable contribution in 2014.

Directors also receive reimbursements for certain board-related expenses including, among other things, external educational seminars and travel-related costs incurred to attend Board meetings. Such reimbursements are not included as compensation for the directors in the table below.

 Stock Ownership Requirements

Capital One requires non-management directors to retain all shares underlying RSUs granted to them by Capital One until their service with the Board of Directors ends, pursuant to the terms of their respective grant agreements. The Board of Directors may grant an exception for any case where this requirement would impose a financial hardship on a director. No directors have been granted an exception to this requirement for any outstanding awards of RSUs.

 Compensation of Directors

Directors of Capital One received the following compensation in 2014:

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Option Awards (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total

Richard D. Fairbank (1)	—	—	—	—	—	—

Patrick W. Gross	$150,000	$170,003	—	—	$10,000	$330,003

Ann Fritz Hackett	$190,000	$170,003	—	—	$10,000	$370,003

Lewis Hay, III	$150,000	$170,003	—	—	$10,000	$330,003

Benjamin P. Jenkins, III	$135,000	$170,003	—	—	$10,000	$315,003

Pierre E. Leroy	$120,000	$170,003	—	—	$10,000	$300,003

Peter E. Raskind	$150,000	$170,003	—	—	$10,000	$330,003

Mayo A. Shattuck III	$150,000	$170,003	—	—	$10,000	$330,003

Bradford H. Warner	$150,000	$170,003	—	—	$10,000	$330,003

Catherine G. West	$135,000	$170,003	—	—	$10,000	$315,003

(1)	In 2014, Mr. Fairbank was Capital One’s only management director.

(2)	Figures above represent cash payments during 2014, which include half of the payments under the compensation program for the period from May 1, 2014, until Capital One’s 2015 Annual Meeting and half of the payments under the compensation program for the period from May 2, 2013, until Capital One’s 2014 Annual Meeting.

Compensation for committee service includes retainers for service as chairperson or as a member of a committee as described under the heading “Committee Membership” in the “Corporate Governance at Capital One” section of this proxy statement. Under the most recently approved compensation program, retainers are as follows:

¡	Lead Independent Director Retainer: $25,000
¡	Chair of the Risk Committee: $45,000
¡	Chair of the Audit Committee, Compensation Committee or Governance and Nominating Committee: $30,000
¡	Member of the Risk Committee (other than the chair): $30,000
¡	Member of the Audit Committee, Compensation Committee or Governance and Nominating Committee (other than the chair): $15,000

(3)	Each non-management director serving on May 1, 2014, received a grant of 2,281 RSUs with a grant date fair value of $170,003 valued at $74.53 per share. All RSUs were granted under the terms of the 2004 Stock Incentive Plan and were valued at the fair market value of a share of Capital One common stock on the date of grant. RSUs vest one year from the date of grant. Delivery of the underlying shares is deferred until the director’s service with the Board of Directors ends. The following table shows the number of RSUs outstanding for each director as of December 31, 2014:

Director Name	Number of Outstanding Restricted Stock Units
Patrick W. Gross	35,757
Ann Fritz Hackett	35,757
Lewis Hay, III	35,757
Benjamin P. Jenkins, III	6,004
Pierre E. Leroy	34,757
Peter E. Raskind	9,588
Mayo A. Shattuck III	35,757
Bradford H. Warner	28,981
Catherine G. West	6,004

(4)	Prior to 2013, directors were offered the opportunity to elect to forego their cash retainers in exchange for a grant of non-qualified stock options under the 2004 Stock Incentive Plan. In 2013, the Compensation Committee determined not to include stock options as part of the director compensation program.

The following table sets forth the total number of stock options outstanding for each director as of December 31, 2014. The options expire ten years from the date of grant. Upon termination from Board service (other than by removal for cause), a director will have the remainder of the full option term to exercise the vested stock options.

Director Name	Number of Outstanding Stock Options
Patrick W. Gross	49,460
Ann Fritz Hackett	31,416
Lewis Hay, III	56,661
Benjamin P. Jenkins, III	0
Pierre E. Leroy	29,187
Peter E. Raskind	10,425
Mayo A. Shattuck III	53,337
Bradford H. Warner	41,529
Catherine G. West	0

(5)	Each non-management director serving on May 1, 2014, elected to direct a contribution from Capital One of $10,000 to a charitable organization of his or her choice.

SECTION V – COMPENSATION DISCUSSION AND ANALYSIS

 Introduction

Capital One’s executive compensation program is designed to attract, retain and motivate leaders who have the ability to foster strong business results and promote the long-term success of the Company. The Compensation Committee of the Board of Directors (the “Committee”) is responsible for, among other matters, developing, approving, monitoring and managing the compensation of all of our executive officers, including the named executive officers defined below. Final decisions regarding the compensation of our executive officers, including our Chief Executive Officer, are made by our independent directors. This Compensation Discussion and Analysis will review the compensation of the CEO, Richard D. Fairbank, and the following executive officers for 2014:

•	Stephen S. Crawford, Chief Financial Officer
•	Ryan M. Schneider, President, Card
•	John G. Finneran, Jr., General Counsel and Corporate Secretary
•	Sanjiv Yajnik, President, Financial Services

As used throughout this proxy statement, the “NEOs” means the four executive officers listed above, and the “named executive officers” means the CEO and the NEOs, collectively.

 2014 Company Performance

In 2014, Capital One delivered strong financial performance and distributed significant capital to our shareholders. We returned to growth in our Credit Card business and continued to prudently grow our Auto and Commercial Banking businesses. We improved the quality of our franchise and laid a solid foundation to position Capital One as a digital leader. We continued to generate capital on a strong trajectory, maintaining our common stock dividend in 2014 and positioning ourselves to complete our announced $2.5 billion share repurchase program by the end of the first quarter 2015. Key financial results for 2014 included:

•	$4.4 billion in net income, or $7.59 per common share (fully diluted), with return on tangible common equity ranking fourth among our peer comparator group;
•	Pre-provision earnings of $10.1 billion;
•	Common equity Tier 1 capital ratio as calculated under the Basel III Standardized Approach of 12.46% as of December 31, 2014;
•	Strong credit risk performance, with a net charge-off rate of 1.72% for 2014;
•	Credit Card net income of $2.5 billion; Domestic Card loan growth of 6.1% from the end of 2013;
•	Solid financial and operating results in the Auto business, with new loan originations of $20.9 billion; and
•	Solid loan growth of 13.1% in our Commercial Banking business from the end of 2013.

The Committee believes that the actions taken by the named executive officers throughout 2014 contributed greatly to the Company’s results and have positioned the Company well to deliver strong, sustainable financial performance over the long-term.

 Important Aspects of Our Executive Compensation Programs

The Committee believes that our named executive officer compensation programs balance risk and financial results, reward named executive officers for their achievements, promote our overall compensation objectives and encourage appropriate, but not excessive, risk-taking. The following are some of the highlights of our compensation program:

•	Capital One’s executive compensation programs consist primarily of a variety of long-term, equity-based compensation vehicles. See “Compensation Components” on page 34 for more details on the specific components of the CEO and NEO compensation programs.
•	Since 1997, the CEO’s compensation program has consisted entirely of equity awards and other incentive awards with payouts deferred for three years in lieu of any salary, retirement plan contributions or other traditional forms of compensation.

•	We do not pay cash bonuses to the NEOs. Instead, we grant equity-based awards following the end of the year based on Company and individual performance during the year.
•	Beginning in January 2015, vesting for all equity awards granted to named executive officers will not automatically accelerate upon a change of control but instead will require a so-called “double trigger” for accelerated vesting. The vesting of such awards will accelerate only in the event of a qualifying termination of the named executive officer within the two years following a change of control. See “Potential Payments Upon Termination or Change of Control – Change of Control” on page 67 for more information.
•	We have eliminated excise tax gross-up provisions from our executive officer change of control agreements. All executive officer change of control agreements containing an excise tax gross-up that previously were entered into have expired as of the date of this proxy statement and have been replaced with new agreements that do not provide for an excise tax gross-up. See “Change of Control Agreements” on page 48 for more information.
•	We have designed our incentive compensation programs such that they continue to appropriately balance risk and do not jeopardize the safety and soundness of Capital One. See “Risk Assessment of Compensation Policies and Practices” in the “Corporate Governance at Capital One” section on page 9 for more information.

The awards granted to our named executive officers include the following provisions that are designed to further enhance alignment between pay and performance and balance risks:

Performance- Based Vesting Provisions	Since January 2012, we have included performance-based vesting provisions as part of each stock option, restricted stock and stock-settled RSU award to the named executive officers and each cash-settled RSU award to the CEO. These provisions will reduce the total value delivered to the executive at vesting if the Company does not meet certain performance thresholds during the three-year vesting period. The total value can be reduced to zero if the performance metric is not met for all three years in the performance period.
Performance Share Reduction	Each performance share award to the named executive officers since January 2012 provides that the total value delivered at vesting will be reduced if for any year in the three-year performance period the Company does not achieve positive Adjusted ROA. The total value can be reduced to zero if the metric is not met for all three years in the performance period. These terms are in addition to the performance metric relative to a comparator group.
Clawback Provisions	Each incentive award to the named executive officers since January 2013 is subject to clawback provisions that allow the Committee to seek recovery of all unvested portions of the awards in the event there has been misconduct resulting in a violation of law or Company policy and the named executive officer committed the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks.
Financial Restatement Clawback	Since January 2011, each performance share award to the named executive officers has included clawback provisions that allow the Company to recover shares under the award following a financial restatement.

See “Additional Performance Conditions and Recovery Provisions” on page 44 for more details.

Capital One does not distinguish the terms and conditions of compensation and awards between the NEOs and all other executive officers. All of the terms and features described above, including the clawback and performance-based vesting provisions, apply to awards granted to all executive officers and not just the named executive officers.

 Our Compensation Objectives

Capital One’s executive compensation program has four primary objectives.

Strongly link rewards with both business and individual performance while appropriately balancing risk

Capital One emphasizes pay-for-performance at all organizational levels. Typically, as an executive’s level of responsibility increases, so does the proportion of the executive’s pay that is subject to performance criteria. Therefore, the named executive officers have the highest relative portion of their pay directly linked to Company and individual performance, as compared to other associates. Awards made in January 2015 for the 2014 performance year were based on Company and individual performance, as well as on the demonstration of specific leadership competencies assessed through a comprehensive performance management process that included an individual assessment against one or more performance objectives specifically designed to evaluate the degree to which the executive balanced risks inherent in his or her role. The Chief Human Resources Officer and the Chief Risk Officer reviewed these assessments, with the Chief Auditor also reviewing the risk assessment for the Chief Risk Officer, and the Committee considered the assessments in making its determinations regarding individual performance and compensation levels.

Ensure that total compensation rewards performance over multiple time horizons

Our compensation programs are structured to encourage our executives to deliver strong results over the short-term while making decisions that create sustained value for our stockholders over the long-term. For 2014, approximately 78% of the CEO’s total compensation is equity-based and at-risk to the performance of the Company’s stock price, and 100% of his compensation is deferred for a three-year period. For the NEOs in 2014, approximately 80% of total target compensation was provided through equity-based vehicles which were all at-risk to the performance of the Company’s stock price and subject to vesting over multiple time horizons. The use of deferred, equity-based compensation vehicles with multi-year vesting terms advances our goal of aligning the ultimate value realized by the named executive officers with the performance of the Company’s stock over time because the value of these compensation vehicles increases and decreases based on the performance of the Company’s stock price.

Attract, retain and motivate top executive talent

To attract, retain and motivate exceptional leaders, we believe that compensation opportunities at Capital One must be competitive with the marketplace for talent. The Committee and the independent directors strive to preserve a competitive pay mix and total target compensation values in the executive compensation program, as well as provide competitive total rewards based on our selected peer group.

Align our executives’ interests with those of our stockholders

The Committee and the independent directors remain committed to designing incentive compensation programs that reward individual and corporate performance and that are aligned with the creation of stockholder value over the long-term. Because the majority of named executive officer compensation is delivered through deferred, equity-based vehicles that vest over multiple time horizons, the named executive officers have a significant stake in the success of the Company. In addition, we established specific stock ownership policies that the named executive officers must meet on an annual basis and stock retention provisions applicable to certain equity awards.

 Consideration of 2014 Say on Pay Vote and Stockholder Engagement

The Committee and the Board of Directors value the input of our stockholders and strive to foster a constructive dialogue with stockholders on matters of executive compensation and corporate governance. At our 2014 Annual Meeting of Stockholders, our stockholders supported our executive compensation program by approving our non-binding advisory vote on executive compensation (“2014 Say on Pay”) with a higher percentage of votes cast than at any prior meeting. Though the Committee recognized the 2014 Say on Pay vote reflected strong support for the Company’s executive compensation programs, the Committee remains committed to stockholder engagement. In 2014, we continued to strengthen our outreach to stockholders to ensure that we maintain strong lines of communication with our stockholders and that the perspectives of our stockholders are shared with the Committee and the Board of Directors. To that end, since the 2014 Annual Meeting of Stockholders, we continued direct engagement and discussions with stockholders representing approximately 50% of our outstanding shares. The Committee continues to actively oversee our stockholder engagement with respect to executive compensation matters and has considered stockholder feedback in approving year-end incentive awards for 2014 and structuring and approving the 2015 compensation programs for the named executive officers.

 Compensation Components

CEO Compensation

In 2014, as in past years, the Committee granted equity awards to the CEO at the beginning of the year that are designed to provide an incentive to focus on longer term performance. The Committee also established the opportunity for the CEO to receive an additional year-end incentive award based on the Committee’s evaluation of the Company’s performance and the CEO’s contributions over the year. All of the CEO’s awards are subject to a three-year deferred vesting or payout.

The table below summarizes the elements of compensation that the Committee approved for the 2014 performance year for the CEO.

Compensation Element	Timing of Award Determination	Basis for Award	Approximate % of CEO Total Target Compensation	Vesting Schedule
Base Salary	Not applicable	Not applicable	0%	Not applicable

Stock Options	January 2014	Incentive for Future Company Performance	10%	3-year cliff vesting; expires in 10 years

Performance Shares	January 2014	Incentive for Future Company Performance	50%	Vest at the end of the 3-year performance period; the number of shares vesting depends on achievement of performance factors

Stock-Settled RSUs	January 2014	Incentive for Future Company Performance	10%	3-year cliff vesting; settles in Company stock

Year-End Incentive Opportunity	January 2015	Reward for 2014 Company Performance	30%	Delivered as combination of cash-settled RSUs and deferred cash bonus; payout after 3 years

NEO Compensation

The NEOs traditionally receive a mix of cash and equity-based compensation. As noted above, we do not pay cash bonuses to the NEOs for annual performance. Instead, following the end of the year the Committee may grant a variety of equity-based awards based on the Committee’s evaluation of Company and individual performance during the past year. All of these equity-based awards are subject to deferred vesting over a three-year period.

The table below summarizes the elements of compensation that the Committee approved for the 2014 performance year for the NEOs.

Compensation Element	Timing of Award Determination	Basis for Award	Approximate % of NEO Total Target Compensation	Vesting Schedule
Base Salary - Cash	January 2014	Overall experience, skills, performance, and knowledge	20%	Paid in cash throughout the performance year
Base Salary - RSUs	January 2014	Portion of base salary Delivered in RSUs	15%	Awarded as RSUs which settle in cash on February 15 following the performance year
Cash Bonus	Not applicable	Not applicable	0%	Not applicable
Cash-Settled RSUs	January 2015	Reward for 2014 Company Performance	15%	3-year ratable vesting
Stock Options	January 2015	Reward for 2014 Individual Performance and Incentive for Long-Term Performance	50%	3-year ratable vesting; expires in 10 years
Performance Shares				Vest at the end of the 3-year performance period; the number of shares vesting depends on achivement of performance factors
Stock-Settled RSUs				3-year ratable vesting

Performance and Recovery Provisions

The table below summarizes the performance and recovery provisions applicable to the elements of compensation that the Committee approved for the 2014 performance year for the named executive officers. See “Additional Performance Conditions and Recovery Provisions” on page 44 for more details.

Compensation Element	Performance and Recovery Provisions
Cash-Settled RSUs	• Clawback provisions
Stock Options	• Performance-based vesting provisions • Clawback provisions
Performance Shares	• Performance share reduction • Clawback provisions • Financial restatement clawbacks
Stock-Settled RSUs	• Performance-based vesting provisions • Clawback provisions
CEO Year-End Incentive Opportunity	• Performance-based vesting provisions (RSUs) • Clawback provisions

 Chief Executive Officer Compensation

Goals and Principles

The Committee’s top priority is to align the interests of the CEO with the interests of our stockholders by directly linking his awards with the Company’s performance and his contributions to that performance over appropriate time horizons. The Committee believes that the CEO’s compensation should be at-risk based on his and the Company’s performance. Each year the Committee approves the form, timing and amount of CEO compensation and makes recommendations to the independent directors for final approval. The Committee takes into account the CEO’s historical performance and how to most effectively align the CEO’s interests with the interests of our stockholders over the appropriate time horizons, support safety and soundness and appropriately balance risk. The Committee and the independent directors have the flexibility to adjust compensation decisions from year to year to take into account the Company’s performance and evolving market practices.

2014 CEO Compensation Decisions

In January 2014, the Committee and the independent directors reviewed the compensation structure utilized since 2009 for Mr. Fairbank and determined that for 2014 the compensation program would continue to consist of equity awards granted at the beginning of the year plus an opportunity for an additional year-end incentive award based on the Company’s actual performance for 2014. In this manner, the CEO’s compensation continues to be completely at-risk based on the Company’s and Mr. Fairbank’s performance. The Committee and independent directors determined that the compensation program structured in this manner remained appropriate for Mr. Fairbank in 2014 given that the compensation program aligns Mr. Fairbank’s compensation with the Company’s performance over the appropriate time horizons and supports the Company’s executive compensation goals and principles. The Committee and the independent directors determined, however, to change the mix of the vehicles for the 2014 CEO compensation program, reducing the proportion of total target compensation represented by stock options, increasing the year-end incentive opportunity to 30% of the CEO’s total target compensation program and introducing a stock-settled RSU award. In addition, the Committee and the independent directors determined to reduce the maximum value of Mr. Fairbank’s year-end incentive opportunity to one and a half times the target value from two times the target value for prior year-end incentive opportunities. The Committee and the independent directors made these decisions after taking into account the perspectives of stockholders, proxy advisory firms, the Federal Reserve and other federal banking regulators. After considering various factors as described below, without giving particular weight to any specific factor, the Committee and the independent directors determined that a total target compensation amount of $17.5 million was appropriate for Mr. Fairbank’s 2014 compensation program.

When determining the structure and total target compensation amount for Mr. Fairbank’s 2014 compensation program, as well as the value for each component of the award, the Committee considered Mr. Fairbank’s and the Company’s performance during 2013 relative to the financial, operating, safety and soundness and strategic performance factors described below under “Year-End Incentive Opportunity.” In addition, the Committee and the independent directors considered the Company’s performance in 2013 relative to the peer comparator companies’ performance in 2013, the structure and amount of compensation awarded to the chief executive officers of the peer comparator companies and the structure and amount of Mr. Fairbank’s compensation awards in prior years. The Committee and the independent directors also considered the Company’s risk profile and the time horizon over which the deferred, equity-based vehicles will vest, as well as the fact that the ultimate value of Mr. Fairbank’s deferred, equity-based awards will depend on the Company and Mr. Fairbank’s performance over time.

Performance Share Award

In January 2014, based on the above determination by the Committee and the independent directors, Mr. Fairbank was granted an award of performance shares under which he may receive from 0% to 150% of a target number of 123,309 shares of the Company’s common stock based on the Company’s performance over the three-year period from January 1, 2014 through December 31, 2016. The Company’s performance will be assessed on the basis of Adjusted ROA relative to a comparator group consisting of companies in the KBW Bank Index, excluding custody banks (the “KBW Index”). The Committee believes that the KBW Index is an appropriate index against which to assess the Company’s performance because its members are principally lending businesses similar to the Company. Moreover, under the performance share reduction feature of this award, the number of shares issued at settlement will be reduced if the Company’s Adjusted ROA for one or more fiscal years completed during the performance period is not positive, no matter how well it compares to the peer group. If the Company’s Adjusted ROA is not positive for all three fiscal years in the performance period,

Mr. Fairbank will forfeit the entire award of performance shares. Thus, although the award had a grant date value of $8,750,007, the number of shares that Mr. Fairbank ultimately receives, if any, will be solely dependent on the Company’s performance over the performance period. The performance share award also is subject to certain clawback provisions. See “Performance Share Reduction” and “Financial Restatement Clawbacks” on page 45 for more information.

After the end of the three-year performance period, the Committee will certify the Company’s performance and issue the corresponding number of shares of the Company’s common stock, if any, in accordance with the table below.

		Relative Metric: Adjusted ROA
		≥ 75th Percentile	50th Percentile	< 20th Percentile
Number of years with positive Adjusted ROA:	Three	150%	100%	0%
	Two	125%	83%	0%
	One	100%	67%	0%
	None	0%	0%	0%

The table above shows potential payouts based on specific Company performance results. Payouts will range between the values shown above for performance that falls between the performance results shown in the table.

Stock Option Award

In January 2014, Mr. Fairbank also received a grant of 108,944 non-statutory stock options at an exercise price of $70.96 per share (which was the fair market value of the Company’s common stock on the date of grant). The benefits to Mr. Fairbank of the stock options are deferred, as the options cannot be exercised until February 15, 2017 and will expire ten years after the date of grant. The option grant had a fixed grant date value of $1,750,000; however, the ultimate value Mr. Fairbank realizes, if any, is solely dependent on the long-term appreciation in the Company’s stock price. Mr. Fairbank can only realize value from the stock options if and to the extent the Company’s stock price increases after the date of grant and the market value of the stock exceeds the exercise price at some point after the three-year vesting period when the options are exercised. The stock option award is also subject to performance-based vesting conditions and clawback provisions, each as described in more detail under “Additional Performance Conditions and Recovery Provisions” beginning on page 44.

Stock-Settled RSU Award

In January 2014, Mr. Fairbank also received a grant of 24,662 stock-settled RSUs. The stock-settled RSU grant had a fixed grant date value of $1,750,016. The stock-settled RSU award vests in full on February 15, 2017 and is subject to performance-based vesting conditions and clawback provisions, each as described in more detail under “Additional Performance Conditions and Recovery Provisions” beginning on page 44.

Year-End Incentive Opportunity

A portion of Mr. Fairbank’s 2014 compensation award consisted of an opportunity for a year-end incentive award based on the Company’s actual performance in 2014. The award had a target value of $5,250,000, but the ultimate value of the award was determined based on the Committee’s evaluation of the Company’s performance during 2014 and Mr. Fairbank’s contributions to that performance relative to the financial, operating, safety and soundness and strategic factors shown below (which were evaluated on a qualitative basis without any specific pre-established targets).

Financial Performance	Operating Performance	Safety and Soundness	Strategic Performance
• Operating earnings	• Revenue generation	• Capital adequacy	• CEO leadership and performance
• Earnings per share	• Expense management	• Risk management and	of executive team
• Return on tangible capital	• Operating effectiveness	compliance	• Capital management
	• Customer satisfaction	• Credit loss management	• Progress toward achievement
		• Underwriting quality	of long-term strategy
		• Balance sheet management	• Execution against corporate
imperatives
• Recruitment and development of world class talent
• Disciplined investment in infrastructure
• Corporate reputation and community engagement
• Preservation of corporate culture and values

In January 2015, the Committee considered the Company’s performance on both a quantitative and qualitative basis, including the results described under “2014 Company Performance” on page 31. In particular, the Committee considered:

•	Capital One’s strong financial results in 2014, particularly the solid growth in earnings per share and the Company’s return on tangible common equity relative to the peer comparator group;

•	Management’s success in delivering $10.1 billion in pre-provision earnings, tightly managing costs while investing in growth and positioning the Company for future earnings growth potential;

•	The return to growth in Domestic Card and continued prudent growth in the Auto and Commercial Banking businesses, all while maintaining focus on resiliency and managing credit losses across the Company;

•	The Company’s return of substantial capital to stockholders in 2014, maintaining the common stock dividend from the end of 2013 and significantly increasing share repurchases coming out of the 2014 Comprehensive Capital Analysis and Review (CCAR) cycle;

•	Ending 2014 with a Common Equity Tier 1 Capital ratio of 12.46%, even with increased capital distribution and growth in Card and other loan portfolios;

•	The Company’s total shareholder return (“TSR”) of 9.5% in 2014, outperforming the KBW Bank Index;

•	The Company’s continued progress enhancing its compliance and risk management programs across the enterprise, reflecting investments in talent and infrastructure;

•	The significant progress on positioning Capital One as a digital leader, including recruiting great digital talent, building foundational infrastructure, simplifying our core systems and applications, introducing new products and features, enhancing design and data capabilities, and re-inventing processes, operations and governance designed to ensure the Company has the agility to get to market quickly and securely; and

•	The CEO’s leadership in building Capital One’s powerful national brand, with a strategic focus on products and services designed to build an enduring customer franchise.

The Committee considered these factors in light of the challenges still facing management to position Capital One to deliver superior and sustainable returns, including the Company’s ongoing work to meet rising regulatory expectations across the financial services industry. The Committee also considered the Company’s one-year TSR of 9.5% and noted that it ranked at the median for the peer comparator group in 2014. The Committee also considered the Company’s three- and five-year TSR of 102.0% and 124.9%, respectively.

The Committee also took into account peer comparator group CEO compensation levels, the different tenures of each of the peer companies’ CEOs as compared to Mr. Fairbank’s tenure as the CEO of Capital One, and the varying degrees of success those CEOs have had in leading their respective companies.

After considering all of the above factors together, in January 2015 the Committee and the independent directors approved awards for Mr. Fairbank totaling $7,350,006. The Committee and the independent directors determined to award that amount using two vehicles: (i) an award of 39,221 restricted stock units (“RSUs”), which had a total grant date value of $2,940,006, and (ii) a deferred cash bonus in the amount of $4,410,000. The award of RSUs will vest in full on February 15, 2018, will settle in cash based on the Company’s average stock price over the fifteen trading days preceding the vesting date, and is subject to performance-based vesting provisions. The cash bonus is mandatorily deferred for three years into the Company’s Voluntary Non-Qualified Deferred Compensation Plan and will pay out in the first calendar quarter of 2018. Both the award of RSUs and the deferred cash bonus are subject to clawback provisions. The performance-based vesting provisions applicable to the RSUs and the clawback provisions applicable to both awards are described in more detail under “Additional Performance Conditions and Recovery Provisions” beginning on page 44.

CEO Compensation by Performance Year

Below is a table showing Mr. Fairbank’s compensation awards as they are attributable to the performance years indicated.

Performance Year	Cash Salary	Deferred Cash Bonus	Cash-Settled RSUs	Stock-Settled Awards	Option Awards	Total
2014	$0	$4,410,000	$2,940,006	$10,500,022	$1,750,000	$19,600,028
2013	$0	$2,843,750	$2,843,793	$8,750,044	$4,375,012	$18,812,599
2012	$0	$2,187,500	$2,187,525	$8,750,008	$4,375,009	$17,500,042

The table above is presented to show how the Committee views compensation actions and to which year the compensation awards relate. This table differs substantially from the Summary Compensation Table on page 53 required for purposes of this proxy statement and is therefore not a substitute for the information required in that table. There are two principal differences between the Summary Compensation Table and the table above:

•	The table above reports equity-based awards as compensation for the performance year for which they were awarded, even if the award was granted in one year based on performance for the prior year. As a result, the cash-settled RSU award granted to the CEO in January 2015 for the 2014 performance year, for example, is shown in the table above as 2014 compensation. The Summary Compensation Table reports equity-based awards only in the year in which they were granted.
•	The Summary Compensation Table reports the change in pension value and non-qualified deferred compensation earnings and all other compensation. These amounts are not a result of current year compensation determinations and are not shown above.

Additional Pay Elements

As part of the CEO compensation program, the Committee and the independent directors also approved certain other programs intended to support Mr. Fairbank’s productivity and well-being. These include:

•	Executive term life insurance with a benefit level of $5 million;
•	The ability to participate in a comprehensive voluntary annual health screening;
•	Office supplies and other maintenance for Mr. Fairbank’s home office;
•	The use of a driver who also provides for Mr. Fairbank’s personal security; and
•	The monitoring and maintenance of an electronic home security system.

Additional details on these programs can be found in the “Named Executive Officer Compensation” section beginning on page 52.

2015 CEO Compensation Decisions

In January 2015, the Committee and the independent directors reviewed the compensation structure utilized in 2014 for Mr. Fairbank and determined that the structure for the 2015 CEO compensation program would be the same, consisting of equity awards granted at the beginning of the year plus an opportunity for an additional year-end incentive award based on the Company’s actual performance for 2015. In this manner, the CEO’s compensation will continue to be completely at-risk based on the Company’s and Mr. Fairbank’s performance. The Committee and the independent directors continue to believe that the compensation program aligns Mr. Fairbank’s compensation with the Company’s performance over the appropriate time horizons and supports the Company’s executive compensation goals and principles. The Committee and the independent directors determined that for Mr. Fairbank’s 2015 compensation program a total target compensation amount of $17.5 million, the same total target compensation for 2014, was appropriate.

Based on this framework, in January 2015 the Committee and the independent directors granted to Mr. Fairbank a performance share award under which he may receive from 0% to 150% of a target number of 116,729 shares of the Company’s common stock based on the Company’s performance over the three-year period from January 1, 2015, through December 31, 2017. Mr. Fairbank also received a grant of 115,812 non-statutory stock options at an exercise price of $74.96 per share (which was the fair market value of the Company’s common stock on the grant date) and a grant of 23,346 stock-settled RSUs. The Committee also determined that Mr. Fairbank will have an opportunity to receive an award in late 2015 or early 2016. Any such award will consist of deferred cash, an equity-based award or both and will pay out or vest after a three-year deferral period. The Committee and the independent directors will have absolute discretion to determine whether to make the award, the form of the award and the value of the award relative to the target amount of $5,250,000, and will base these determinations on the Committee’s evaluation of the Company’s performance in 2015 relative to the same financial, operating, safety and soundness and strategic factors described earlier under “2014 CEO Compensation Decisions – Year-End Incentive Opportunity.” The maximum value of the award, if granted, will not exceed one and a half times the target value. The Company expects that any such award will be subject to performance-based vesting and clawback provisions similar to provisions applicable to the 2014 year-end incentive opportunity.

The terms of the performance share, stock option and stock-settled RSU awards granted to Mr. Fairbank in January 2015 are substantially similar to the terms described earlier under “2014 CEO Compensation Decisions,” including the application of performance-based vesting and clawback provisions. See “Additional Performance Conditions and Recovery Provisions” on page 44 for more details.

 NEO Compensation

Goals and Principles

As with the CEO, the Committee seeks to align the interests of the NEOs with the interests of our stockholders by directly linking compensation to performance over the appropriate time horizons while supporting safety and soundness and appropriately balancing risk. The Committee annually reviews and approves the compensation structure for all of our executive officers, including those who are ultimately reported as NEOs, and makes recommendations to the independent directors for final approval. The Committee takes into account each NEO’s historical performance, individual roles and responsibilities and contributions expected from each NEO in the future as well as the recommendations of the CEO, including his assessment of each NEO’s performance. In determining 2014 NEO compensation, the Committee also considered the specific factors discussed below. Final decisions regarding NEO compensation are made by the independent directors.

2014 NEO Compensation Decisions

The 2014 NEO compensation program approved by the Committee and the independent directors was designed to be consistent with the Company’s pay-for-performance philosophy and is generally consistent with the 2013 compensation program. Base salary remains a smaller portion of total target compensation than equity based vehicles, and cash bonuses are not included in the 2014 NEO compensation program. The Committee believes that this pay mix serves to balance stockholder interests while effectively rewarding and motivating key talent.

Based on the above framework, the Committee and the independent directors then determined the 2014 total target compensation for each NEO by considering the following factors:

•	Each NEO’s performance relative to the Company’s strategic objectives;
•	Capital One’s historical performance;
•	The role and qualifications of each NEO (for example, the NEO’s scope of responsibility, experience and tenure and the demonstration of competencies consistent with the Company’s values and the ability to deliver strong, sustainable business results);
•	Appropriate internal pay differentials and the desire to foster teamwork and collaboration;
•	Historical pay levels;
•	Available role-specific market compensation data from peer comparator companies;
•	Available information on the structure of compensation packages for senior executives at peer comparator companies;
•	Market trends in executive compensation (for example, current rates of pay and the prevalence and types of incentive vehicles); and
•	The overall structure of the compensation program.

Base Salaries

For the 2014 performance year, the Committee chose to defer a significant portion of each NEO’s base salary until the end of the year. Rather than award each NEO a base salary entirely in cash, the 2014 base salary for NEOs was delivered in a mix of cash (approximately 20% of total target compensation) and RSUs that settled in cash on February 15, 2015 (approximately 15% of total target compensation). In this way, the 2014 compensation program further deferred cash compensation for each NEO and placed it at risk to the performance of the Company’s stock price for the entire performance year.

In January 2014, the Committee and the independent directors approved 2014 base salaries for the NEOs, including the portion of base salary delivered as RSUs, ranging from $1,588,056 to $2,655,071. Individual details for each NEO are provided in the table below showing compensation by performance year.

Year-End Incentive Awards

In addition to base salary, in January 2015 the Committee determined to award each NEO various equity-based incentive awards as a reward for Company and individual performance in 2014.

Cash-Settled RSU Awards

In January 2015, the Committee and the independent directors approved awards of cash-settled RSUs for the NEOs ranging from $942,247 to $1,575,060, representing a payout at 140% of the target award values established by the Committee in January 2014. Individual details for each NEO are provided in the table below showing compensation by performance year. The Committee and the independent directors determined that these awards were appropriate in light of the Company’s performance as described under “Year-End Incentive Opportunity” on page 38 in connection with the determinations by the Committee and the independent directors relating to the CEO’s year-end incentive awards.

Equity Incentive Awards

In January 2015, the Committee and the independent directors awarded various equity incentive awards to the NEOs for the 2014 performance year. At Capital One, equity incentive awards are linked to performance in two ways:

•	The size of the award is based on each NEO’s individual performance assessment for the year just completed; and
•	The ultimate value of the award is dependent on Capital One’s performance over time.

Equity incentive awards are designed to emphasize elements that are of particular importance to Capital One given the Company’s unique goals and continually evolving business strategies and objectives. In determining the actual amounts to be awarded to each NEO, the Committee considered each NEO’s contribution to the Company’s performance for 2014 as well as the individual performance of each NEO. The Committee also received input from the CEO on his assessment of each NEO’s individual performance and his recommendations for compensation of the NEOs. The CEO also assessed each NEO’s performance against one or more specific objectives designed to evaluate the degree to which the NEO balanced risks inherent in the NEO’s role. These assessments included the use of both quantitative and qualitative risk measures and were reviewed by the Chief Human Resources Officer and the Chief Risk Officer before being presented to the Committee and the independent directors for their consideration.

The equity incentive awards consisted of stock-settled RSUs, performance share awards and stock options. The terms of the performance share awards are substantially similar to the terms of the performance share awards granted to our CEO, as described earlier under “2015 CEO Compensation Decisions.” The NEO stock options and stock-settled RSUs vest ratably in one-third increments starting on the first anniversary of the grant date and are subject to performance-based vesting and clawback provisions as discussed below under “Additional Performance Conditions and Recovery Provisions” on page 44. The stock options have an exercise price of $74.96 per share, which was the fair market value of the Company’s common stock on the date of grant.

Mr. Crawford, the Company’s Chief Financial Officer, was awarded 60,664 non-statutory stock options, 27,515 stock-settled RSUs and a target amount of 16,509 performance shares with a total grant date value for all three awards of $4,216,715. The Committee and the independent directors determined to grant these awards based upon Mr. Crawford’s leadership in managing the Company’s balance sheet in 2014, particularly the Company’s capital generation and distribution. The Committee and the independent directors also considered Mr. Crawford’s continued leadership in driving well-managed processes within the Company’s finance operations and across the enterprise and his positioning of Capital One for Basel-related and other regulatory initiatives, as well as his contributions providing strategic market advice and enhancing transparency and communication to investors.

Mr. Schneider, President, Card, was awarded 46,374 non-statutory stock options, 21,034 stock-settled RSUs and a target amount of 12,620 performance shares with a total grant date value for all three awards of $3,223,447. The Committee and the independent directors determined to grant these awards based upon the strong performance of the Credit Card business in 2014, particularly the year-over-year growth driving increased net income for Domestic Card with strong return on assets while maintaining focus on resiliency, as well as his leadership positioning the Domestic Card business for future strong performance and managing the partnership business. The Committee and the independent directors also considered Mr. Schneider’s leadership implementing the Company’s digital agenda while continuing to enhance the compliance and risk management programs within the business.

Mr. Finneran, General Counsel and Corporate Secretary, was awarded 31,660 non-statutory stock options, 15,956 stock-settled RSUs and a target amount of 9,574 performance shares with a total grant date value for all three awards of $2,392,134. The Committee and the independent directors determined to grant these awards based upon Mr. Finneran’s management of the Company’s engagement with a broad range of regulators and other stakeholders in an environment of heightened regulatory scrutiny and examination. In addition, the Committee and the independent directors considered his leadership enhancing the Corporation’s governance framework in 2014, his success in managing the Company’s litigation portfolio and his implementation of well-managed processes across his organization.

Mr. Yajnik, the Company’s President, Financial Services, was awarded 29,688 non-statutory stock options, 14,962 stock-settled RSUs and a target amount of 8,977 performance shares with a total grant date value for all three awards of $2,243,074. The Committee and the independent directors determined to grant these awards based upon the strong performance of the Auto business in 2014, including growth in originations, as well as his leadership managing credit risk in Auto and Home Loans. The Committee and the independent directors also considered Mr. Yajnik’s success implementing a comprehensive process improvement program and enhanced technological solutions across both businesses.

NEO Compensation by Performance Year

The table below shows actual NEO compensation as it is attributable to the performance year indicated.

Name	Performance Year	Cash Salary	Cash Bonus	Cash-Settled RSUs (1)	Stock-Settled Awards (2)	Option Awards	Total
Stephen S. Crawford	2014	$1,530,000	$0	$2,700,130	$3,300,039	$916,676	$8,446,845
	2013	$1,326,923	$0	$2,550,531	$2,720,606	$755,714	$7,353,774

	2014	$1,119,000	$0	$1,975,275	$2,522,704	$700,744	$6,317,723
Ryan M. Schneider	2013	$1,097,000	$0	$2,057,566	$2,193,657	$609,345	$5,957,568
	2012	$1,065,000	$0	$1,677,443	$1,704,018	$473,342	$4,919,803

	2014	$977,000	$0	$1,723,258	$1,913,729	$478,405	$5,092,392
John G. Finneran, Jr.	2013	$957,000	$0	$1,795,055	$1,913,649	$478,413	$5,144,117
	2012	$929,000	$0	$1,463,232	$1,858,053	$464,511	$4,714,796

Sanjiv Yajnik	2014	$915,000	$0	$1,615,303	$1,794,467	$448,606	$4,773,376

(1)	For 2014, includes cash-settled restricted stock units (restricted stock unit portion of base salary granted in January 2014 and restricted stock units granted in January 2015).

(2)	For 2014, includes stock-settled restricted stock units and performance share award granted in January 2015.

This table is presented to show how the Committee views compensation actions and to which year the compensation awards relate, but it differs substantially from the Summary Compensation Table on page 53 required for purposes of this proxy statement and is therefore not a substitute for the information required in that table. There are two principal differences between the Summary Compensation Table and the above table:

•	The table above reports equity-based awards as compensation for the performance year for which they were awarded, even if the award was granted in one year based on performance for the prior year. As a result, the cash-settled RSU, stock option, stock-settled RSU and performance share awards granted in January 2015 for the 2014 performance year, for example, are shown in the above table as 2014 compensation. The Summary Compensation Table reports equity-based awards only in the year in which they were granted.
•	The Summary Compensation Table reports the change in pension value and non-qualified deferred compensation earnings and all other compensation. These amounts are not a result of current year compensation determinations and are not shown above.

Additional Pay Elements

The Committee provides certain other programs intended to support the NEOs’ productivity, well-being and security. These programs provide some level of personal benefit and are not generally available to all associates. For 2014, these included the following:

•	The ability to participate in a comprehensive voluntary annual health screening;
•	Executive term life insurance with a benefit level of approximately $5 million;
•	An automobile lease; and
•	The monitoring and maintenance of an electronic home security system.

The Committee has determined that the nature and value of these programs are comparable to those offered to similarly situated executives at our peers. Additional details on these programs can be found in the “Named Executive Officer Compensation” section beginning on page 52.

2015 NEO Compensation Decisions

For 2015, the Committee and the independent directors approved an NEO compensation program that is substantially similar to the 2015 program. The plan consists of multiple compensation vehicles that directly link the NEOs’ compensation with the Company’s performance over multiple time horizons, align the NEOs’ interests with the interests of the Company’s stockholders, support safety and soundness and encourage appropriate risk-taking.

 Additional Performance Conditions and Recovery Provisions

The awards granted to our named executive officers include the following provisions that are designed to further enhance alignment between pay and performance and balance the risks that our incentive compensation programs might otherwise encourage:

•	Performance-based vesting provisions;
•	Performance share reduction;
•	Clawback provisions; and
•	Financial restatement clawbacks.

These terms and conditions apply to incentive awards granted to every executive officer and not just to the named executive officers.

Performance-Based Vesting Provisions

The ultimate value that our named executive officers receive from equity-based incentive awards is tied to our stock price performance over the vesting period. The Committee nevertheless determined that these awards should be subject to additional performance conditions so that the value received by the executives is also conditioned upon the Company continuing to meet certain operating performance thresholds. The vesting of awards subject to performance-based vesting provisions is conditioned upon the Company meeting specific performance thresholds for each and every fiscal year ending in the three-year vesting period. Any forfeitures will be cumulative over the three-year vesting period. In this manner, regardless of our executives’ past performance and of our stock price performance, the awards subject to performance-based vesting remain at risk of complete forfeiture over the three-year vesting period.

Since January 2012, performance-based vesting provisions have applied to the following awards:

•	All named executive officer stock option awards;
•	All named executive officer restricted stock and stock-settled RSUs; and
•	All CEO cash-settled RSUs.

In setting the threshold operating performance conditions, the Company took into account discussions with federal bank regulators. These performance conditions do not present any upside potential for the named executive officers’ compensation but instead create an additional at-risk element to the compensation that has been awarded to them. Imposing these additional performance conditions is designed to further reflect our approach of balancing risk and performance over the long-term.

For awards granted in January 2014 and 2015, vesting is conditioned on the Company achieving positive Core Earnings. If Core Earnings are not positive for any fiscal year in the vesting period, the named executive officer will automatically forfeit 50% of one-years’ worth of vesting (i.e., one-sixth of the total award). In addition, the Committee will determine the extent to which any named executive officer was accountable for the outcome and, based on such determination, the Committee will decide whether any or all of the remaining 50% of one-years’ worth of vesting will also be forfeited. The Committee may also decide to delay the vesting of the applicable portion of the award not so forfeited. For the NEOs, these determinations will be made each year prior to the scheduled vesting date, based on the Core Earnings for the fiscal year ended prior to such vesting date. For the CEO, these determinations will be made prior to the scheduled vesting date at the end of the three-year vesting period, taking into account Core Earnings for each fiscal year within the period.

Core Earnings focuses on whether profits are being generated by our basic business, as opposed to other factors that may not reflect business fundamentals. The terms of the applicable award agreements define “Core Earnings” to mean the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of (i) impairment or amortization of intangible assets, (ii) the build or release of the allowance for loan and lease losses, calculated as the difference between the provision for loan and lease losses and charge-offs, net of recoveries, and (iii) the change in the combined uncollectible finance charge and fee reserve. The Committee believes that Core Earnings is an appropriate performance metric to employ for these performance-based vesting provisions because the metric captures major operational costs and risks to the Company’s business, including charge-offs, operating expenses, market and competitive risks and costs to maintain adequate levels of capital and liquidity. Because the metric is based on net income available to common stockholders, it also includes the impact of discontinued operations.

Performance Share Reduction

As described above, the performance share awards granted to the named executive officers since January 2012 employ Adjusted ROA as the performance metric, with the Company’s performance assessed on the basis of Adjusted ROA relative to a comparator group consisting of companies in the KBW Index. Each of these performance share awards is subject to reduction in the event that the Company’s Adjusted ROA for any fiscal year in the three-year performance period is not positive. These reductions will occur regardless of how well the Company’s Adjusted ROA compares to its peers in the KBW Index. If the Company does not achieve positive Adjusted ROA for one year in the performance period, the total number of shares issued on the vesting date will be reduced by one-sixth. If the Company does not achieve positive Adjusted ROA for two years in the performance period, the total number of shares issued on the vesting date will be reduced by one-third. If the Company does not achieve positive Adjusted ROA for any of the three years in the performance period, the named executive officers will forfeit the entire award. In this manner, even if we outperform compared to the comparator group, the performance share awards are at risk of complete forfeiture if we do not achieve a threshold level of performance on an absolute basis.

“Adjusted ROA” means the ratio, expressed as a percentage, of (a) the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of impairment or amortization of intangible assets to (b) the Company’s average tangible assets for the period. This metric is intended to reflect our earnings capacity by focusing on a component of our net income relative to our tangible assets. For the January 2014 awards, the credit portion of other than temporary impairment of the securities portfolio is also excluded, on a tax-adjusted basis, from the Company’s net income available to common stockholders for purposes of determining Adjusted ROA.

Clawback Provisions

Capital One has included clawback provisions in certain equity awards since 2011. Beginning with awards granted in January 2013, every incentive award granted to our executive officers, including our named executive officers, includes a clawback provision designed to provide the Committee the opportunity to recover compensation previously awarded in the event the clawback is triggered. Under these clawback provisions, the Committee will determine the amount of compensation to recover in the event that the Committee determines (i) there has been misconduct resulting in either a violation of law or of Company policy that in either case causes significant financial or reputational harm to the Company and (ii) either the executive committed the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks. The portions of all applicable incentive awards that are unvested at the time the Committee makes a determination to exercise the clawback provisions will be subject to recovery and at risk of complete forfeiture.

In the event the Committee exercises the clawback provisions in the future, the Company intends to disclose the aggregate amount that the Committee has determined to recover, so long as the underlying event has already been publicly disclosed in the Company’s filings with the SEC. This disclosure would appear in the proxy following any such determination by the Committee and would provide the aggregate amount of recovery for each event if there is more than one applicable event.

Financial Restatement Clawbacks

All performance share awards to our executive officers beginning in January 2011 include a clawback that is triggered in the event of a financial restatement by the Company within three years of the vesting of the award if the executive would have been entitled to fewer shares on the vesting date as a result of the restatement. This restatement clawback is designed to recoup the shares awarded to the executive or, in the event the executive has sold or otherwise transferred the shares, the net proceeds from that sale or transfer.

 Criteria and Process for Compensation Decisions

The Committee considers a number of factors in making compensation decisions with respect to the named executive officers. The Committee relies on a range of objective data including Company performance data, peer comparator group performance data, historical pay information, data on specific market practices and trends and other relevant points of information to inform its business judgment.

Use of Outside Consultants for CEO Compensation

The Committee engages F.W. Cook to assist in the design of the CEO compensation program. F.W. Cook assists the Committee in a number of ways, including proposing and evaluating a peer comparator group, gathering relevant compensation data from the peer comparator companies, discussing relevant market trends and context and developing recommendations on possible plan designs. Please see the discussion under “Compensation Committee – Compensation Committee Consultant” in the “Corporate Governance at Capital One” section beginning on page 14 for additional information about F.W. Cook.

Use of Outside Consultants for NEO Compensation

The Chief Human Resources Officer and other members of the Company’s Human Resources department assist the CEO in developing compensation recommendations to the Committee for the NEOs. The Human Resources department typically uses multiple surveys as sources of market compensation data. F.W. Cook also provides additional market reference points that the Committee and the independent directors use when evaluating NEO compensation. Other outside consultants provide information to the Human Resources department regarding market practices and trends and research reports and provide subject matter expertise on specific concepts and technical issues related to executive compensation. However, these outside consultants do not recommend either the form or amount of compensation that is to be paid to the NEOs. The Human Resources department is responsible for analyzing the information obtained from the outside consultants and presenting it to the CEO. The CEO then considers all of the information provided by the Human Resources department and the Chief Human Resources Officer and makes his compensation recommendations for the NEOs to the Committee and the independent directors.

Management does not have a contractual arrangement with any compensation consultant to determine or recommend compensation programs for the NEOs. A consultant from F.W. Cook is present at Committee meetings during which CEO and NEO compensation is discussed and provides market data as well as an outsider’s perspective regarding CEO and NEO compensation practices. F.W. Cook has no other engagement with, and performs no other services for, Capital One besides the services described above.

Market Data

The Committee reviews pertinent data from a group of peer comparator companies within the financial services industry. These organizations are intended to represent the marketplace of companies with whom Capital One competes for business and for executive talent.

F.W. Cook plays a lead role in evaluating the peer comparator group on an annual basis. Each year, a consultant from F.W. Cook presents a comprehensive report to the Committee that highlights size, scope and performance information from the peer comparator companies across a variety of metrics. The Committee specifically considers the Company’s percentile rank versus peer comparator companies across the following financial metrics:

•	Revenue;
•	Assets;
•	Market value;
•	Net income available to common stockholders;
•	U.S. deposits;
•	Loans held for investment;
•	Diluted earnings per share growth;
•	Return on tangible common equity;

•	Adjusted ROA;
•	Tier 1 common capital ratio;
•	Charge-off rate;
•	Ratio of stock price to tangible book value;
•	Ratio of stock price to earnings; and
•	Total stockholder return.

After reviewing this information, the Committee recommends a final peer comparator group to the independent directors for approval. The peer comparator group is adjusted each year, as appropriate, so that the size, scope, performance and business focus of the peer comparator companies reflect Capital One’s competitive environment. After the peer comparator group was significantly adjusted in 2009 due to considerable consolidation within the peer comparator group caused by the turmoil in the financial sector, the same peer group has been used for competitive analysis when the Committee approved the 2010 through 2014 compensation programs and target award values.

American Express	Fifth Third Bancorp	Regions Financial

Bank of America Corporation	J.P. Morgan Chase	SunTrust Banks

BB&T Corporation	KeyCorp	U.S. Bancorp

Citigroup	PNC Financial Services	Wells Fargo & Company

Typically, compensation data from the peer comparator group is used to inform the Committee’s determination of the total compensation target values for the named executive officers. As of December 31, 2014, Capital One was positioned at or near the median of the peer comparator group in terms of total assets, revenues, net income, market value and ratio of price to tangible book value.

For purposes of designing the 2015 compensation programs, however, the Committee determined to adjust the peer comparator group by removing KeyCorp and including Discover Financial Services. The Committee believes that the revised peer comparator group better reflects the competitive environment for the Company, particularly the performance and business focus of the companies in the peer comparator group and the competition for talent, and made this determination after considering, among other things, stockholder feedback as described earlier under “Consideration of 2014 Say on Pay Vote.”

Tally Sheets

In addition to considering market data from our peer comparator group (when available), the Committee also considers information contained on total compensation tally sheets for the CEO and each NEO. The tally sheets summarize multiple components of current and historical compensation, as well as the potential value of post-termination arrangements. The tally sheets are just one point of information used by the Committee in the process of determining CEO and NEO compensation. They help the Committee understand the historical context that is relevant to current compensation decisions, such as the CEO and each NEO’s accumulated equity value. The tally sheets also help the Committee assess the potential downstream consequences of its decisions, such as the potential value to be received by the CEO and each NEO upon separation due to a change of control, retirement or other termination scenarios.

 Other Compensation Arrangements

Pension and Non-Qualified Deferred Compensation Plans

Capital One does not currently have any active pension plans for the CEO or the NEOs. We offer a voluntary, non-qualified deferred compensation plan that restores participating NEOs to the level of savings they would have achieved if they had not been impacted by IRS limits governing our qualified 401(k) plan. It also allows the NEOs to defer additional pre-tax compensation in order to save for retirement.

Capital One annually reviews programs and practices at our peer comparator companies and across the financial services industry. We also review changes in the legal and regulatory environment pertaining to retirement programs. Each of our named executive officers participated in Capital One’s Voluntary Non-Qualified Deferred Compensation Plan (the “Plan”) in 2014. Details of the Plan can be found under “Capital One’s Voluntary Non-Qualified Deferred Compensation Programs” on page 63.

Employment Agreements

Capital One typically does not enter into defined term employment agreements with the named executive officers in order to maintain maximum flexibility in establishing separation terms at the appropriate time and considering then current circumstances. The Committee retains full discretion to approve employment agreements on an exception basis and has done so for exceptional circumstances in the past.

Change of Control Agreements

Each named executive officer is a party to an agreement providing certain benefits if their employment terminates in connection with a change of control. The Committee determined that such agreements were appropriate based on their prevalence within the banking and financial services industry and given the dynamic nature of merger and acquisition activity among these institutions.

The change of control agreements define compensation and benefits payable to named executive officers in certain merger and acquisition scenarios, giving them some degree of certainty regarding their individual outcomes in these circumstances. The Committee believes these agreements allow the named executive officers to remain neutral and consider a full range of decisions that are focused on maximizing stockholder value. The change of control agreements are also intended to allow Capital One’s businesses to operate with minimal disruption in the event of a change of control by providing each named executive officer with an incentive to remain in his leadership roles up to and beyond the transaction date. The named executive officers are only entitled to benefits under the agreements if their employment is actually terminated as a result of (or in anticipation of) certain merger and acquisition scenarios.

Both eligibility for participation and the structure of payments under these agreements are designed to be aligned with market practice in the banking and financial services industry. This is designed so that our stockholders are not faced with disproportionate severance costs that may impair potential merger opportunities. It also supports our ability to attract and retain talented executives by providing them with a competitive level of benefit.

Projections of potential payouts to the named executive officers under these agreements are included in the total compensation tally sheets reviewed by the Committee on an annual basis. Although the potential change of control payouts do not necessarily impact annual decisions on CEO and NEO pay, reviewing this information allows the Committee to fully understand the downstream implications of its decisions and the resulting impact to the Company and its stockholders.

Our change of control agreements for executive officers no longer provide for excise tax “gross-up” payments. On March 1, 2011, Capital One delivered notice to all executive officers that their change of control agreements, which included excise tax gross-up provisions, would not be renewed. The Committee and the independent directors also approved a new form of change of control agreement to be used after March 1, 2011 for new hires, promotions and renewals which does not provide for an excise tax gross-up. Accordingly, all executive officer change of control agreements providing for a potential excise tax gross-up after a change of control have expired and been replaced with the new form of agreement that does not provide for an excise tax gross-up.

Post-Employment Compensation Practices

The CEO has no employment or severance arrangement with the Company other than the change of control agreement as described above. If an NEO separates from Capital One, he or she is entitled to receive the amounts set forth in the Company’s Executive Severance Plan, which provides for a payment of up to 30% of the NEO’s current target total compensation plus partially subsidized health, dental and vision benefits through COBRA and outplacement services. The Committee may exercise its business judgment in approving additional amounts in light of all relevant circumstances, including the NEO’s term of employment, past accomplishments, reasons for separation from the Company, potential risks and the NEO’s willingness to restrict his or her future action(s), such as through an agreement not to compete or solicit the Company’s customers or employees. Capital One has asked certain NEOs to enter into various agreements that contain restrictive covenants related to confidentiality, non-competition, non-solicitation and ownership of work product. For additional information, please see “Restrictive Covenants” in the “Named Executive Officer Compensation” section beginning on page 65. Each of the NEOs also has a change of control agreement as described above. Upon retiring from the Company, employees are generally entitled to receive certain retiree medical benefits.

 Other Aspects of Executive Compensation

Stock Ownership and Retention Requirements

Consistent with their responsibilities to our stockholders, the executive officers are required to maintain a significant financial stake in the Company. To this end, the CEO and the NEOs must own shares of Capital One stock with a fair market value of at least the following annual cash salary multiples:

Role	Salary Multiple

CEO	5X

Other NEOs and Executive Officers	3X

Given that the CEO’s compensation program does not include a base salary, his ownership requirement is based on a notional salary established by the Committee and the independent directors, which is currently $1,000,000.

Ownership requirements may be fulfilled using the following shares:

•	Shares owned without restriction;
•	Unvested restricted stock;
•	Unvested stock-settled RSUs;
•	Shares acquired through the Associate Stock Purchase Plan; and
•	Shares owned through Capital One’s 401(k) Plan.

The Committee annually reviews the guidelines and monitors the named executive officers’ compliance with them. New executive officers are given two years from the date of promotion to or appointment as an executive officer to comply with these requirements. In the event that an executive officer is not in compliance with these requirements, the Committee has the right to take action, including reducing the executive officer’s compensation. The named executive officers are currently in compliance with this requirement.

In addition, beginning in January 2011, the Company implemented stock retention requirements for certain equity awards made to the named executive officers. For equity awards granted in January 2015, throughout each executive’s term of employment with Capital One, and for all shares that are acquired during the one-year period following termination of employment, each executive must hold 50% of the after-tax net shares acquired under performance share and stock-settled RSU awards for one year. These stock ownership and retention requirements apply to all of our executive officers.

Prohibition of Hedging and Speculative Trading Activities

All of Capital One’s executive officers are prohibited from engaging in short sales, hedging transactions or speculative trading in derivative securities of Capital One stock and from using their Capital One stock in a margin account or pledging Capital One stock as collateral for a loan.

Equity Grant Practices

Capital One strives to maintain equity grant practices that demonstrate high standards of corporate governance. Annual incentive awards are approved by the Committee and the independent directors (or by delegated authority to the Chief Human Resources Officer for certain employees who are not executive officers) at regularly scheduled meetings in the first quarter of each year. The date of grant is the actual date on which the Committee approves the awards. The Committee may grant awards of restricted stock, restricted stock units, stock options or other equity awards outside of the annual incentive cycle. The Committee has delegated authority to the CEO to award restricted stock and to the Chief Human Resources Officer to award stock-settled and cash-settled RSUs (but not options or other equity awards) to employees who are not executive officers, subject to a maximum amount of $2 million for any employee in any one year. These awards are designed to be used for new hires and for special programs designed by management to incentivize and reward current employees of the Company. The Committee reviews all grants made by delegation at least once per year.

With respect to awards of stock options, the exercise price is always the Fair Market Value of the Company’s stock on the date of grant. Under the terms of our 2004 Stock Incentive Plan, “Fair Market Value” is equal to the closing price of the Company’s common stock on the date of grant.

The Company does not seek to time equity grants to take advantage of material non-public information and in no event is the grant date set to a date that is prior to the date of approval.

Tax Considerations

The Committee carefully considers the tax impacts of its compensation programs on the Company, as well as on its executives. To maintain flexibility in compensating executive officers, the Committee does not require all compensation to be paid or awarded in a tax-deductible manner. However, it is the Committee’s intent to maximize tax deductibility to the extent reasonable, provided the Company’s programs remain consistent with the Company’s overall executive compensation objectives.

With respect to the named executive officers (other than the Chief Financial Officer), Section 162(m) of the Internal Revenue Code limits the federal tax deduction for compensation paid to the executive to $1 million. Amounts in excess of $1 million are also eligible for the deduction if the compensation qualifies as “performance-based.” The Company’s 2004 Stock Incentive Plan provides for the establishment of specific performance thresholds to be tied to equity-based awards that may allow these awards to qualify as “performance-based” for the purposes of 162(m).

The Company expects that the award of stock options and performance shares to the CEO and NEOs in 2014 will be deductible as “performance-based” compensation. The vesting of restricted stock units granted to the CEO and stock-settled RSUs granted to the NEOs in January 2014 is contingent upon the achievement of performance-based vesting conditions. Specifically, the CEO and NEOs would receive these awards as long as the Company achieves a Core Earnings ROA of better than or equal to negative two percent (-2%) for the applicable fiscal year. As further described in “Additional Performance Conditions and Recovery Provisions – Performance-Based Vesting Provisions” beginning on page 44, additional vesting conditions also apply that could further limit the vesting of these awards.

For purposes of the above performance metric, Core Earnings ROA means the ratio, expressed as a percentage, of (A) the Company’s Core Earnings for the 2014 fiscal year to (B) the Company’s average total assets for the period. Core Earnings has the same meaning as described earlier under “Additional Performance Conditions and Recovery Provisions – Performance-Based Vesting Provisions” beginning on page 44.

In February 2014, the Committee and the independent directors established a performance threshold that the Company had to meet in order for the following awards to executive officers of the Company, including the named executive officers, for the 2014 performance year to be granted: performance share awards, RSUs (other than the RSUs representing a portion of base salary) and the deferred cash bonus to the CEO. Under the threshold, the CEO and NEOs would receive these awards only if the Company achieved positive Core Earnings ROA from Continuing Operations for the 2014 fiscal year. For purposes of this performance metric, Core Earnings ROA from Continuing Operations means the ratio, expressed as a percentage, of (A) the Company’s Core Earnings from Continuing Operations for the 2014 fiscal year to (B) the Company’s average total assets for the period. Core Earnings from Continuing Operations means the Company’s net income from continuing operations, excluding, on a tax-adjusted basis, the impact of (i) impairment or amortization of intangible assets, (ii) the build or release of the allowance for loan and lease losses, calculated as the difference between the provision for loan and lease losses and charge-offs, net of recoveries, and (iii) the change in the combined uncollectible finance charge and fee reserve.

The Company’s Core Earnings ROA from Continuing Operations for fiscal year 2014 was positive. Therefore, the Company expects the awards made in January 2015 to be tax-deductible as “performance-based” compensation.

SECTION VI – NAMED EXECUTIVE OFFICER COMPENSATION

The Summary Compensation Table below provides information concerning compensation for the fiscal years ended December 31, 2014, 2013 and 2012 for the named executive officers.

As discussed under “Chief Executive Officer Compensation” in the “Compensation Discussion and Analysis” section beginning on page 35, 78% of the CEO’s total compensation is equity-based and at-risk to the performance of the Company’s stock price, with 100% of his compensation deferred for a three-year period. Amounts shown in the table below for the CEO for 2014 represent stock options, performance shares, and stock-settled RSUs granted in January 2014 and a deferred cash bonus awarded in January 2015 for 2014 performance. The CEO also was granted cash-settled RSUs in January 2015 for the 2014 performance year, which are not shown in the table below. Amounts shown in the “Stock Awards” column for 2014 also include cash-settled RSUs granted to the CEO in January 2014 for the 2013 performance year.

As discussed under “NEO Compensation” beginning on page 40, under the NEOs’ 2014 compensation program, base salary comprised approximately 35% of NEO total target compensation. Each NEO received a portion of his or her 2014 base salary in cash that was paid throughout the year and a portion in cash-settled RSUs that were granted in January 2014 and settled in cash in February 2015. These cash-settled RSUs are included in the table below in the “Stock Awards” column for 2014. For the NEOs, amounts shown for 2014 in the table below also include stock options, performance shares, stock-settled RSUs, and cash-settled RSUs granted in January 2014 for the 2013 performance year. The NEOs also were granted equity awards in January 2015 for the 2014 performance year, which are not shown in the table below. The NEOs were not eligible for cash bonuses for 2014.

Amounts paid to the CEO and the NEOs in 2014 for other compensation and benefit programs are listed under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation” columns. The details of these program amounts are provided in the footnotes.

Please see the footnotes to the table below for an additional explanation regarding compensation attributable to each performance year. Further information on the timing of awards under the 2014 compensation programs for the CEO and the NEOs can be found under “Compensation Components” in the “Compensation Discussion and Analysis” section beginning on page 34.

 2014 Summary Compensation Table

Name and Principal Position	Year	Salary (3)	Bonus (4)	Stock Awards (5)	Option Awards (6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total

Richard D. Fairbank (1) Chairman, CEO and President	2014	$0	$4,410,000	$13,343,815	$1,750,000	$3,195	$99,464	$19,606,474
	2013	$0	$2,843,750	$10,937,569	$4,375,012	$2,177	$136,017	$18,294,525
	2012	$0	$2,187,500	$15,950,051	$4,375,009	$3,550	$89,264	$22,605,374

Stephen S. Crawford (2) Chief Financial Officer	2014	$1,526,538	$0	$5,376,001	$755,714	–	$277,002	$7,935,255
	2013	$1,326,923	$0	$10,832,068	$0	–	$223,225	$12,382,216

Ryan M. Schneider (2) President, Card	2014	$1,116,462	$0	$4,251,285	$609,345	–	$207,210	$6,184,302
	2013	$1,093,308	$0	$3,405,670	$473,342	–	$204,084	$5,176,404
	2012	$1,032,394	$0	$4,235,215	$591,559	–	$204,151	$6,063,319

John G. Finneran, Jr. (2) General Counsel and Corporate Secretary	2014	$974,692	$0	$3,708,724	$478,413	$842	$195,481	$5,358,152
	2013	$953,769	$0	$3,342,536	$464,511	$293	$203,963	$4,965,072
	2012	$907,760	$0	$3,989,126	$518,657	$1,113	$198,199	$5,614,855

Sanjiv Yajnik (2) President, Financial Services	2014	$912,923	$0	$3,477,040	$448,616	–	$186,306	$5,024,885

(1)	Mr. Fairbank’s compensation for 2014 consisted of stock options, performance shares, stock-settled RSUs, and a year-end incentive opportunity (payable in deferred cash bonus and cash-settled RSUs), in addition to certain perquisites. Mr. Fairbank received a portion of his total compensation for 2014 in January 2014 (stock options, performance shares, and stock-settled RSUs), which is reflected in the table above for 2014. Mr. Fairbank received the rest of his compensation for 2014 in January 2015 (the year-end incentive opportunity delivered partially in cash-settled RSUs and the remainder in deferred cash bonus). The portion of the year-end incentive opportunity delivered as deferred cash bonus to Mr. Fairbank in January 2015 is included in the table above, while the portion delivered as cash-settled RSUs is not. His compensation for 2013 included cash-settled RSUs granted in January 2014 (a portion of his 2013 year-end incentive opportunity), which are included in the table above for 2014. See “CEO Compensation by Performance Year” in the “Compensation Discussion and Analysis” section on page 39 for more information on how the Compensation Committee views compensation actions and to which year the compensation awards relate.

(2)	NEO compensation for 2014 consisted of cash base salary, stock options, performance shares and three grants of RSUs (one representing a portion of base salary which settles in cash), in addition to certain perquisites. The cash-settled RSUs attributable to base salary are included in the table above for 2014, however the other equity-based awards for 2014 performance were granted in January 2015 and are not included in the table above. The stock options, performance shares, stock-settled RSUs and cash-settled RSUs granted in January 2014 for 2013 performance are included in the table above for 2014. See “NEO Compensation by Performance Year” in the “Compensation Discussion and Analysis” section on page 43 for more information on how the Compensation Committee views compensation actions and to which year the compensation awards relate.

(3)	The amounts shown in this column represent the cash portion of base salary for NEOs. The remaining portion of base salary for 2014 was delivered in cash-settled RSUs, as described under “Base Salaries” in the “Compensation Discussion and Analysis” section on page 41, and is included in the “Stock Awards” column in the table above.

(4)	The amount shown in this column reflects Mr. Fairbank’s deferred cash bonus for 2014 performance awarded in January 2015 as described under “Year-End Incentive Opportunity” in the “Compensation Discussion and Analysis” section on page 38.

(5)

The amounts shown in this column for 2014 represent the grant date fair value of performance shares, stock-settled RSUs and cash-settled RSUs granted to the named executive officers in 2014, calculated in accordance with FASB ASC Topic 718. The grant date fair value of performance shares included in this column assumes a payout at the target performance level. For additional information, including performance share awards at target and maximum performance on a per executive basis, refer to footnote 3 to the Grants of Plan-Based Awards Table below.

(6)	The amounts shown in this column for 2014 represent the grant date fair value of stock options granted to the named executive officers in 2014, calculated in accordance with FASB ASC Topic 718. For information on the valuation assumptions of these awards, refer to footnote 3 to the Grants of Plan-Based Awards Table below.

(7)	The amounts shown in this column represent the change in the actuarial present value of the accumulated pension benefits for Messrs. Fairbank and Finneran under the Cash Balance Pension Plan and the Excess Cash Balance Plan. The interest crediting rate for the Cash Balance Pension Plan changes annually based on the average yield of 5-year Treasury Securities for the preceding 12 months. For the Excess Cash Balance Plan, the interest crediting rate changes monthly based on the Wall Street Journal Prime Rate.

(8)	All other compensation consists of the following on a per executive basis:

Named Executive Officer	Auto (a)	Travel and Aircraft	Health Screening	Driver and Security	Company Contributions to Defined Contribution Plans (b)	Insurance (c)	Other (d)

Richard D. Fairbank	$645	$0	$1,655	$79,596 (e)	$0	$16,740	$828

Stephen S. Crawford	$31,124	$0	$0	$0	$237,600	$7,450	$828

Ryan M. Schneider	$18,745	$0	$3,636	$3,314 (f)	$176,750	$4,650	$115

John G. Finneran, Jr.	$16,210	$0	$1,900	$4,589 (f)	$155,850	$16,740	$192

Sanjiv Yajnik	$16,999	$0	$3,211	$5,204 (f)	$146,820	$12,480	$1,592

(a)	Represents the value attributable to personal use of Company-provided automobile benefits. The cost of automobile benefits is determined on an annual basis and includes, as applicable, annual car lease, automobile service fees, and other related miscellaneous expenses (such as fuel and maintenance).

(b)	Represents Company contributions under qualified and non-qualified deferred compensation programs and other supplemental executive retirement benefits.

(c)	Represents life insurance premiums paid on behalf of the executives.

(d)	Represents incidental expenses incurred in connection with corporate events.

(e)	Includes cost attributable to personal use of a driver who also provides for Mr. Fairbank’s personal security ($70,752) and aggregate cost to the Company for home security services ($8,844) for Mr. Fairbank. The percent of personal use of the automobile is tracked throughout the calendar year and then applied to the full expense amount for personal security.

(f)	Includes aggregate cost to the Company for home security services.

 2014 Grants of Plan-Based Awards Table

The Grants of Plan-Based Awards table provides details on equity incentive plan awards granted in 2014 including stock options, performance shares, cash-settled RSUs and stock-settled RSUs.

The columns reporting “Estimated Future Payouts Under Equity Incentive Plan Awards,” “All Other Stock Awards” and “All Other Option Awards” relate to Capital One’s equity-based incentive awards to the named executive officers.

For the CEO in 2014, the awards are comprised of stock options, performance shares, and stock-settled RSUs granted in January 2014 as part of the CEO’s 2014 compensation program and cash-settled RSUs granted in January 2014 for 2013 performance.

•	The stock options become exercisable on February 15, 2017 and expire in ten years.
•	The performance shares will be issued based on the Company’s Adjusted ROA over the three-year period from January 1, 2014 through December 31, 2016, relative to the KBW Bank Sector index, excluding custody banks. The total value delivered at vesting will be reduced if for any of the years in the three-year performance period the Company does not achieve positive Adjusted ROA, regardless of how well the Company compares to its peers in the KBW Bank Sector index over the performance period. See “2014 CEO Compensation Decisions” in the “Compensation Discussion and Analysis” section beginning on page 36 for more details on the performance share awards. Dividend equivalents are accrued on the performance shares at the same time as dividends are paid out to the Company’s other stockholders and are paid out as additional shares only on the performance shares that actually vest based on the results certified by the Compensation Committee.
•	The cash-settled RSUs and stock-settled RSUs vest in full on February 15, 2017. The cash-settled RSUs settle in cash based on the average closing price of the Company’s common stock for the 15 trading days preceding the vesting date. Dividend equivalents are accrued on the cash-settled and stock-settled RSUs at the same time as dividends are paid to the Company’s other stockholders and are paid at the time of vesting, adjusted for performance-based vesting results.

For the NEOs in 2014, the awards are comprised of stock options, performance shares, cash-settled RSUs, and stock-settled RSUs granted in January 2014 for the 2013 performance year and cash-settled RSUs granted in January 2014 as a portion of 2014 base salary (as described under “Base Salaries” in the “Compensation Discussion and Analysis” section on page 41).

•	The stock options become exercisable in three equal annual installments, beginning on February 15 of the year after the date of grant, and expire in ten years.
•	The terms of the performance shares for the NEOs are substantially the same as the terms of the CEO’s performance shares described above. Dividend equivalents are accrued on the performance shares at the same time as dividends are paid to the Company’s other stockholders and are paid out as additional shares only on the performance shares that actually vest based on the results certified by the Compensation Committee.
•	The stock-settled RSUs vest in three equal annual installments beginning on February 15 of the year after the date of grant. Dividend equivalents are accrued on the stock-settled RSUs at the same time as dividends are paid to the Company’s other stockholders and are paid at the time of vesting, adjusted for performance-based vesting results.
•	The cash-settled RSUs representing a portion of base salary vested in full on January 1, 2015 and settled in cash on February 15, 2015 (the “Payment Date”) based on the average closing price of the Company’s common stock for the 15 trading days preceding the payment date. The other cash-settled RSUs vest in three equal annual installments beginning on February 15 of the year after the date of grant and settle in cash based on the average closing price of the Company’s common stock for the 15 trading days preceding the vesting date. Dividend equivalents are paid on the cash-settled RSUs at the same rate and at approximately the same time as dividends are paid to the Company’s other stockholders.

Each award of stock-settled RSUs (as well as cash-settled RSUs for the CEO) and stock options reported below is also subject to performance-based vesting provisions tied to core earnings that will reduce the total number of shares delivered at vesting if the Company does not achieve certain performance thresholds during the three-year vesting period. See “Additional Performance Conditions and Recovery Provisions” in the “Compensation Discussion and Analysis” section beginning on page 44 for more details on the performance-based vesting provisions.

 2014 Grants of Plan-Based Awards Table

Name and Principal Position	Award Type	Date of Grant (1)	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
			Target	Maximum
Richard D. Fairbank Chairman, CEO and President	Performance Shares (3)	1/30/2014	123,309	184,964	–	–	–	$8,750,007
	Stock Options	1/30/2014	–	–	–	108,944	$70.96	$1,750,000
	Cash-Settled RSUs (4)	1/30/2014	–	–	40,076	–	–	$2,843,793
	Stock-Settled RSUs (5)	1/30/2014	–	–	24,662	–	–	$1,750,016

Stephen S. Crawford Chief Financial Officer	Performance Shares (3)	1/30/2014	14,378	21,567	–	–	–	$1,020,263
	Stock Options	1/30/2014	–	–	–	47,046	$70.96	$755,714
	Cash-Settled RSUs	1/30/2014	–	–	21,566	–	–	$1,530,323
	Cash-Settled RSUs (6)	1/30/2014	–	–	15,855	–	–	$1,125,071
	Stock-Settled RSUs	1/30/2014	–	–	23,962	–	–	$1,700,344

Ryan M. Schneider President, Card	Performance Shares (3)	1/30/2014	11,593	17,390	–	–	–	$822,639
	Stock Options	1/30/2014	–	–	–	37,934	$70.96	$609,345
	Cash-Settled RSUs	1/30/2014	–	–	17,398	–	–	$1,234,562
	Cash-Settled RSUs (6)	1/30/2014	–	–	11,599	–	–	$823,065
	Stock-Settled RSUs	1/30/2014	–	–	19,321	–	–	$1,371,018

John G. Finneran, Jr. General Counsel and Corporate Secretary	Performance Shares (3)	1/30/2014	10,113	15,170	–	–	–	$717,618
	Stock Options	1/30/2014	–	–	–	29,783	$70.96	$478,413
	Cash-Settled RSUs	1/30/2014	–	–	15,178	–	–	$1,077,031
	Cash-Settled RSUs (6)	1/30/2014	–	–	10,119	–	–	$718,044
	Stock-Settled RSUs	1/30/2014	–	–	16,855	–	–	$1,196,031

Sanjiv Yajnik President, Financial Services	Performance Shares (3)	1/30/2014	9,483	14,225	–	–	–	$672,914
	Stock Options	1/30/2014	–	–	–	27,928	$70.96	$448,616
	Cash-Settled RSUs	1/30/2014	–	–	14,227	–	–	$1,009,548
	Cash-Settled RSUs (6)	1/30/2014	–	–	9,485	–	–	$673,056
	Stock-Settled RSUs	1/30/2014	–	–	15,805	–	–	$1,121,523

(1)	Date on which awards were approved by the Compensation Committee and independent directors and granted to the individuals.

(2)	Equal to the fair market value of a share of Capital One’s common stock on the date of grant determined on the basis of the closing price as reported by the NYSE Composite Transaction Tape.

(3)	The grant date fair value for each option awarded on January 30, 2014, was calculated using the Black-Scholes method and was based on the following assumptions:

Volatility	Risk-Free Interest Rate	Dividend Yield	Expected Life
25.53%	1.92%	1.74%	6.1 Years

The grant date fair values for the performance shares if the maximum level of performance is achieved are as follows: $13,125,010 for Mr. Fairbank, $1,530,394 for Mr. Crawford, $1,233,959 for Mr. Schneider, $1,076,428 for Mr. Finneran, and $1,009,371 for Mr. Yajnik.

(4)	Grant of cash-settled RSUs representing a portion of Mr. Fairbank’s 2013 year-end incentive opportunity.

(5)	Grant of stock-settled RSUs representing 10% of the CEO’s 2014 total target compensation, introduced in 2014 to account for the reduction of the stock option component of the CEO’s total target compensation.

(6)	Grant of cash-settled RSUs representing a portion of base salary for 2014.

 2014 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Richard D. Fairbank Chairman, CEO and President	566,000	$163,785	303,979	$22,912,886

Stephen S. Crawford Chief Financial Officer	0	$0	35,571	$2,446,166

Ryan M. Schneider President, Card	72,683	$2,596,741	65,192	$4,757,336

John G. Finneran, Jr. General Counsel and Corporate Secretary	0	$0	57,136	$4,176,124

Sanjiv Yajnik President, Financial Services	7,630	$28,696	51,805	$3,782,929

(1)	The value realized is the pre-tax value of the shares (market price less the exercise price) received.

(2)	The value realized for awards other than certain cash-settled RSUs and performance shares is the number of shares multiplied by the closing price of the Company’s common stock on the vesting date, as reported by the NYSE Composite Transaction Tape. For performance shares, the value also reflects the accrued dividends paid out as additional shares on the date the performance share award results are certified by the Compensation Committee. Except for cash-settled RSUs that were vested and released in connection with tax withholding on January 30, 2014, the value realized for all other cash-settled RSUs and amount paid is the number of shares multiplied by the closing price of the Company’s common stock for the 15 trading days preceding the vesting date, in accordance with the terms of the applicable awards. The value included in the table above that was realized from cash-settled RSUs was as follows: $10,186,459 for Mr. Fairbank, $54,710 for Mr. Crawford, $1,710,848 for Mr. Schneider, $1,607,667 for Mr. Finneran, and $1,424,777 for Mr. Yajnik.

 2014 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards (1), (2)				Stock Awards (2)
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (3)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (4)
Richard D. Fairbank Chairman, CEO and President					260,957 (6)	$21,542,000	813,219 (7)	$67,131,228
	573,000 (5)	0	$87.28	12/19/2015
	594,851 (5)	0	$76.45	12/10/2016
	1,661,780 (5)	0	$50.99	12/09/2017
	970,403 (5)	0	$18.28	1/28/2019
	559,333 (5)	0	$36.55	1/26/2020
	608,366 (5)	0	$48.28	1/25/2021
	0	360,009 (5)	$45.75	1/30/2022
	0	325,985 (5)	$56.32	1/30/2023
	0	108,944 (5)	$70.96	1/29/2024

Stephen S. Crawford Chief Financial Officer					199,812 (9)	$16,494,481	21,567 (7)	$1,780,356
	0	47,046 (8)	$70.96	1/29/2024

Ryan M. Schneider President, Card					89,924 (10)	$7,423,226	70,480 (7)	$5,818,083
	15,650 (8)	0	$78.71	3/14/2015
	17,890 (8)	0	$88.81	3/2/2016
	26,250 (8)	0	$76.79	3/1/2017
	63,700 (8)	0	$48.95	2/20/2018
	32,451 (8)	16,227 (8)	$45.75	1/30/2022
	11,756 (8)	23,513 (8)	$56.32	1/30/2023
	0	37,934 (8)	$70.96	1/29/2024

John G. Finneran, Jr. General Counsel and Corporate Secretary					82,749 (10)	$6,830,930	68,867 (7)	$5,684,930
	57,760 (8)	0	$78.71	3/14/2015
	63,650 (8)	0	$88.81	3/2/2016
	88,510 (8)	0	$76.79	3/1/2017
	149,890 (8)	0	$48.95	2/20/2018
	56,624 (8)	0	$48.28	1/25/2021
	28,452 (8)	14,227 (8)	$45.75	1/30/2022
	11,536 (8)	23,075 (8)	$56.32	1/30/2023
	0	29,783 (8)	$70.96	1/29/2024

Sanjiv Yajnik President, Financial Services					76,997 (10)	$6,356,102	63,334 (7)	$5,228,222
	11,670 (8)	0	$88.81	3/2/2016
	23,560 (8)	0	$76.79	3/1/2017
	37,204 (8)	0	$48.28	1/25/2021
	25,676 (8)	12,839 (8)	$45.75	1/30/2022
	10,816 (8)	21,634 (8)	$56.32	1/30/2023
	0	27,928 (8)	$70.96	1/29/2024

(1)	Stock options granted generally have time-based vesting schedules, are exercisable upon vesting and vest earlier upon the optionee’s termination of employment for death, disability, or upon a change of control of Capital One. Certain stock options, as noted in the footnotes below, are also subject to performance-based vesting requirements. They are transferable only to or for the benefit of immediate family members. For the treatment of stock options after the optionee’s retirement, see “Payments upon Retirement” in the “Potential Payments Upon Termination or Change of Control” section on page 67 for details.

(2)	The following table details vesting dates for all outstanding equity awards; the date listed as the vesting date for performance shares is the date by which the Compensation Committee must certify the performance of the Company over the applicable performance period.

			First Vesting		Second Vesting		Third Vesting		Fourth Vesting		Fifth Vesting
Name	Grant Date	Grant Type	Vesting Date	# of Shares	Vesting Date	# of Shares	Vesting Date	# of Shares	Vesting Date	# of Shares	Vesting Date	# of Shares
Richard D. Fairbank	12/20/2005	Option Award	12/20/2010	573,000
	12/11/2006	Option Award	12/11/2011	594,851
	12/10/2007	Option Award	12/10/2010	1,661,780
	1/29/2009	Option Award	1/29/2012	970,403
	1/27/2010	Option Award	1/27/2013	559,333
	1/26/2011	Option Award	1/26/2014	608,366
	1/31/2012	Perf Share Award	3/15/2015	191,257
	1/31/2012	Restricted Stock Unit Award	2/10/2015	157,378
	1/31/2012	Option Award	2/10/2015	360,009
	1/31/2013	Perf Share Award	3/15/2016	155,363
	1/31/2013	Restricted Stock Unit Award	2/10/2016	38,841
	1/31/2013	Option Award	2/10/2016	325,985
	1/30/2014	Perf Share Award	3/15/2017	123,309
	1/30/2014	Restricted Stock Unit Award	2/15/2017	40,076
	1/30/2014	Restricted Stock Unit Award	2/15/2017	24,662
	1/30/2014	Option Award	2/15/2017	108,944

Stephen S. Crawford	2/4/2013	Restricted Stock Award	2/4/2014	34,800	2/4/2015	34,800	2/4/2016	34,800	2/4/2017	34,800	2/4/2018	34,800
	1/30/2014	Perf Share Award	3/15/2017	14,378
	1/30/2014	Restricted Stock Unit Award	2/15/2015	7,988	2/15/2016	7,987	2/15/2017	7,987
	1/30/2014	Restricted Stock Unit Award	1/30/2014	771	2/15/2015	6,932	2/15/2016	6,932	2/15/2017	6,931
	1/30/2014	Restricted Stock Unit Award	1/1/2015	15,855
	1/30/2014	Option Award	2/15/2015	15,681	2/15/2016	15,682	2/15/2017	15,683

Ryan M. Schneider	3/15/2005	Option Award	3/15/2006	5,216	3/15/2007	5,217	3/15/2008	5,217
	3/3/2006	Option Award	3/3/2007	5,957	3/3/2008	5,957	3/3/2009	5,976
	3/2/2007	Option Award	3/2/2008	8,749	3/2/2009	8,750	3/2/2010	8,751
	2/21/2008	Option Award	2/21/2009	21,233	2/21/2010	21,233	2/21/2011	21,234
	1/31/2012	Perf Share Award	3/15/2015	17,456
	1/31/2012	Restricted Stock Award	2/10/2013	9,698	2/10/2014	9,698	2/10/2015	9,697
	1/31/2012	Restricted Stock Unit Award	2/10/2013	9,521	2/10/2014	9,521	2/10/2015	9,522
	1/31/2012	Option Award	2/10/2013	16,225	2/10/2014	16,226	2/10/2015	16,227
	1/31/2013	Perf Share Award	3/15/2016	11,346
	1/31/2013	Restricted Stock Award	2/10/2014	6,304	2/10/2015	6,303	2/10/2016	6,303
	1/31/2013	Restricted Stock Unit Award	2/10/2014	5,200	2/10/2015	5,200	2/10/2016	5,201
	1/31/2013	Option Award	2/10/2014	11,756	2/10/2015	11,756	2/10/2016	11,757
	1/30/2014	Perf Share Award	3/15/2017	11,593
	1/30/2014	Restricted Stock Unit Award	2/15/2015	6,441	2/15/2016	6,440	2/15/2017	6,440
	1/30/2014	Restricted Stock Unit Award	1/30/2014	620	2/15/2015	5,593	2/15/2016	5,593	2/15/2017	5,592
	1/30/2014	Restricted Stock Unit Award	1/1/2015	11,599
	1/30/2014	Option Award	2/15/2015	12,644	2/15/2016	12,645	2/15/2017	12,645

John G. Finneran, Jr.	3/15/2005	Option Award	3/15/2006	19,253	3/15/2007	19,253	3/15/2008	19,254
	3/3/2006	Option Award	3/3/2007	21,195	3/3/2008	21,195	3/3/2009	21,260
	3/2/2007	Option Award	3/2/2008	29,503	3/2/2009	29,503	3/2/2010	29,504
	2/21/2008	Option Award	2/21/2009	49,962	2/21/2010	49,963	2/21/2011	49,965
	1/26/2011	Option Award	1/26/2012	18,874	1/26/2013	18,874	1/26/2014	18,876
	1/31/2012	Perf Share Award	3/15/2015	17,005
	1/31/2012	Restricted Stock Award	2/10/2013	9,448	2/10/2014	9,448	2/10/2015	9,446
	1/31/2012	Restricted Stock Unit Award	2/10/2013	8,872	2/10/2014	8,872	2/10/2015	8,873
	1/31/2012	Option Award	2/10/2013	14,226	2/10/2014	14,226	2/10/2015	14,227
	1/31/2013	Perf Share Award	3/15/2016	12,372
	1/31/2013	Restricted Stock Award	2/10/2014	6,873	2/10/2015	6,872	2/10/2016	6,874
	1/31/2013	Restricted Stock Unit Award	2/10/2014	4,536	2/10/2015	4,536	2/10/2016	4,537
	1/31/2013	Option Award	2/10/2014	11,536	2/10/2015	11,537	2/10/2016	11,538
	1/30/2014	Perf Share Award	3/15/2017	10,113
	1/30/2014	Restricted Stock Unit Award	2/15/2015	5,619	2/15/2016	5,618	2/15/2017	5,618
	1/30/2014	Restricted Stock Unit Award	1/30/2014	541	2/15/2015	4,879	2/15/2016	4,879	2/15/2017	4,879
	1/30/2014	Restricted Stock Unit Award	1/1/2015	10,119
	1/30/2014	Option Award	2/15/2015	9,927	2/15/2016	9,928	2/15/2017	9,928

Sanjiv Yajnik	3/3/2006	Option Award	3/3/2007	3,886	3/3/2008	3,886	3/3/2009	3,898
	3/2/2007	Option Award	3/2/2008	7,853	3/2/2009	7,853	3/2/2010	7,854
	1/26/2011	Option Award	1/26/2012	18,601	1/26/2013	18,601	1/26/2014	18,603
	1/31/2012	Perf Share Award	3/15/2015	15,346
	1/31/2012	Restricted Stock Award	2/10/2013	8,526	2/10/2014	8,526	2/10/2015	8,525
	1/31/2012	Restricted Stock Unit Award	2/10/2013	8,006	2/10/2014	8,007	2/10/2015	8,007
	1/31/2012	Option Award	2/10/2013	12,838	2/10/2014	12,838	2/10/2015	12,839
	1/31/2013	Perf Share Award	3/15/2016	11,599
	1/31/2013	Restricted Stock Award	2/10/2014	6,444	2/10/2015	6,443	2/10/2016	6,445
	1/31/2013	Restricted Stock Unit Award	2/10/2014	4,252	2/10/2015	4,253	2/10/2016	4,254
	1/31/2013	Option Award	2/10/2014	10,816	2/10/2015	10,817	2/10/2016	10,817
	1/30/2014	Perf Share Award	3/15/2017	9,483
	1/30/2014	Restricted Stock Unit Award	2/15/2015	5,269	2/15/2016	5,268	2/15/2017	5,268
	1/30/2014	Restricted Stock Unit Award	1/30/2014	447	2/15/2015	4,594	2/15/2016	4,593	2/15/2017	4,593
	1/30/2014	Restricted Stock Unit Award	1/1/2015	9,485
	1/30/2014	Option Award	2/15/2015	9,309	2/15/2016	9,309	2/15/2017	9,310

(3)	For stock options granted before April 23, 2009, the exercise price is equal to the fair market value of common stock on the date of grant determined on the basis of the average high and low sales prices as reported by the NYSE Composite Transaction Tape. For stock options granted on or after April 23, 2009, the exercise price is equal to the closing price of common stock on the date of grant as reported by the NYSE Composite Transaction Tape.

(4)	Market value based on the closing price of a share of Capital One’s common stock on the last trading day of 2014 as reported by the NYSE Composite Transaction Tape.

(5)	Stock options granted to the CEO prior to 2012 are fully vested. Stock options granted to the CEO in 2012-2013 vest in full on February 10 after the third anniversary of the date of grant (subject to performance-based vesting provisions), and the grant made in 2014 vests in full on February 15 after the third anniversary of the date of grant (subject to performance-based vesting provisions). See “Performance-Based Vesting Provisions” in the “Compensation Discussion and Analysis” section on page 44 for details.

(6)	For grants awarded prior to 2014, vest in full on February 10 after the third anniversary of the date of grant. For grants awarded after January 1, 2014, vest in full on February 15 after the third anniversary of the date of grant. All shares are subject to performance-based vesting provisions (see “Performance-Based Vesting Provisions” in the “Compensation Discussion and Analysis” section on page 44 for details).

(7)	Represents the maximum number of shares the executive may receive under the performance share awards granted on January 31, 2013 and January 30, 2014, and the actual shares awarded (including accrued dividends paid out as additional shares) for the January 31, 2012 performance share awards, which were issued on March 10, 2015 with the following issuance date values: $30,715,799 for Mr. Fairbank; $2,803,438 for Mr. Schneider; $2,731,003 for Mr. Finneran; and $2,464,579 for Mr. Yajnik. The actual number of shares an executive receives under a performance share award is dependent on the Company’s performance over the applicable three-year performance period. For the grants made in 2013 and 2014, the actual number of performance shares awarded may range from 0% to 150% of target and the value reported excludes dividend equivalents accrued with respect to performance shares which are paid in shares at the time the underlying performance shares are issued, and only with respect to the number of performance shares that actually vest.

(8)	Stock options granted to the NEOs prior to 2011 are fully vested. Stock options granted to the NEOs in 2012-2013 vest 33% annually beginning on February 10 after the first anniversary of the date of grant (subject to performance-based vesting provisions), and grants in 2014 vest 33% annually beginning on February 15 after the first anniversary of the date of grant (subject to performance-based vesting provisions). See “Performance-Based Vesting Provisions” in the “Compensation Discussion and Analysis” section on page 44 for details.

(9)	For the award granted prior to 2014, vests 20% annually beginning on the first anniversary of the date of grant. For the awards granted after January 1, 2014, vest 33% annually beginning on February 15 after the first anniversary of the date of grant, except for the cash-settled RSUs representing a portion of 2014 base salary which vested in full on January 1, 2015, and were paid February 15, 2015. For the cash-settled RSUs granted on January 30, 2014 that vest 33% annually, a portion of the award vested on the grant date in connection with withholdings made by the Company on behalf of the individuals. The stock-settled RSU award is subject to performance-based vesting provisions (see “Performance-Based Vesting Provisions” in the “Compensation Discussion and Analysis” section on page 44 for details).

(10)	For awards granted prior to 2014, vest 33% annually beginning on February 10 after the first anniversary of the date of grant. For awards granted after January 1, 2014, vest 33% annually beginning on February 15 after the first anniversary of the date of grant, except for the cash-settled RSUs representing a portion of 2014 base salary which vested in full on January 1, 2015, and were paid February 15, 2015. For the cash-settled RSUs granted on January 30, 2014 that vest 33% annually, a portion of the award vested on the grant date in connection with withholdings made by the Company on behalf of the individuals. Restricted stock grants and stock-settled RSU awards are subject to performance-based vesting provisions (see “Performance-Based Vesting Provisions” in the “Compensation Discussion and Analysis” section on page 44 for details).

 Pension Benefits

Capital One Programs

Prior to November 1995, Capital One offered a Cash Balance Pension Plan (“CBPP”) and an Excess Cash Balance Plan (“Excess CBPP”) to all full-time salaried associates and certain executive officers. Both of these programs were frozen in December 1995; however, interest credits continue to accrue on plan balances on a quarterly basis for the CBPP and on a monthly basis for the Excess CBPP. The CBPP crediting rate changes annually based on the average annual yield of 5-year Treasury Securities for the preceding 12 months ending October of the prior year (1.04% annual average for 2014). The Excess CBPP interest crediting rate changes monthly based on the Wall Street Journal Prime Rate (3.3% annual average for 2014).

Messrs. Fairbank and Finneran participated in these programs. The estimated annual payouts upon retirement in the CBPP and the Excess CBPP as of December 31, 2014, are $1,950 and $5,996, respectively, for Mr. Fairbank, and $1,371 and $945, respectively, for Mr. Finneran. These projected benefits assume interest credits under the CBPP to be 2.65% credited quarterly and under the Excess CBPP to be 3.85% credited monthly. Accounts in either plan are distributed after separation from service. Distribution options from the CBPP plan are lump sum (eligible for rollover to another qualified plan or personal IRA) or an annuity option. The Excess CBPP will be distributed in the same form as the CBPP, as a lump sum (not eligible for rollover) or as an annuity. Since the CBPP and Excess CBPP are account-based defined benefit plans, years of service are not tracked.

 2014 Pension Benefits Table

Name and Principal Position	Plan Name (1)	Present Value of Accumulated Benefit (2,3,4)	Payments During Last Fiscal Year

Richard D. Fairbank Chairman, CEO and President	Cash Balance Pension Plan	$26,485	$0
	Excess Cash Balance Plan	$81,418	$0

Stephen S. Crawford Chief Financial Officer	-	-	-

Ryan M. Schneider President, Card	-	-	-

John G. Finneran, Jr. General Counsel and Corporate Secretary	Cash Balance Pension Plan	$19,036	$0
	Excess Cash Balance Plan	$13,127	$0

Sanjiv Yajnik President, Financial Services	-	-	-

(1)	In November 1995, Capital One amended the CBPP and the Excess CBPP to eliminate further pay-based credits to participants as of December 31, 1995, and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest continues to be credited on plan balances on a quarterly (CBPP) or monthly (Excess CBPP) basis.

(2)	For the CBPP, the interest crediting rate changes annually based on the average annual yield of 5-year Treasury Securities for the preceding 12 months ending October of the prior year. The average annual interest rate for 2014 was 1.04%. For the Excess Cash Balance Plan, the interest crediting rate changes monthly based on the Wall Street Journal Prime Rate. The average annual interest rate for 2014 was 3.3%.

(3)	The amounts shown are the present value of the accrued benefit under the same actuarial assumptions and measurement date used for financial accounting purposes.

(4)	Consistent with the measurement date used for financial disclosure for the pension plans, the amounts for each year are determined as of a December 31, 2014 measurement date.

 Capital One’s Voluntary Non-Qualified Deferred Compensation Programs

Capital One offers its Voluntary Non-Qualified Deferred Compensation Plan (“VNQDCP”) to eligible associates.

In 2014, our NEOs could elect to contribute up to 50% of the cash portion of their respective base salaries and up to 100% of the restricted stock unit portion of their respective base salaries on a tax-deferred basis. Messrs. Crawford, Schneider, Finneran, and Yajnik participated in the program in 2014.

In 2014, 100% of the CEO’s deferred cash bonus was mandatorily deferred for three years under the VNQDCP and will pay out in lump sum in the first quarter of 2016. The CEO does not receive company contributions under the VNQDCP.

In addition to participant deferrals, Capital One makes contributions under the VNQDCP. Company contributions vest immediately when posted to the VNQDCP. Participants in the VNQDCP have the option to direct their individual deferrals among seventeen different investment offerings made available by the plan: Fidelity Retirement Money Market Portfolio, Blackrock Bond Index Fund, PIMCO Total Return Fund Institutional, Dodge & Cox Balanced Fund, Dodge & Cox Stock Fund, T. Rowe Price Institutional Large Cap Value Fund, Northern Small Cap Value Fund, Fidelity Spartan S&P 500 Index Fund, Blackrock Small Cap Index Fund, Fidelity Capital Appreciation Fund, T. Rowe Price Institutional Large Cap Growth Fund, The Hartford Mid Cap Fund, The Hartford Small Company Fund, Blackrock ACWI ex-US Index Fund, Dodge & Cox International Stock Fund, Vanguard Total World Stock Index, and Lazard Emerging Markets Equity.

Individual investment returns experienced in 2014 were as follows: Mr. Fairbank 4.95% or $182,199, Mr. Crawford 1.71% % or $5,743, Mr. Schneider 0.01% or $22, Mr. Finneran 4.85% or $120,768 and Mr. Yajnik 7.22% or $64,323. Distributions under the VNQDCP may be made to participants according to their respective elected schedule for distribution in accordance with plan terms. The distribution schedules available under the plan include lump sum and 5, 10 or 15 year annual installments. Distributions occur based upon the following events: termination of employment, death, disability, in-service distribution election or change of control.

Prior to December 31, 2005, Capital One offered its executives an Excess Savings Plan (“ESP”). The plan was frozen as of December 31, 2005; no additional participants are permitted to enter the plan, and no compensation is taken into account after this date. Messrs. Fairbank, Schneider, Finneran, and Yajnik participated in the ESP and, as such, returns on these investments are reported for 2014. Effective January 1, 2008, the ESP was merged into the VNQDCP, and participants in the ESP have the option to direct their individual investments among the same offerings as the VNQDCP. Individual investment returns experienced in 2014 were as follows: Mr. Fairbank 13.66% or $51,878, Mr. Schneider 0.01% or $13, Mr. Finneran 13.66% or $158,066, and Mr. Yajnik 4.69% or $13,088.

 2014 Non-Qualified Deferred Compensation Table

Name and Principal Position	Plan Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)
Richard D. Fairbank Chairman, CEO and President	Voluntary Non-Qualified Deferred Compensation Plan	$2,843,750	$0	$182,199	$0	$5,284,955
	Excess Saving Plan	$0	$0	$51,878	$0	$431,724
	2003 Performance Share Award (5)	$0	$0	$1,435,579	$0	$19,950,684

Stephen S. Crawford Chief Financial Officer	Voluntary Non-Qualified Deferred Compensation Plan	$15,265	$218,100	$5,743	$0	$457,076
	Excess Saving Plan	-	-	-	-	-

Ryan M. Schneider President, Card	Voluntary Non-Qualified Deferred Compensation Plan	$11,165	$157,410	$22	$162,286	$336,843
	Excess Saving Plan	$0	$0	$13	$0	$129,346

John G. Finneran, Jr. General Counsel and Corporate Secretary	Voluntary Non-Qualified Deferred Compensation Plan	$9,747	$136,350	$120,768	$0	$2,682,913
	Excess Saving Plan	$0	$0	$158,066	$0	$1,315,417

Sanjiv Yajnik President, Financial Services	Voluntary Non-Qualified Deferred Compensation Plan	$9,129	$127,320	$64,323	$0	$1,023,100
	Excess Saving Plan	$0	$0	$13,088	$0	$292,188

(1)	Reflects executive contributions made for 2014. Mr. Fairbank’s executive contribution under the VNQDCP was a mandatory deferral of the deferred cash bonus awarded in January 2014 for 2013 performance, which was reported in the 2013 Summary Compensation Table. For Messrs. Crawford, Schneider, Finneran, and Yajnik, all executive contributions under the VNQDCP were made in the form of base salary deferrals, and are reported in the 2014 Summary Compensation Table.

(2)	Registrant contributions are also included in the amounts reported as “Company Contributions to Defined Contribution Plans” in footnote 8 to the Summary Compensation Table.

(3)	Includes earnings on total assets in the VNQDCP and the ESP.

(4)	All the amounts shown in this column, other than earnings on deferred compensation, were included in compensation amounts reported in prior years for those executives that were NEOs in such prior years and in the amounts required to be reported pursuant to the then applicable rules. Of these balances, the following amounts were included in compensation amounts reported in the Summary Compensation Tables in prior year proxy statements beginning with the 2007 proxy statement: Mr. Fairbank $2,187,500; Mr. Crawford $210,138; Mr. Schneider $617,715; and Mr. Finneran $1,642,463.

(5)	Includes the value of restricted stock units that were granted to Mr. Fairbank in December 2003, subject to Capital One’s earnings per share performance relative to its comparator group over a three-year period from January 1, 2004 through December 31, 2006 (the “Performance Period”). On March 2, 2007, the independent directors of the Board certified, following the end of the Performance Period, the achievement of the performance target. Because the Company ranked in the 76th percentile for the Performance Period relative to the comparator group, Mr. Fairbank acquired the right to receive 241,680 shares of Capital One’s common stock on March 31, 2007. Delivery of these shares is deferred until the end of Mr. Fairbank’s employment with the Company. Similar to other deferred compensation, Mr. Fairbank neither acquired these shares nor realized any value from these shares in 2014.

 Potential Payments Upon Termination or Change of Control

Overview

The disclosure in the table below illustrates payouts that the named executive officers could receive under certain hypothetical termination scenarios. Actual circumstances resulting in the departure of a named executive officer cannot be predicted and may differ from the assumptions used in the information outlined below. The Company has adopted plans providing certain standards governing named executive officer separation payments (reflected in the table below) in order to protect the Company’s interests in the event of an acquisition as well as to provide competitive benefits to senior executives.

The Compensation Committee reviews each executive officer’s separation on a case by case basis and exercises its business judgment, with the approval of the independent directors, to customize the terms of such separations in consideration of the relevant circumstances, including:

•	The reasons for the separation;
•	Market competitive practices for comparable separation scenarios;
•	Potential benefits to the Company, such as retaining its competitive advantage, maintaining a positive reputation internally and externally, and preserving its ability to recruit highly talented executives;
•	The executive’s tenure and contributions to the Company’s success;
•	The executive’s willingness to provide legal waivers and/or enter into agreements not to compete with the Company or to solicit the Company’s employees or customers; and
•	The resulting impact of the separation terms on the Company and its stockholders.

Restrictive Covenants

Capital One maintains a competitive advantage in part through the intellectual property developed and utilized by our senior executives. Capital One has asked certain NEOs to enter into various agreements that contain restrictive covenants related to confidentiality, non-competition, non-solicitation and ownership of work product, as described below.

Standard Non-Competition Agreement

Under Capital One’s standard non-competition agreement program, NEOs may be restricted as to what competitive services they may provide to an entity following separation from Capital One, typically for a period of up to two years. In recognition of these restrictions, the agreement calls for payments to be made to the NEO during periods of enforcement of the non-competition restrictions, subject to certain circumstances and conditions. Messrs. Crawford, Schneider, and Yajnik are parties to standard non-competition agreements.

For 2014, potential payments following termination under the standard non-competition agreement are 15% of the NEO’s target total compensation for each year of enforcement and up to eighteen months of subsidized health insurance premiums and administrative fees under COBRA if the NEO elects such coverage, subject to certain terms and conditions. For voluntary terminations, the previously described payments are only made for the second year of enforcement. In the case of the NEO’s involuntary termination for any reason other than death, disability or cause, the payments are made in two lump sums, the first following termination and the second upon completion of the enforcement period. However, there are no payments under the non-competition agreement if benefits are payable under a change of control agreement. Payments related to the non-competition agreement are separate from any severance payments that may be made upon the NEO’s departure. However, severance payments are typically offset in part by payments related to the non-competition agreement so that total payment amounts are consistent with the program’s intent.

Confidentiality, Work Product and Non-Solicitation of Employee Agreement

Messrs. Crawford, Schneider, and Yajnik are parties to confidentiality, work product and non-solicitation of employee agreements. The confidentiality provisions of these agreements generally provide that at all times during and following employment with the Company, the NEO may not use for personal benefit or the benefit of others, or divulge to others, any of Capital One’s confidential information, except as expressly authorized by Capital One or required by legal process.

Further, the NEO, upon separation from Capital One, shall return any and all of Capital One’s confidential information to Capital One.

Generally, under the non-solicitation of employee provisions of these agreements, for a period of two years following separation from Capital One, the NEO shall not directly or indirectly solicit or induce any associate of Capital One to become employed by any person or entity engaged in competition with Capital One, hire or engage any associate of Capital One to provide services to a competitor, or directly or indirectly solicit or induce any associate of Capital One to end his or her employment based on confidential information the NEO learned about the employee while they were employed by Capital One.

Payments under Certain Termination Scenarios

Upon separation from the Company, the named executive officers, regardless of the reason for termination, receive certain earned, but previously unpaid, payments, such as accrued but unused vacation pay and amounts earned and vested under the Company’s qualified and non-qualified retirement programs. In addition, cash-settled RSUs granted to NEOs after the end of a performance year continue to vest according to the original provisions upon separation for any reason other than cause because these are deferred awards attributable to prior performance and are intended to replace cash bonuses, which would otherwise already have been paid to an executive.

Voluntary Termination

An NEO who voluntarily terminates employment with Capital One may receive payments related to non-competition covenants (described above, if applicable) and any contractual payments to which the NEO may otherwise be entitled. Cash-settled RSUs granted to NEOs at the beginning of a performance year representing a portion of base salary are pro-rated and continue to vest according to their original terms upon voluntary termination. In addition, an NEO has the ability following separation to exercise vested but unexercised options for 3 months following voluntary termination.

Involuntary Termination Without Cause

An NEO whose employment with Capital One is terminated involuntarily, for performance or job elimination, is entitled to receive the amounts set forth in the Company’s Executive Severance Plan. For 2014, potential payments under the Executive Severance Plan were 30% of total target compensation. If an NEO’s Non-Competition Agreement is enforced, payments under the Executive Severance Plan will be offset by any amounts paid under the Non-Competition Agreement and the NEO will be eligible for (i) an additional payment of up to 90% of the severance payments in exchange for executing a release of claims against the Company, as well as (ii) continued coverage through broad-based and executive life insurance programs, outplacement services and any contractual payments to which the NEO may otherwise have been entitled. Cash-settled RSUs granted to NEOs at the beginning of the performance year representing a portion of base salary are pro-rated and continue to vest according to their original terms upon an involuntary termination. Performance shares granted to NEOs will vest on a pro-rata basis if an involuntary termination without cause occurs during the performance period. In addition, named executive officers have the ability following separation to exercise vested but unexercised options for two years. If a named executive officer’s employment with Capital One is terminated as a result of death or disability, his unvested stock options, restricted stock and restricted stock units will vest in full and his performance shares will vest on a pro-rata basis based on actual Company performance during the performance period.

Termination for Cause

Generally, an NEO whose employment with Capital One is terminated for cause receives no additional benefits but is required to comply with any applicable restrictive covenants related to confidentiality, non-competition, non-solicitation of employees or customers, and ownership of work product, as described above. Cash-settled RSUs granted to NEOs at the beginning of the performance year representing a portion of base-salary are pro-rated and continue to vest according to their original terms upon a termination for cause because these are deferred awards representing base salary that would otherwise already have been paid to an executive. In addition, if terminated for cause, named executive officers have the ability following separation to exercise vested but unexercised options for 3 months.

Payments upon Retirement

As with all executives who are eligible for retirement, named executive officers who retire from Capital One may receive the following amounts: payments related to non-competition covenants as if they had terminated voluntarily (described above); partially subsidized participation in retiree medical coverage (including dependents as applicable), provided that the executive became eligible to retire on or before December 31, 2012; coverage through the executive life insurance program (at a reduced benefit); and any contractual payments to which he or she may otherwise be entitled.

Upon retirement, shares of restricted stock, all restricted stock units (other than cash-settled RSUs representing a portion of base-salary, which vest pro-rata) and stock options continue to vest according to their original terms, which, for shares of restricted stock, stock-settled restricted stock units (all restricted stock units for the CEO) and stock options granted on or after 2012, also includes performance-based vesting provisions. In addition, performance shares granted to named executive officers will continue to vest after retirement, except the 2014 performance share grant to the CEO which would be forfeited if he retired on or before December 31, 2014. For stock options granted on or before December 1, 2005, the executive has one year from the date of retirement to exercise vested but unexercised options. For stock options granted after December 1, 2005 and prior to January 1, 2010 the executive has the earlier of five years from the date of retirement or the expiration of the option term to exercise vested but unexercised options. For stock options granted on or after January 1, 2010 the executive has until the expiration of the option term to exercise vested but unexercised options.

Change of Control

Each named executive officer is a party to an agreement (a “Change of Control Agreement”) that provides for certain payments in the event his or her employment is terminated within two years following (or in anticipation of) a change of control, either involuntarily without cause or voluntarily for good reason. Amounts payable in each of these scenarios are outlined below.

In the agreements, a change of control occurs if one or more of the following events take place: (i) an acquisition of 20% or more of Capital One’s common stock or the combined voting power of the voting securities by a person or group, (ii) certain changes in the majority of the Board of Directors, (iii) consummation of a reorganization, merger, share exchange or consolidation or similar transaction, sale of all assets or the acquisition of another company, except where all or substantially all of Capital One’s stockholders receive 50% or more of the stock of the resulting company, at least a majority of the board of directors of the resulting company were incumbent board members, and no person owns 20% or more of the resulting company who did not own such stock immediately before the business combination or (iv) approval by stockholders of a complete liquidation or dissolution of Capital One.

All named executive officer Change of Control Agreements providing for a potential excise tax gross-up after a change of control have expired and have been replaced with new Change of Control Agreements that do not provide for an excise tax gross-up.

Involuntary Termination For Cause

Named executive officers terminated involuntarily for cause following a change of control receive no additional benefits.

Voluntary Termination With Good Reason or Involuntary Termination Without Cause

For 2014, the potential payments that the named executive officers could receive under certain termination scenarios are based on a percentage of target total compensation. For the CEO, the potential payments are based on a multiple of his notional salary and cash bonus (as described below). As of December 31, 2014, if a change of control of Capital One occurs, then following a voluntary termination with good reason or involuntary termination without cause, a named executive officer may receive certain benefits as outlined below:

•	The CEO will be entitled to receive:

¡	A lump-sum payment of 2.5 times the sum of his current notional salary and the “Highest Annual Bonus,” which is the highest of (i) the target annual bonus for the year in which the change of control occurs (or the mid-point if no target is established), (ii) the target annual bonus for the year immediately before the year the change of control occurs (or midpoint if no target is established), or (iii) the annual bonus paid or payable for the most recently completed fiscal year; and

¡	The cash value, prorated through the date of termination, of the Highest Annual Bonus.

•	An NEO will be entitled to receive:

¡	The cash value, prorated through the date of termination, of the current year’s target annual incentive award, whether in the form of cash or equity-based compensation; and

¡	112.5% of the highest of (i) the NEO’s current target total compensation, (ii) the NEO’s target total compensation for the prior year, or (iii) the NEO’s actual total compensation for the prior year.

•	The CEO or an NEO will also be entitled to receive:

¡	An amount equal to the employer contributions under the Company’s qualified and non-qualified retirement, healthcare and life insurance programs for 2.5 years as well as access to such healthcare and life insurance plans for the named executive officer (and dependents as applicable);

¡	Service credit of 2.5 years for purposes of determining vesting under any supplemental or excess defined contribution plan and eligibility under any applicable retiree medical plan;

¡	Outplacement services of up to $30,000 for one full year (the named executive officer must begin to take advantage of the services within one year of the date of termination); and

¡	Any contractual payments to which the named executive officer may otherwise have been entitled.

Beginning in January 2015, all equity awards granted to named executive officers will require a so-called “double trigger” for accelerated vesting in connection with a change of control. Upon a change of control, all equity awards continue to vest according to their original schedule. The vesting of such awards will only accelerate if a named executive officer is involuntarily terminated without cause or voluntarily terminates for good reason within the two years following a change of control. All outstanding equity grants awarded prior to January 2015 vest in full immediately upon a change of control.

Richard D. Fairbank

Mr. Fairbank receives no regular base salary. In light of this, for 2014, Mr. Fairbank’s payment in the event of a termination following a change of control was based on a notional salary of $1 million and his Highest Annual Bonus. The Committee reviews and establishes the notional salary amount on an annual basis, based on market trends related to CEO compensation and recommendations provided by F.W. Cook. Mr. Fairbank is a party to a Change of Control Agreement.

Stephen S. Crawford, Ryan M. Schneider, John G. Finneran, Jr., and Sanjiv Yajnik

Messrs. Crawford, Schneider, Finneran, and Yajnik are generally eligible for the same payments upon termination, and are all party to a Change of Control Agreement. For 2014, these payments were calculated based on their 2014 target total compensation values. Messrs. Crawford, Schneider and Yajnik are party to a standard Non-Competition Agreement and a Confidentiality, Work Product and Non-Solicitation of Employee Agreement.

2014 Potential Payments and Benefits Upon Termination or Change of Control Tables by Named Executive Officer

Name and Principal Position	Situation	Cash Severance (1)	Retirement Plan Contributions (2)	Acceleration and Continuation of Equity Awards (3)	Continuation of Medical/Welfare Benefits (4)	Excise Tax Gross Up (5)	Total
Richard D. Fairbank Chairman, CEO and President	Voluntary Termination	NA	NA	NA	NA	NA	NA
	Involuntary Termination	NA	NA	NA	NA	NA	NA
	Retirement	$0	$0	$73,217,060	$462,000	NA	$73,679,060
	For Cause Termination	$0	$0	$0	$0	NA	$0
	CIC*	$12,253,417	$0	$83,396,218 (6)	$242,267	NA	$95,891,902

Stephen S. Crawford Chief Financial Officer	Voluntary Termination	$1,129,500	$0	$3,025,458	$0	NA	$4,154,958
	Involuntary Termination	$4,292,100	$0	$14,911,691	$17,433	NA	$19,221,224
	Retirement	NA	NA	NA	NA	NA	NA
	For Cause Termination	$0	$0	$1,308,830	$0	NA	$1,308,830
	CIC*	$9,611,826	$595,012	$18,226,648 (6)	$180,685	NA	$28,614,171

Ryan M. Schneider President, Card	Voluntary Termination	$826,050	$0	$3,987,165	$0	NA	$4,813,215
	Involuntary Termination	$3,138,990	$0	$6,371,276	$14,640	NA	$9,524,906
	Retirement	NA	NA	NA	NA	NA	NA
	For Cause Termination	$0	$0	$957,497	$0	NA	$957,497
	CIC*	$7,350,212	$442,628	$12,411,388 (6)	$84,984	NA	$20,289,212

John G. Finneran, Jr. General Counsel and Corporate Secretary	Voluntary Termination	$0	$0	$11,564,825	$0	NA	$11,564,825
	Involuntary Termination	$1,441,500	$0	$11,564,825	$10,000	NA	$13,016,325
	Retirement	$0	$0	$11,564,825	$450,000	NA	$12,014,825
	For Cause Termination	$0	$0	$835,323	$0	NA	$835,323
	CIC*	$6,515,721	$390,289	$11,564,825 (6)	$196,372	NA	$18,667,207

Sanjiv Yajnik President, Financial Services	Voluntary Termination	$675,600	$0	$10,726,854	$0	NA	$11,402,454
	Involuntary Termination	$2,567,280	$0	$10,726,854	$10,000	NA	$13,304,134
	Retirement	$675,600	$0	$10,726,854	$313,000	NA	$11,715,454
	For Cause Termination	$0	$0	$782,987	$0	NA	$782,987
	CIC*	$4,033,306	$367,675	$10,726,854 (6)	$154,392	NA	$15,282,227

*	Represents potential payments and benefits upon change of control for involuntary termination without cause or voluntary for good reason. “Acceleration and Continuation of Equity Awards” represents the value of equity where vesting is accelerated upon change of control, assuming, where applicable, that all performance metrics have been achieved at their target level.

The table above is intended to reflect potential payments to named executive officers across a range of potential separation scenarios, assuming the change of control or separation occurred on December 31, 2014.

The amounts shown in the table above do not include payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The named executive officers also are eligible to receive certain pension benefits and certain qualified and non-qualified deferred compensation amounts upon termination. These amounts are outlined in the 2014 Pension Benefits Table on page 62 and the 2014 Non-Qualified Deferred Compensation Table on page 64, respectively, and are not included in the table above.

Other amounts not included in the table above are the following:

•	Accrued salary, bonus and vacation pay as of the date of termination; and
•	Welfare benefits generally available to all retirees, including retiree medical programs.

(1)	Represents cash amounts paid for severance or in relation to enforcement of non-competition covenants as described under “Restrictive Covenants” beginning on page 65. In cases where the executive is eligible for both types of payments, non-competition amounts typically offset severance amounts in whole or in part. Cash-settled restricted stock unit awards granted after the end of a performance year are included in the “Acceleration and Continuation of Equity Awards” column. Messrs. Schneider and Yajnik would receive a reduction in CIC severance payments in order to meet safe harbor limitations, which is reflected in the cash severance amounts reported above.

(2)	Represents the value of projected contributions to retirement plans during the severance period.

(3)	Represents the value of equity where vesting is accelerated or continued by the triggering event. For stock options, this represents the in-the-money value. For stock awards, this represents the fair market value of the shares on December 31, 2014. Most currently unvested equity awards held by our retirement eligible executives will continue to vest according to their original terms following retirement, which includes a voluntary or involuntary termination not for cause after a named executive officer becomes eligible for retirement. Messrs. Fairbank, Finneran, and Yajnik were the only named executive officers eligible for retirement as of December 31, 2014.

(4)	Represents the value of potential payments made on the executive’s behalf for continuation of medical and welfare benefits during the severance period. Includes programs such as medical, dental, insurance, outplacement services and related benefits. Only includes programs that are specific to the named executive officers; does not include the value of programs generally available to all employees upon separation from the Company.

(5)	Named executive officers are not eligible for excise tax gross-ups.

(6)	Most currently unvested equity awards will be treated in a similar manner following a named executive officer’s termination of employment for death or disability. Due to differences in the vesting provisions of performance shares, the value of the acceleration and continuation of unvested equity awards for each named executive officer following the termination of his employment for death or disability on December 31, 2014 would have been: $72,331,945 for Mr. Fairbank, $17,435,017 for Mr. Crawford, $11,460,892 for Mr. Schneider, $10,667,583 for Mr. Finneran, and $9,885,569 for Mr. Yajnik.

SECTION VII – EQUITY COMPENSATION PLANS

 Equity Compensation Plan Information

The following table provides information as of December 31, 2014, with respect to shares of Capital One common stock that may be issued under our existing compensation plans.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	14,011,073 (4)	$55.75	29,787,036 (6)

Equity compensation plans not approved by security holders (2)	201,568 (5)	$64.41	0 (7)

Total	14,212,641	$55.87	29,787,036

(1)	The following plans have been approved by Capital One stockholders and are currently in effect: the 2004 Stock Incentive Plan and the 2002 Associate Stock Purchase Plan.

(2)	The 1999 Directors Plan, which is described below, was terminated in April 2009 and has not been approved by Capital One stockholders. In conjunction with the acquisition of Hibernia National Bank (“Hibernia”) in November 2005, Capital One assumed three existing Hibernia stock incentive plans. In conjunction with the acquisition of North Fork Bancorporation (“North Fork”) in December 2006, Capital One assumed fifteen existing North Fork stock incentive plans. Options outstanding under these plans were converted to Capital One options outstanding and are included in the amounts reported in this row. As of December 31, 2014, one Hibernia plan had options outstanding and two North Fork plans had options outstanding. All remaining Hibernia and North Fork options will expire by December 2015. There are no shares available for future issuance under the Hibernia or North Fork plans.

(3)	Does not reflect restricted stock units and performance shares because they have no exercise price.

(4)	Excludes purchase rights accruing under the 2002 Associate Stock Purchase Plan and 1,382,229 issued and unvested outstanding shares of restricted stock under the 2004 Stock Incentive Plan. Includes 2,189,443 shares, representing the maximum number of shares issuable pursuant to outstanding performance share awards under the 2004 Stock Incentive Plan and 1,431,066 shares subject to outstanding restricted stock units under the 2004 Stock Incentive Plan. Excludes shares of restricted stock, to be settled in cash, under the 2004 Stock Incentive Plan. Also excludes dividend equivalents accrued with respect to performance shares which are paid in shares at the time the underlying performance shares are issued and only with respect to the number of performance shares that actually vest.

(5)	Includes 54,456 outstanding restricted stock units under the 1999 Directors Plan.

(6)	Represents 21,529,289 shares available for future issuance under the 2004 Stock Incentive Plan; and 8,257,747 shares available for future issuance under the 2002 Associate Stock Purchase Plan as shares purchased voluntarily by Capital One associates through regular payroll deductions and a company match.

(7)	There are no shares available for future issuance under the equity compensation plans not approved by security holders.

 Description of Non-Security Holder Approved Equity Compensation Plans

Set forth below is a brief description of the material features of each Capital One equity compensation plan that was adopted without the approval of Capital One’s security holders and that had grants outstanding or shares available for issuance as of December 31, 2014.

 1999 Directors Plan

The 1999 Directors Plan was adopted by the Board on April 29, 1999, and terminated on April 28, 2009. The plan authorized a maximum of 825,000 shares of Capital One’s common stock for the grant of non-qualified stock options, restricted stock and restricted stock units to members of the Board who were not otherwise employed by Capital One or any subsidiary of Capital One at the time an award was granted. The number of shares available for issuance under the plan included shares granted under the plan subject to options that expired or otherwise terminated unexercised and shares forfeited pursuant to restrictions on restricted stock or deferred stock. The plan is administered by the Board.

The exercise price of stock options granted under the plan could not be less than the fair market value, as defined in the 1999 Directors Plan, of Capital One common stock on the date of grant. The maximum term of each stock option was ten years, and vesting schedules were determined at the time of grant. The Board could, in its discretion, grant options that by their terms became fully exercisable upon a change of control, as defined in the 1999 Directors Plan.

The Board could award restricted stock to eligible directors. During the restricted period, a director cannot dispose of any restricted shares and must forfeit any restricted shares granted to such director if he or she ceases to be a member of the Board. The Board had the authority to establish the terms and conditions upon which these restrictions will lapse. The Board could also, at any time, accelerate the time at which any or all restrictions would lapse or remove any and all such restrictions. Subject to any applicable restrictions, a participant who received an award of restricted stock would have all of the rights of a stockholder with respect to the shares subject to the award, including but not limited to the right to vote the shares and the right to receive all dividends and other distributions paid with respect to the shares.

The Board could award restricted stock units to eligible directors under the plan. The Board has the authority to establish, in its discretion, the length of the vesting period; any restrictions with respect to an award of restricted stock units and the terms and conditions upon which restrictions, if any, shall lapse.

The Board has retained the right to cancel any awards outstanding under the plan in exchange for a cash payment equal to any such award’s value as of the date of cancellation.

Currently, no shares are available for issuance under this plan other than shares subject to outstanding equity awards under the plan.

SECTION VIII – COMPENSATION COMMITTEE REPORT

All members of the Compensation Committee participated in the review and discussion of the Compensation Discussion and Analysis (“CD&A”) with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

The Compensation Committee	Mayo A. Shattuck III (Chair)

Patrick W. Gross

Ann Fritz Hackett

Lewis Hay, III

Benjamin P. Jenkins, III

The foregoing Report of the Compensation Committee on Executive Compensation shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

SECTION IX – AUDIT COMMITTEE REPORT

The charter of the Audit Committee was most recently approved by the Committee and the full Board of Directors on January 28, 2015.

In accordance with its charter, the Audit Committee assists the Board of Directors in the oversight of:

•	The integrity of Capital One’s financial statements and internal controls;
•	The qualifications, independence and performance of Capital One’s independent auditor;
•	The performance of Capital One’s internal auditor; and
•	Capital One’s compliance with legal and regulatory requirements.

The Audit Committee has implemented procedures to enable it to devote the attention it deems appropriate to each of the matters assigned to it under its charter. In carrying out its responsibilities, the Audit Committee met a total of twelve times during 2014. Pursuant to Capital One’s Corporate Governance Principles and applicable law, the Audit Committee is comprised solely of independent directors.

In discharging its oversight responsibility, the Audit Committee has reviewed and discussed Capital One’s audited financial statements for the fiscal year ended December 31, 2014, and the assessment of the effectiveness of Capital One’s internal control over financial reporting, with management and Ernst & Young LLP (“Ernst & Young”), Capital One’s independent auditors. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young their independence from Capital One. Based on its review and discussions with management and Ernst & Young, and pursuant to a delegation of authority from the Board of Directors, the Audit Committee has approved the inclusion of the audited financial statements in Capital One’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014, for filing with the SEC.

The Audit Committee:	Bradford H. Warner (Chair and “Audit Committee Financial Expert”)
Benjamin P. Jenkins, III
Peter E. Raskind (“Audit Committee Financial Expert”)
Catherine G. West

The foregoing Report of the Audit Committee shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

SECTION X – ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)

All of Capital One’s directors are elected at each annual meeting of stockholders and hold such office until the next annual meeting of stockholders, and until their successors are duly elected and qualified. Each nominee has consented to serve a one-year term. Information about the proposed nominees for election as directors is set forth under “Information about our Directors and Executive Officers” in the “Corporate Governance at Capital One” section beginning on page 16 of this proxy statement.

In the event a nominee ceases to be available for election, the Board of Directors may designate a substitute as a nominee or reduce the size of the Board. If the Board designates a substitute nominee, proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

The nominees for election this year are:

Richard D. Fairbank	Pierre E. Leroy

Patrick W. Gross	Peter E. Raskind

Ann Fritz Hackett	Mayo A. Shattuck III

Lewis Hay, III	Bradford H. Warner

Benjamin P. Jenkins, III	Catherine G. West

***

The Board of Directors unanimously recommends that you vote “FOR” each of these director nominees.

SECTION XI – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(ITEM 2 ON PROXY CARD)

The Audit Committee, pursuant to authority granted to it by the Board of Directors, is directly responsible for the appointment, compensation, retention and oversight of Capital One’s independent auditors. The Audit Committee evaluates the independent auditors’ qualifications, performance and independence at least annually and periodically considers whether to continue to retain our current independent auditor or engage another firm. In connection with applicable partner rotation requirements, the Audit Committee and its Chair are involved in considering the selection of Ernst & Young’s new lead engagement partner.

For 2015, the Audit Committee has appointed the firm of Ernst & Young as independent auditors. Ernst & Young has served as Capital One’s independent auditors since 1994. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young as Capital One’s independent auditors is in the best interests of Capital One and its stockholders.

The Board of Directors is submitting this proposal to the vote of the stockholders as a matter of good corporate governance. If stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider their appointment as our independent auditors.

The fees billed for professional services provided by Ernst & Young for fiscal years 2014 and 2013 are shown in the following table:

Fees (dollars in millions)	2014	2013

Audit Fees	$10.14	$10.22

Audit-Related Fees	$1.22	$1.49

Tax Fees	$0.26	$0.32

All Other Fees	$0.00	$0.00

Audit fees include fees for the audit of our annual financial statements, the review of financial statements included in our quarterly reports on Form 10-Q and services that normally would be provided by the auditor in connection with statutory and regulatory filings or engagements and that generally only the independent auditor can provide. In addition to fees for an audit or review in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC. Audit-related fees are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and traditionally are performed by the independent auditor, such as: employee benefit plan audits; due diligence related to mergers and acquisitions; internal control reviews; attestation services that are not required by statute or regulation; and consultation concerning financial accounting and reporting standards. Tax fees include corporate and subsidiary compliance, consulting, international and employee benefit services. All other fees would include fees for services that are not defined as Audit, Audit-related or Tax and are not specifically prohibited by the SEC.

The Audit Committee is responsible for overseeing the amount of Audit fees paid to Ernst & Young. The Audit Committee has reviewed the fees paid to Ernst & Young and has considered whether the fees paid for non-Audit services are compatible with maintaining Ernst & Young’s independence. The Audit Committee also adopted policies and procedures to approve services provided by Ernst & Young in accordance with the Sarbanes-Oxley Act of 2002 and rules of the SEC promulgated thereunder. These policies and procedures involve annual pre-approval by the Audit Committee of the types of services to be provided by Capital One’s independent auditor and fee limits for each type of service on both a per engagement and aggregate level. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit Committee for further pre-approval. Under the policy adopted by the Audit Committee, Tax fees are limited to 25% of combined Audit and Audit-related fees, and services that would fall under the category “All Other Fees” are prohibited. Capital One’s policy, for administrative ease, allows for a $25,000 de minimis exception to the pre-approval procedures; however, any services provided pursuant to this exception must be approved at the next meeting of the Audit

Committee. Additionally, Capital One has established policies to provide for adherence to Sarbanes-Oxley Act requirements relating to the rotation of partners engaged in Capital One’s audit by the independent auditors.

Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

***

The Board of Directors unanimously recommends that you vote “FOR” the ratification of Ernst & Young LLP as Capital One’s independent auditors for 2015.

SECTION XII – ADVISORY APPROVAL OF CAPITAL ONE’S 2014 NAMED EXECUTIVE OFFICER COMPENSATION

(ITEM 3 ON PROXY CARD)

We are offering to our stockholders a non-binding advisory vote on our 2014 Named Executive Officer compensation, including the compensation of our Chief Executive Officer, pursuant to Section 14A of the Securities and Exchange Act of 1934. While the vote is non-binding, the Board of Directors values the opinions that stockholders express through their votes and in any additional dialogue. The Board of Directors will consider the outcome of the vote when making future compensation decisions.

As discussed in the “Compensation Discussion and Analysis” section beginning on page 31, our Board of Directors generally has provided compensation programs for the CEO and the NEOs that are competitive with the market, performance-based and transparent and that align with our stockholders’ interests over multiple time horizons. Our CEO and NEO compensation programs generally have consisted primarily of performance-based incentive opportunities, including multiple types of equity instruments with multi-year vesting schedules. The ultimate value of the equity-based awards made to our CEO and the NEOs is subject to Capital One’s sustained performance over time, both on an absolute basis and relative to our peers.

For 2014, approximately 78% of the CEO’s total compensation is equity-based and at-risk to the performance of the Company’s stock price, and 100% of his compensation is deferred for a three-year period. As discussed under “NEO Compensation” on page 34, under the 2014 NEO compensation program approximately 80% of total target compensation was provided through equity-based vehicles which were all at-risk based on the performance of the Company’s stock price and subject to vesting over multiple time horizons.

Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” section of this proxy statement on pages 31 to 51 and in the “Named Executive Officer Compensation” section on pages 52 to 70.

We ask for your advisory vote on the following resolution:

“Resolved, that Capital One’s stockholders hereby provide their advisory approval of the 2014 Named Executive Officer compensation as disclosed pursuant to the rules of the SEC in the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables and the related notes and narratives in this proxy statement.”

***

The Board of Directors unanimously recommends that you vote “FOR” advisory approval of our 2014 Named Executive Officer compensation as disclosed in this proxy statement.

The Board of Directors has resolved to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2016 Annual Meeting, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

SECTION XIII – APPROVAL OF AMENDMENT TO CAPITAL ONE’S RESTATED CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLDERS TO REQUEST SPECIAL MEETINGS OF THE STOCKHOLDERS

(ITEM 4 ON PROXY CARD)

Overview

The Board of Directors recommends that Capital One’s stockholders approve an amendment to Capital One’s Restated Certificate of Incorporation (the “Certificate”) to allow one or more stockholders who own at least 25% of the Company’s common stock and who satisfy certain procedures to require that the Company call a special meeting of the stockholders (the “Proposed Certificate Amendment”). Stockholders do not presently have the ability to require that the Company call a special meeting of the stockholders.

The Proposed Certificate Amendment

If the Proposed Certificate Amendment is approved by stockholders, the Certificate will provide that the Company is required to call a special meeting of the stockholders upon the written request of one or more stockholders who:

•	own shares representing 25% or more of the voting power of the then outstanding Voting Stock[1] entitled to vote on the matter or matters to be brought before the proposed special meeting,

•	continue to satisfy that level of stock ownership for such period as set forth in the Amended and Restated Bylaws (the “Bylaws”), as amended from time to time, and

•	provide the information regarding the stockholder(s) requesting the special meeting and the proposed special meeting, and satisfy such additional procedures, as provided for in the Bylaws from time to time.

As discussed further below, the Proposed Certificate Amendment utilizes a “net long” definition of stock ownership for purposes of determining whether stockholders requesting a special meeting satisfy the 25% ownership threshold. Under the “net long” definition, a person will be deemed to “own” only those shares of outstanding Voting Stock as to which the person possesses both (i) full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, which terms may be further defined in the Bylaws from time to time.

The Board of Directors unanimously recommends that you vote “FOR” the Proposed Certificate Amendment.

Purpose and Effect of the Proposed Certificate Amendment

The Proposed Certificate Amendment is a result of the Board of Directors’ ongoing review of our corporate governance principles and consideration of the stockholder proposal discussed below. In developing the Proposed Certificate Amendment, the Board of Directors (including all members of the Governance and Nominating Committee) carefully considered the implications of amending our Certificate to allow stockholders to request that the Company call a special meeting.

The Board of Directors recognizes that providing stockholders the ability to require that the Company call special meetings is viewed by some stockholders as an important corporate governance practice. However, special meetings of the stockholders can cause the Company to incur substantial expenses and can be potentially disruptive to its business operations and to long-term stockholder interests. Accordingly, the Board of Directors believes that special meetings of the stockholders should be extraordinary events that should not be held in close proximity to an annual meeting or when the matters to be addressed have been recently considered or are planned to be considered at another meeting. The Board of Directors would continue to have the ability to call special meetings of the stockholders in other instances when, in the exercise of their fiduciary obligations, they determine appropriate.

In light of these considerations, the Board of Directors believes that it strikes an appropriate balance between enhancing stockholder rights and adequately protecting stockholder interests to provide that stockholders who

[1]	References in this discussion to votes of the outstanding shares and to the “Voting Stock” mean the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. Currently, Capital One common stock is the only class or series of Voting Stock outstanding.

satisfy a 25% “net long” ownership threshold and comply with certain additional procedures and limitations have the ability to request that the Company call a special meeting.

In determining to utilize a 25% ownership threshold, the Board of Directors noted that the 25% ownership standard is the most prevalent standard among its peer companies that allow stockholders to call special meetings, and that a number of the Company’s institutional stockholders have in the past expressed support for a 25% ownership standard for stockholders to be able to request a special meeting of the stockholders. The Board of Directors determined to adopt a “net long” definition of ownership because it believes that only stockholders with full and continuing economic interest and voting rights in our Voting Stock should be entitled to request that the Company call a special meeting.

As a result, the Board of Directors has considered the matter, and upon recommendation of the Governance and Nominating Committee, adopted resolutions setting forth the Proposed Certificate Amendment, declared such amendment advisable and unanimously resolved to submit such amendment to our stockholders for consideration and to recommend that stockholders vote “FOR” the Proposed Certificate Amendment.

Related Changes to the Bylaws

The Proposed Certificate Amendment authorizes the Bylaws (1) to specify the information required to be provided in connection with a stockholder’s request to call a special meeting, (2) to set forth continuing ownership requirements and additional procedures and conditions applicable to stockholders’ ability to request that the Company call a special meeting, and (3) to define ownership for purposes of the “net long” ownership standard under the Proposed Certificate Amendment. Accordingly, the Board of Directors has amended Article II of our Bylaws, contingent upon stockholder approval and implementation of the Proposed Certificate Amendment, to address these provisions.

Information Provisions.

The Bylaw amendment requires any special meeting request to set forth the same information regarding the business to be conducted at the meeting and regarding any director candidate to be nominated at the meeting that is required to be provided by a stockholder who proposes to introduce such business or to make director nominations at an annual meeting of stockholders. Any stockholder or beneficial owner who is seeking to call the special meeting or who solicits other stockholders to support calling the special meeting also must provide the same information as to its ownership of the Company’s stock and its interest in the matters proposed to be voted on at the special meeting that is required of a stockholder who proposes to introduce such business or to make director nominations at an annual meeting of stockholders. Each stockholder supporting the special meeting request must provide information as to the number of shares of the Company’s stock that it owns.

Ownership Provisions.

The Bylaw amendment elaborates on the “net long” ownership definition included in the Proposed Certificate Amendment by providing that borrowed or hedged shares do not count toward the 25% ownership threshold. However, holding shares through a nominee and the practice of share lending will not be deemed to interrupt ownership of shares that otherwise are deemed to be “owned” under this standard. Stockholders requesting a special meeting must hold the requisite number of shares through the date of the special meeting and provide updated ownership information at the record date and shortly before the date of the special meeting of stockholders.

Additional Provisions.

The Bylaw amendment sets forth certain procedural requirements that the Board believes are appropriate to avoid duplicative or unnecessary special meetings. Under these provisions, a special meeting request is not valid if:

•	the proposed meeting relates to an item of business that is not a matter on which stockholders are authorized to act under, or that involves a violation of, applicable law;
•	the proposed meeting relates to an item of business that is the same or substantially similar to any item of business that was voted on at a meeting of stockholders occurring within 90 days preceding the earliest dated request for a special meeting; or

•	an otherwise valid special meeting request is submitted within the 90 days preceding the anniversary of the prior year’s annual meeting.

Under the Bylaw amendment, if stockholders who requested a special meeting revoke the request or cease to own 25% of the Voting Stock, the Company is not required to hold the special meeting of the stockholders.

The Stockholder Proposal

As described below in Section XIV, Capital One has been notified that a stockholder intends to present a proposal for consideration at the Annual Meeting (the “Stockholder Proposal”) that also addresses stockholders’ ability to call special meetings of the stockholders. Although the Proposed Certificate Amendment and the Stockholder Proposal concern the same subject matter, the terms and effects of each proposal differ. Stockholders may vote on both the Proposed Certificate Amendment and the Stockholder Proposal, and approval of the Proposed Certificate Amendment is not conditioned on approval or disapproval of the Stockholder Proposal. Among the differences between the Proposed Certificate Amendment and the Stockholder Proposal are the following:

•	The Proposed Certificate Amendment is binding. If the Proposed Certificate Amendment is approved, our Certificate and Bylaws will be amended, thereby providing stockholders the ability to have the Company call a special meeting of the stockholders. In contrast, the Stockholder Proposal is not binding; approval of the Stockholder Proposal requests that the Board consider the matter but does not amend either the Certificate or the Bylaws.
•	For the reasons discussed above, the Board provided in the Proposed Certificate Amendment that one or more stockholders who hold in the aggregate at least 25% of the Company’s Voting Stock can request that the Company call a special meeting of the stockholders. The Stockholder Proposal requests that holders in the aggregate of 20% of our outstanding common stock be given the power to call a special meeting of the stockholders, but does not specifically address why it believes that a 20% threshold is appropriate.
•	The Proposed Certificate Amendment sets forth procedures for stockholders to request a special meeting of the stockholders which, as explained above, the Board has determined are in the interests of our stockholders. The Stockholder Proposal does not address such terms.

Neither the Proposed Certificate Amendment nor the Stockholder Proposal affect the Board of Directors’ existing authority to call special meetings of stockholders.

You should carefully read the descriptions of each proposal, and Capital One’s statement in opposition to the Stockholder Proposal, in considering the Proposed Certificate Amendment and the Stockholder Proposal.

Additional Information

The general description of the Proposed Certificate Amendment set forth above is qualified in its entirety by reference to the text of the Proposed Certificate Amendment, which is attached as Appendix A to these proxy materials. In addition, the text of the Bylaw amendment, which can be amended from time to time, is attached as Appendix B to these proxy materials. Additions to the Certificate and the Bylaws are indicated by double underlining and deletions to the Certificate and the Bylaws are indicated by strike outs. Complete copies of the current Certificate and Bylaws are available on the Corporate Governance page of Capital One’s Internet site at www.capitalone.com under “About Us/Investors.”

The Proposed Certificate Amendment is binding. If the Proposed Certificate Amendment is approved, the Company intends to file the Certificate of Amendment to Capital One’s Certificate with the Secretary of State of the State of Delaware, and the Proposed Certificate Amendment will become effective at the time of that filing. If the Proposed Certificate Amendment is not approved by the requisite vote, then the Proposed Certificate Amendment will not be filed with the Secretary of State of the State of Delaware, the Bylaw amendment will not become effective and our stockholders will not have the ability to request that the Company call a special meeting of stockholders. Approval of the Proposed Certificate Amendment is not conditioned on approval or disapproval of the Stockholder Proposal, which means that the foregoing effects of approval or disapproval of the Proposed Certificate Amendment are not affected by approval or disapproval of the Stockholder Proposal.

***

The Board of Directors unanimously recommends that you vote “FOR” the Proposed Certificate Amendment in order to amend our Restated Certificate of Incorporation to allow one or more stockholders who own at least 25% of the Company’s Voting Stock and who satisfy certain procedures to require that the Company call a special meeting of the stockholders

SECTION XIV – STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETINGS OF THE STOCKHOLDERS

(ITEM 5 ON PROXY CARD)

Capital One has been notified that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, intends to present a proposal for consideration at the Annual Meeting (the “Stockholder Proposal”) that addresses stockholders’ ability to call special meetings of the stockholders. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of no fewer than 100 shares of Capital One common stock. The Stockholder Proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of Mr. Chevedden.

In a different proposal that is described above in Section XIII, the Board of Directors is recommending that Capital One’s stockholders approve an amendment to Capital One’s Certificate to allow one or more stockholders owning at least 25% of the Company’s Voting Stock to require that the Company call a special meeting of the stockholders, which we refer to as the Proposed Certificate Amendment. Although the Proposed Certificate Amendment and the Stockholder Proposal concern the same subject matter, the terms and effects of each proposal differ.

•	You should carefully read the descriptions of each proposal, and Capital One’s statement in opposition to the Stockholder Proposal, in considering the Proposed Certificate Amendment and the Stockholder Proposal.
•	Stockholders may vote on both the Proposed Certificate Amendment and the Stockholder Proposal, and approval of the Proposed Certificate Amendment is not conditioned on approval or disapproval of the Stockholder Proposal.
•	Although the Stockholder Proposal is not binding, as a matter of good corporate governance, if the Stockholder Proposal is approved, the Board expects to consider and to direct the Company to engage with stockholders regarding the Stockholder Proposal, regardless of whether the Proposed Certificate Amendment is approved by the stockholders.
•	The Board of Directors is recommending a vote FOR the Proposed Certificate Amendment (Item 4) and AGAINST the Stockholder Proposal described below (Item 5).

Mr. Chevedden has submitted the following resolution:

Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 20% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013. Vanguard sent letters to 350 of its portfolio companies asking them to consider providing the right for shareholders to call a special meeting.

A shareholder right to call a special meeting and to act by written consent are 2 complimentary ways to bring an important matter to the attention of management and shareholders outside the annual meeting cycle. This is important because there could be 15 months between annual meetings. A shareholder right to call a special meeting is one method to equalize the absence of a shareholder right to act by written consent at Capital One.

An added incentive to vote for this proposal is our clearly improvable corporate governance and performance as summarized in 2014:

GMI Ratings, an independent investment research firm, said Richard Fairbank received $26 million in 2013 Total Realized Pay. GM said Capital One had not disclosed specific, quantifiable performance target objectives for Mr. Fairbank. Capital One paid long-term incentives to executives without requiring the company to perform above the median of its peer group. GMI rated Capital One D for accounting. GMI said multiple related party transactions and other potential conflicts of interest involving our company’s board or senior managers should be reviewed in greater depth, as such practices raise concerns regarding potential self-dealing or abuse.

Director Patrick Gross received our highest negative votes again. Mr. Gross had 19-years long tenure which can result in low independence and served on 5 public boards which can be a sign of over-extension. Nonetheless Mr. Gross was on our executive pay and nomination committees. In August 2014, Capital One said it received subpoenas from the New York District Attorney’s Office as part of a money-laundering probe.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Special Shareowner Meetings – Proposal 5

Statement in Opposition to the Stockholder Proposal

The Board of Directors recommends that stockholders vote “AGAINST” the Stockholder Proposal in light of the Proposed Certificate Amendment set forth in Section XIII. The Board of Directors recognizes that providing stockholders the ability to request that the Company call special meetings is viewed by some stockholders as an important corporate governance practice. However, special meetings of the stockholders can cause the Company to incur substantial expenses and can be potentially disruptive to the Company’s business operations and to long-term stockholder interests. Accordingly, the Board of Directors believes that special meetings of the stockholders should be extraordinary events. In addition, the Board of Directors believes that a small minority of stockholders should not be entitled to utilize the mechanism of special meetings for their own interests, which may not be shared more broadly by stockholders of the Company. Likewise, the Board of Directors believes that only stockholders with full and continuing economic interest in our Voting Stock and full voting rights should be entitled to request that the Company call a special meeting.

Capital One is dedicated to strong and effective corporate governance principles that promote the long-term interests of our stockholders, allow for responsible decision-making and accountability, and foster a culture that reflects the Company’s high standards of independence, transparency and stockholder rights. In recommending votes against the Stockholder Proposal, the Board believes that it is important to consider not only the Proposed Certificate Amendment but also the Company’s current governance practices, including that:

•	A majority voting standard applies for the election of directors in uncontested elections;
•	All directors stand for election annually;
•	The Board of Directors has empowered and elected a strong and active Lead Independent Director; and
•	Key governance committees of the Board of Directors are chaired by and comprised solely of independent directors.

In addition, in 2014, our stockholders approved amendments to Capital One’s Certificate that had been recommended by the Board of Directors to adopt a majority voting standard in place of the supermajority voting standards applicable to certain stockholder actions. These practices reflect the Board of Directors’ commitment to carefully considered corporate governance standards that operate for the benefit of all stockholders.

In the Proposed Certificate Amendment, the Board of Directors is recommending that Capital One’s stockholders approve an amendment to Capital One’s Certificate to allow one or more stockholders owning at least 25% of the Company’s Voting Stock to require that the Company call a special meeting of the stockholders. In determining to utilize a 25% ownership threshold in the Proposed Certificate Amendment, the Board noted that the 25% ownership standard is the most prevalent standard among its peer companies, and that a number of the Company’s institutional stockholders have in the past expressed support for a 25% ownership standard for stockholders to be able to request a special meeting of the stockholders. In light of these considerations, the Board of Directors believes that it strikes an appropriate balance between enhancing stockholder rights and adequately protecting stockholder interests to provide that stockholders who satisfy a 25% “net long” ownership standard and comply with certain additional procedures and limitations have the ability to request that the Company call a special meeting.

***

The Board of Directors unanimously recommends that you vote “AGAINST” the Stockholder Proposal Regarding Special Meetings of the Stockholders

SECTION XV – OTHER BUSINESS

Other Business

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

Annual Report to Stockholders

Capital One’s Annual Report to Stockholders for the fiscal year ended December 31, 2014, including consolidated financial statements, is being furnished along with this proxy statement to Capital One’s stockholders of record. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material. A copy of the Annual Report as well as Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, may be obtained at the Annual Meeting, at our website at www.capitalone.com under “About Us/Investors” or by contacting our Investor Relations department at Capital One’s address set forth on the Notice of Annual Stockholder Meeting. The Form 10-K, which is filed with the SEC, may also be obtained at the SEC’s website at www.sec.gov.

Stockholder Proposals for 2016 Annual Stockholder Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials at Capital One’s 2016 Annual Stockholder Meeting (“Capital One’s 2016 Annual Meeting”) may do so by following the rules prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received by Capital One’s Corporate Secretary at the address on the Notice of Annual Stockholder Meeting no later than the close of business on November 18, 2015.

Under our Bylaws, if you wish to present other business before the stockholders at Capital One’s 2016 Annual Meeting or nominate a director candidate, you must give proper written notice of any such business to the Corporate Secretary not before January 1, 2016, and not after January 31, 2016. If Capital One’s 2016 Annual Meeting is not within thirty days before or sixty days after April 30, 2016, the anniversary date of this year’s Annual Meeting, notice must be delivered no earlier than the one hundred twentieth day prior to such annual meeting and no later than the close of business on the later of the ninetieth day prior to such meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Your notice must include the information specified in our Bylaws concerning the business or nominee. Our Bylaws set forth the information that must be furnished to the Corporate Secretary in order for any such notice to be proper. A copy of our Bylaws may be obtained from the Corporate Secretary at Capital One’s address on the Notice of Annual Stockholder Meeting.

On behalf of the Board of Directors,

John G. Finneran, Jr.

Corporate Secretary

March 17, 2015

APPENDIX A – PROPOSED AMENDMENTS TO CAPITAL ONE’S RESTATED CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLDERS TO REQUEST SPECIAL MEETINGS OF STOCKHOLDERS

Set forth below is the text of the Company’s Restated Certificate of Incorporation proposed to be amended by Item 4. Proposed additions are indicated by double underlining, and proposed deletions are indicated by strike-outs.

Proposed Amendments to Article IV:

(A)        Authorized Stock. The Corporation shall be authorized to issue 1,050,000,000 shares of capital stock, of which 1,000,000,000 shares shall be shares of Common Stock, $.01 par value (“Common Stock”), and 50,000,000 shares shall be shares of Preferred Stock, $.01 par value (“Preferred Stock”).

(B)        Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to create and provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)        The designation of the series, which may be by distinguishing number, letter or title.

(ii)        The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(iii)        Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

(iv)        Dates at which dividends, if any, shall be payable.

(v)        The redemption rights and price or prices, if any, for shares of the series.

(vi)        The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(vii)        The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(viii)        Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(ix)        Restrictions on the issuance of shares of the same series or of any other class or series.

(x)        The voting rights, if any, of the holders of shares of the series.

(xi)        Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

Pursuant to the authority conferred by this Article IV, Paragraph (B), ~~a~~ the following ~~series of Preferred Stock has been designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, and is attached as Exhibit 1 hereto and incorporated herein by reference.~~ series of Preferred Stock are hereby provided for, with the number of shares to be included in each such series, and the designation, powers, preference and rights, and qualifications, limitations or restrictions thereof fixed as stated and expressed with respect to each such series in the respective exhibits specified below, which exhibits are attached hereto and incorporated herein by reference:

Exhibit 1 Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B

Exhibit 2 Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C

Exhibit 3 Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series D

(C)        The Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall have the right to cast one vote for each share for the election of Directors and on all other matters upon which stockholders are entitled to vote.

(D)        Vote. Except as otherwise provided in this Certificate of Incorporation or in a Preferred Stock Designation, or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

(E)        Record Holders. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

Proposed Amendments to Article VI:

Section 2.2. Special Meeting.

(A)        In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered:

(i)        to adopt, amend or repeal the Bylaws of the Corporation, provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be altered, amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto, provided further than in the case of amendments by stockholders, the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, the Bylaws; and

(ii)        from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by law.

(B)        The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

(C)        A special meeting of the stockholders of the Corporation: (a) may be called at any time by the Chair of the Board of Directors or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies; and (b) shall be called by the Chair of the Board of Directors or the Secretary of the Corporation upon the written request of one or more stockholders of record that (i) Own, or who are acting on behalf of persons who Own, shares representing 25% or more of the voting power of the then outstanding Voting

Stock entitled to vote on the matter or matters to be brought before the proposed special meeting, (ii) provide the information regarding such stockholder(s) (and the persons for whom the stockholders are acting, as applicable) and the proposed special meeting and comply with such procedures as shall be set forth in the Bylaws of the Corporation from time to time, (iii) continue to Own, or are acting on behalf of persons who continue to Own, shares representing 25% or more of the voting power of the then outstanding Voting Stock entitled to vote on the matter or matters to be brought before the proposed special meeting for such period as shall be set forth in the Bylaws, as amended from time to time, and (iv) satisfy such additional terms, conditions and limitations as may be set forth in the Bylaws of the Corporation from time to time. Except as provided for in the preceding sentence of this Article VI(C) or in the terms of any series of Preferred Stock, special meetings of the stockholders of the Corporation may not be called by any other person or persons. For purposes of this Article VI(C), a person shall be deemed to “Own” only those shares of outstanding Voting Stock as to which the person possesses both (i) full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, which terms may be further defined in the Bylaws of the Corporation adopted from time to time. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or, in the case of nominations for directors to be elected at a special meeting, if such nominations are brought in accordance with the procedures set forth in the Bylaws from time to time).

~~(C)~~ (D) For purposes of this Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors.

APPENDIX B – PROPOSED AMENDMENTS TO CAPITAL ONE’S AMENDED AND RESTATED BYLAWS TO ALLOW STOCKHOLDERS TO REQUEST SPECIAL MEETINGS OF STOCKHOLDERS

Set forth below is the text of the Company’s Amended and Restated Bylaws proposed to be amended by Item 4. Proposed additions are indicated by double underlining, and proposed deletions are indicated by strike-outs.

Proposed Amendments to Article II:

Section 2.1. Annual Meeting. The annual meetings of stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and set forth in the notice of the meeting. If the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the Corporation’s principal executive offices on the first Tuesday in May. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day.

Section 2.2. Special Meeting.

(A) Subject to the rights of the holders of any series of preferred stock, par value $.01 per share, of the Corporation (the “Preferred Stock”) to elect additional directors under specified circumstances, a special meeting~~s~~ of the stockholders of the Corporation: (i) may be called ~~only~~ by the Chair of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”) ~~and shall be held at such place, on such date, and at such time as the Chair of the Board or Board of Directors pursuant to a resolution adopted by a majority of the Whole Board, as the case may be, shall fix.~~; and (ii) shall be called by the Chair of the Board of Directors or the Secretary of the Corporation upon the written request of one or more stockholders of record that at the time a request is delivered, Own, or who are acting on behalf of persons who Own, shares representing 25% (the “Requisite Percent”) or more of the voting power of the then outstanding Voting Stock entitled to vote on the matter or matters to be brought before the proposed special meeting, provided that a special meeting called at the request of one or more stockholders (a “Stockholder Requested Special Meeting”) shall be called by the Chair of the Board or the Secretary of the Corporation only if the stockholder(s) requesting such meeting provide the information regarding such stockholder(s) (and regarding the persons for whom such stockholders are acting, as applicable) and the proposed special meeting and comply with such procedures set forth in Section 2.2(B) of these Bylaws. For the purposes of this Section 2.2 of these Bylaw, a person shall be deemed to “Own” only those shares of outstanding Voting Stock as to which the person possesses both (a) full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (a) and (b) shall not include any shares (x) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding Voting Stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate. A person shall “own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which the person has loaned such shares provided that the person has the power to recall such loaned shares on less than three (3) business days’ notice and during any period in which the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the person. The determination of the extent to which a person “Owns” any shares of Voting Stock for these purposes shall be made in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the stockholders.

(B) In order for a Stockholder Requested Special Meeting to be called by the Chair of the Board or the Secretary of the Corporation, one or more written requests for a special meeting (individually or collectively, a “Special Meeting Request”) signed and dated by the stockholders of record that Own, or who are acting on behalf of persons who Own, the Requisite Percent of Voting Stock of the Corporation (or their duly authorized agents), must be delivered to the Secretary at the principal executive offices of the Corporation and must be accompanied by:

(1) in the case of any Stockholder Requested Special Meeting at which director nominations are proposed to be presented, the information required by Section 2.7(A)(4) and (5), including as to the person(s) seeking to propose such nominations at such meeting, the information required under Section 2.7(A)(4)(b), which notice shall be further updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct, as provided in the last sentence of Section 2.7(A)(2); and/or

(2) in the case of any Stockholder Requested Special Meeting at which any business other than nominations of persons for election to the Corporation’s Board of Directors is proposed to be presented, the information required by Section 2.7(B)(3) (which shall be in addition to the information required by Section 2.2(B)(1) if director nominations also are proposed to be considered), including as to the person(s) seeking to propose such business at such meeting, the information required under Section 2.7(B)(3)(d), which notice shall be further updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct, as provided in the last sentence of Section 2.7(B)(2); and

(3) as to each stockholder of the Corporation signing such request, or if such stockholder is a nominee or custodian, the beneficial owner(s) on whose behalf such request is signed, (i) an affidavit by each such person stating the number of shares of Voting Stock of the Corporation that it Owns (as defined in Section 2.2(A)) as of the date such request was signed and agreeing to continue to Own such number of shares of Voting Stock through the date of the Stockholder Requested Special Meeting and an agreement by such person to update and supplement such affidavit, if necessary, so that the information provided in such affidavit regarding the number of shares of Voting Stock of the Corporation that such person Owns shall be true and correct as of the record date for the Stockholder Requested Special Meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof; provided that in the event of any decrease in the number of shares of Voting Stock of the Corporation Owned by such person at any time before the Stockholder Requested Special Meeting, such person’s Special Meeting Request shall be deemed to have been revoked with respect to such shares of Voting Stock of the Corporation comprising such reduction and shall not be counted towards the calculation of the Requisite Percent, and (ii) as to the stockholder seeking to call the special meeting (or the person on whose behalf the stockholder is acting, as applicable) or any stockholder or beneficial owner who has solicited other stockholders to request the special meeting, the information as to such stockholder or beneficial owner required under Section 2.7(A)(4)(b).

One or more written requests for a special meeting delivered to the Secretary shall constitute a valid Special Meeting Request only if each such written request satisfies the requirements set forth above and has been dated and delivered to the Secretary within sixty (60) days of the earliest dated of such requests. If the record holder is not the signatory to the Special Meeting Request, such Special Meeting Request will not be valid unless documentary evidence from the record holder is supplied to the Secretary at the time of delivery of such Special Meeting Request (or within ten (10) business days thereafter) of such signatory’s authority to execute the Special Meeting Request on behalf of the record holder. The determination of the validity of a Special Meeting Request shall be made in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation, and the stockholders and the date of such determination is referred to herein as the “Request Receipt Date.” A Special Meeting Request shall not be valid if: (i) such Special Meeting Request relates to an item of business that is not a matter on which stockholders are authorized to act under, or that involves a violation of, applicable law, or (ii) such Special Meeting Request relates to an item of business that is the same or substantially similar to any item of business that was voted on at a meeting of stockholders occurring within ninety (90) days preceding the earliest dated request for a special meeting, or (iii) the Request Receipt Date occurs during the period commencing ninety (90) days prior to the first anniversary of the date of the most recent annual meeting of stockholders and ending on the date of the next annual meeting of stockholders.

(C) Any special meeting of stockholders shall be held at such date and time as may be fixed by the Board of Directors in accordance with these Bylaws; provided, however, that a Stockholder Requested Special Meeting shall be called for a date not later than the date that is (i) ninety (90) days after the Request Receipt Date (or, in the case of any litigation related to the validity of the requests for a Stockholder Requested Special Meeting, ninety (90) days after the resolution of such litigation), or (ii) fifty (50) days after the date the Corporation files definitive soliciting materials with respect to such meeting pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whichever is latest.

(D) Business transacted at a Stockholder Requested Special Meeting shall be limited to (i) the business stated in the valid Special Meeting Request(s) received from the Requisite Percent of stockholders, (ii) any additional business that the Board of Directors determines to include in the Corporation’s notice of meeting. and (iii) in the case of nominees for director nominated by a stockholder who has not delivered, and has not directed the delivery of, a Special Meeting Request with respect to the Stockholder Requested Special Meeting, in accordance with Section 2.7(C). If none of the stockholders who submitted the Special Meeting Request(s) (or their qualified representatives, as defined in Section 2.7(D)(1)) appears at the Stockholder Requested Special Meeting to present the matter or matters to be brought before the special meeting that were specified in the Special Meeting Request(s), the Corporation need not present the matter or matters for a vote at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(E) The stockholder seeking to call the special meeting may revoke a Special Meeting Request by written revocation delivered to, or mailed and received by, the Secretary at any time prior to the special meeting and any stockholder signing a Special Meeting Request may revoke such request as to the shares that such person Owns (or Owned by the person on whose behalf the stockholder is acting, as applicable) and shall be deemed to revoke a Special Meeting Request as and to the extent provided in Section 2.2(B)(3); provided that if as a result of such revocation(s), there no longer are valid unrevoked Special Meeting Request(s) from stockholders who Own the Requisite Percent of the voting power of the then outstanding Voting Stock entitled to vote on the matter or matters to be brought before the proposed special meeting, there shall be no requirement to call a special meeting or to hold a special meeting regardless of whether notice of such special meeting has been sent and/or proxies solicited for such special meeting. Further, in the event that the stockholder requesting the Stockholder Requested Special Meeting withdraws such Special Meeting Request, there shall be no requirement to call or hold such special meeting.

Section 2.3. Place of Meeting. The Board of Directors or the Chair of the Board, as the case may be, may designate the place of meeting for any meeting of the stockholders. If no designation is so made, the place of meeting shall be the Corporation’s principal executive offices.

Section 2.4. Notice of Meeting. Written or printed notice, stating the place, day and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be prepared and delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, or by mail, or otherwise sent electronically as permitted by law, including via electronic mail or the Internet to each stockholder of record entitled to vote at such meeting. In the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at such stockholder’s address as it appears on the stock transfer books of the Corporation. If sent electronically, such notice shall be deemed to be delivered at the times provided in the General Corporation Law of the State of Delaware. Such further notice shall be given as may be required by law. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present. Any previously scheduled meeting of the stockholders may be postponed, and any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors or by the Chair of the Board (in the case of a special meeting called by the Chair), in each case upon public notice given prior to the time previously scheduled for such meeting of stockholders.

Section 2.5. Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such business. The chair of the meeting or a majority of the shares of Voting Stock so represented may adjourn the meeting from time to time, whether or not there is such a quorum (or, in the case of specified business to be voted on by a class or series, the chair or a majority of the shares of such class or series so represented may adjourn the meeting with respect to such specified business). No notice of the time and place of adjourned meetings need be given except as required by law. The Voting Stock (or, in the case of specified business to be voted on by a class or series, the shares of such class or series) present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.6. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or as may be permitted by law, or by his or her duly authorized attorney-in-fact. Such proxy must be filed with the Secretary of the Corporation or his or her representative at or before the time of the meeting.

Section 2.7. Notice of Stockholder Business and Nominations.

(A) Notice of Director Nominations at ~~Annual~~ Meetings of Stockholders.

(1) At any annual meeting or Stockholder Requested Special Meeting of the stockholders, only such nominations of persons for election to the Board of Directors shall be made as shall have been properly brought before the meeting. For nominations to be properly made at an annual meeting, nominations must be (a) specified in the Corporation’s notice of meeting given by or at the direction of the Board of Directors delivered pursuant to Section 2.4 of these Bylaws, (b) otherwise ~~properly~~ made at the annual meeting by or at the direction of the Chair of the Board or the Board of Directors or (c) otherwise properly requested to be brought before the annual meeting by any stockholder of the Corporation in accordance with this Section 2.7(A) of these Bylaws. For nominations to be properly made at a Stockholder Requested Special Meeting, nominations must be (a) specified in the Corporation’s notice of meeting given by or at the direction of the Board of Directors delivered pursuant to Section 2.4 of these Bylaws, (b) otherwise made at the special meeting by or at the direction of the Chair of the Board or the Board of Directors or (c) otherwise have been properly requested to be brought before the special meeting by the stockholder in accordance with this Section 2.2(B)(1) of these Bylaws or Section 2.7(C) of these Bylaws. For nominations of persons for election to the Board of Directors to be properly requested by a stockholder to be made at an annual meeting of stockholders, a stockholder must (i) be entitled to vote at the meeting, (ii) comply with the notice and other procedures set forth in this Bylaw as to such nomination and (iii) be a stockholder of record at the time such stockholder’s notice pursuant to this Bylaw is delivered to the Secretary of the Corporation and at the time of the annual meeting. The immediately preceding sentence shall be the exclusive means for a stockholder to make nominations before an annual meeting of stockholders.

(2) For nominations of persons for election to the Board of Directors of the Corporation to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (including the completed and signed questionnaire, representation and agreement required by paragraph (A)(5) of this Bylaw), and timely updates and supplements thereof as required by this Bylaw, in writing to the Secretary. To be timely, a stockholder’s notice (including the questionnaire, representation and agreement) shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is more than thirty (30) days before or more than sixty (60) days after such first anniversary date of the previous year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. In addition, to be considered timely, a stockholder’s notice (including the questionnaire, representation and agreement) shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice (including the questionnaire, representation and agreement) shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased by the Board of Directors and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(4) To be in proper form, a stockholder’s notice to the Secretary with respect to the nomination of directors (whether given pursuant to paragraph (A)(1) of this Bylaw with respect to an annual meeting, or Section 2.2(B)(1) of these Bylaws or paragraph (C) of this Bylaw with respect to a special meeting) shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election, in each case pursuant to Regulation 14A under the ~~Securities~~ Exchange Act ~~of 1934, as amended (the “Exchange Act”)~~, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner on whose behalf the nomination is made, if any, and their respective affiliates or associates or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (b) as to the stockholder giving the notice and any beneficial owner of the Corporation’s ~~common stock~~Voting Stock on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, and of any such beneficial owner, as they appear on the Corporation’s books and of their respective affiliates or associates or others acting in concert therewith, (ii) the class and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder, any such beneficial owner and any of their respective affiliates or associates or others acting in concert therewith, (iii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of shares of the Corporation or with a value derived in whole or in part from the value of any class of shares of the Corporation and any other derivative positions or synthetic arrangements (including any position resulting from hedging, swap, securities lending or other similar transaction relating to the Corporation’s capital stock), whether or not such instrument or right shall be subject to settlement in the underlying class of capital stock of the Corporation or otherwise, (any of the foregoing, a “Derivative Position”) held or beneficially held by the stockholder, any such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, including a description of the substantive terms thereof including the amount, value and/or number so held and the extent to which any such Derivative Position is intended to or has the effect of increasing or decreasing the actual or apparent voting power of such stockholder, beneficial owner or any of their respective affiliates or associates or others acting in concert therewith with respect to the Corporation’s securities, (iv) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder, beneficial owner or any of their respective affiliates or associates or others acting in concert therewith has the sole or shared right to vote any class of shares of the Corporation, (v) any short interest in any security of the Corporation (for purposes of this Bylaw, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from, or avoid, mitigate or offset in whole or in part any loss related to, any decrease in the value of the subject security), (a “Short Interest”) held by such stockholder, beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, (vi) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, beneficial owner or any of their respective affiliates or associates or others acting in concert therewith that are separated or separable from the underlying shares of the Corporation, (vii) any proportionate interest in securities of the Corporation or Derivative Positions held, directly or indirectly, by a general or limited partnership in which such stockholder, beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is a general partner, or directly or indirectly, beneficially owns an interest in a general partner, (viii) any performance-related fees (other than an asset-based fee) that such stockholder, beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is entitled to based on any increase or decrease in the value of securities of the Corporation or Derivative Positions, if any, including without limitation any such interests held by members of such person’s immediate family sharing the same household, and (ix) any other information relating to such stockholder, beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Regulation 14(A) of the Exchange Act.

(5) A stockholder’s notice to the Secretary with respect to the nomination of directors (whether given pursuant to paragraph (A)(1) of this Bylaw with respect to an annual meeting, or Section 2.2(B)(1) of these Bylaws or paragraph (C) of this Bylaw with respect to a special meeting) must also include a completed and signed written response to a questionnaire with respect to the background and qualification of the nominee for director and the background of any other person or entity on whose behalf the nomination is being made or who is reasonably expected to participate in the solicitation of proxies with respect to the election of such person (which questionnaire shall be provided by the Secretary of the Corporation upon written request) and a signed written representation and agreement

(in the form provided by the Secretary of the Corporation upon written request) that such nominee for director (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed ~~therein,~~to the Corporation, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(6) For nominations of persons for election to the Board of Directors of the Corporation pursuant to Section 2.7(A)(1)(a) or (b) of this Bylaw or paragraph (C) of this Bylaw with respect to a special meeting, the nominee must also provide a completed and signed questionnaire, representation and agreement with the same information, and delivered in accordance with the same time period that applies to nominations to be brought by a stockholder of the Corporation, required by Section 2.7(A)(5) of this Bylaw.

(B) Notice of Other Business at ~~Annual~~ Meetings of Stockholders.

(1) At any annual meeting or Stockholder Requested Special Meeting of the stockholders, only such business to be considered by the stockholders, other than nominations of persons for election to the Corporation’s Board of Directors which is addressed by paragraph (A) of this Bylaw, (“Other Business”) shall be made at such annual meeting of stockholders as shall have been properly brought before the meeting. For proposals of Other Business to be properly brought before an annual meeting, proposals of Other Business must be: (a) specified in the Corporation’s notice of meeting given by or at the direction of the Board of Directors delivered pursuant to Section 2.4 of these Bylaws, (b) otherwise properly made at the annual meeting, by or at the direction of the Chair of the Board or the Board of Directors or (c) otherwise properly requested to be brought before the annual meeting by any stockholder of the Corporation in accordance with Section 2.7(B) of these Bylaws. For proposals of Other Business to be properly brought before a Stockholder Requested Special Meeting, proposals of Other Business must be: (a) specified in the Corporation’s notice of meeting given by or at the direction of the Board of Directors delivered pursuant to Section 2.4 of these Bylaws, (b) otherwise properly made at the Stockholder Requested Special Meeting, by or at the direction of the Chair of the Board or the Board of Directors or (c) otherwise have been properly requested to be brought before the Stockholder Requested Special Meeting by the stockholder in accordance with this Section 2.2(B)(2) of these Bylaws. For proposals of Other Business to be properly requested by a stockholder to be made at an annual meeting of stockholders, a stockholder must (i) be entitled to vote at the meeting, (ii) comply with the notice procedures and other procedures set forth in this Bylaw as to such proposal and (iii) be a stockholder of record at the time such stockholder’s notice pursuant to this Bylaw is delivered to the Secretary of the Corporation and at the time of the annual meeting. The immediately preceding sentence shall be the exclusive means for a stockholder to submit proposals for Other Business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) to be considered at an annual meeting of stockholders.

(2) For a proposal of Other Business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (B)(1) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such Other Business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is more than thirty (30) days before or more than sixty (60) days after such first anniversary date of the previous year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.

(3) ~~Such stockholder’s notice~~ To be in proper form, a stockholder’s notice to the Secretary with respect to the Other Business (whether given pursuant to paragraph (B)(1) of this Bylaw with respect to an annual meeting, or Section 2.2(B)(2) of these Bylaws with respect to a special meeting) shall set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and any beneficial owner on whose behalf the proposal is made; (b) the text of the proposal of business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the Bylaws, the text of the proposed amendment), (c) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any of their respective affiliates or associates or others acting in concert therewith and (d) as to the stockholder giving the notice and any beneficial owner of the Corporation’s ~~capital stock~~ Voting Stock on whose behalf the proposal is made (i) the name and address of such stockholder, and of such beneficial owner, as they appear on the Corporation’s books and of any of their respective affiliates or associates or others acting in concert therewith, (ii) the class and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder, any such beneficial owner and any of their respective affiliates or associates or others acting in concert therewith, (iii) any Derivative Position held or beneficially held by the stockholder, any such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, including a description of the substantive terms thereof including the amount, value and/or number so held and the extent to which any such Derivative Position is intended to or has the effect of increasing or decreasing the actual or apparent voting power of such stockholder, beneficial owner or any of their respective affiliates or associates or others acting in concert therewith with respect to the Corporation’s securities, (iv) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder, beneficial owner or any of their respective affiliates or associates or others acting in concert therewith has the sole or shared right to vote any class of shares of the Corporation, (v) any Short Interest held by such stockholder, beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, (vi) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, beneficial owner or any of their respective affiliates or associates or others acting in concert therewith that are separated or separable from the underlying shares of the Corporation, (vii) any proportionate interest in securities of the Corporation or Derivative Positions held, directly or indirectly, by a general or limited partnership in which such stockholder, beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is a general partner, or directly or indirectly, beneficially owns an interest in a general partner, (viii) any performance-related fees (other than an asset-based fee) that such stockholder, beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is entitled to based on any increase or decrease in the value of securities of the Corporation or Derivative Positions, if any, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, and (ix) any other information relating to such stockholder, beneficial owner and any of their respective affiliates or associates or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal pursuant to Regulation 14(A) of the Exchange Act.

(C) Special Meetings of Stockholders. At any special meeting of the stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting ~~by the Board of Directors~~ pursuant to the Corporation’s notice of meeting pursuant to Section 2.4 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which ~~the Board of Directors has determined that~~ directors are to be elected, as reflected in the Corporation’s notice of meeting pursuant to Section 2.4 of these Bylaws, (a) by or at the direction of the Board of Directors or (b) in the case of a special meeting other than a Stockholder Requested Special Meeting, or in the case of a special meeting that is a Stockholder Requested Special Meeting and the person wishing to make such nominations did not deliver, and did not otherwise direct the delivery of, a Special Meeting Request with request to such meeting, by any stockholder of the Corporation who (i) is entitled to vote at the meeting, (ii) complies with the notice and other procedures set forth in this Bylaw as to such nomination and (iii) is a stockholder of record at the time such stockholder’s notice is delivered pursuant to this Bylaw to the Secretary of the Corporation and at the time of the special meeting~~. The immediately preceding sentence shall be~~ or (c) in the ~~exclusive means for~~ case of a Stockholder Requested Special Meeting, by any stockholder of the Corporation pursuant to ~~make nominations before a special meeting of stockholders~~ Section 2.2.

(1) ~~For any nominations of persons for election to the Board of Directors of~~ In the event the Corporation ~~to be properly brought before~~ calls a special meeting ~~by~~ of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder entitled to vote in such election of directors (other than a stockholder ~~pursuant~~who has delivered, or who is acting on behalf of a person who directed the delivery of, a written request with respect to ~~paragraph (C) of this Bylaw,~~such special meeting, in the case of a Stockholder Requested Special Meeting (an “Excluded Stockholder”)) may nominate a person or persons, as the case may be, for election to the Board of Directors of the Corporation as specified in the Corporation’s notice of meeting, by delivering the stockholder’s notice in the form required by paragraphs (A)(4) and (A)(5) of this Bylaw (including the completed and signed questionnaire, representation and agreement required by paragraph (A)(~~5~~6) of this Bylaw), and timely updates and supplements thereof as required by this Bylaw, ~~shall be delivered~~ to the Secretary at the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. In addition, to be considered timely, a stockholder’s notice (including the questionnaire, representation and agreement) shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice (including the questionnaire, representation and agreement) shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting~~,~~ or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof. Notwithstanding any other provision of these Bylaws, in the case of a Stockholder Requested Special Meeting, no Excluded Stockholder may nominate a person for election to the Board of Directors at the meeting, except pursuant to the written request(s) delivered for such special meeting pursuant to Section 2.2(A). Notwithstanding any other provision of these Bylaws, in the case of a Stockholder Requested Special Meeting, no stockholder may propose any other business to be considered at the meeting, except pursuant to the written request(s) delivered for such special meeting pursuant to Section 2.2(A).

(D) General.

(1) ~~Only~~ Except as otherwise required by law, only such persons who are nominated in accordance with the procedures set forth in this Bylaw and Section 2.2 (as applicable) shall be eligible to serve as director and only such Other Business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw and Section 2.2 (as applicable). Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chair of the meeting shall have the power and duty to determine whether a nomination or any Other Business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or Other Business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.7, unless otherwise required by law, if the stockholder does not provide the information required under Section 2.2(B) and/or this Section 2.7 to the Corporation within the time frames specified herein, or if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or Other Business, such nomination shall be disregarded and such Other Business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of Section 2.2(B) and this Section 2.7, to be considered a qualified representative of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the making of such nomination or proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(2) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these Bylaws with respect to nominations or proposals as to any Other Business to be considered pursuant to this Bylaw.

(4) Nothing in this Bylaw shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws. Subject to Rule 14a-8 under the Exchange Act, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of director or directors or any Other Business proposal.

Section 2.8. Procedures; Required Vote.

(A) Procedures and Required Vote for Election of Directors. Election of directors at all meetings of stockholders at which directors are to be elected shall be by written ballot, and, except as otherwise set forth in the Certificate of Incorporation with respect to the right of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, each director shall be elected by a majority of the votes cast at any meeting for the election of directors at which a quorum is present with respect to such director’s election in elections of directors in which the number of nominees is equal to the number of positions available; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for the election of directors at which a quorum is present for which (i) the Secretary of the Corporation receives a notice that a stockholder has or expects to nominate a person for election to the Board of Directors in compliance with the requirements set forth in Section 2.7 of these Bylaws, and (ii) such nomination has not been withdrawn by such stockholder on or prior to the business day next preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality vote, stockholders shall be provided with the option to withhold votes with respect to a nominee in lieu of the option to cast a vote against such nominee. The Board of Directors shall establish such procedures as it deems appropriate and advisable for the submission and consideration of resignations from the Board by incumbent directors who do not receive a majority of the votes cast for such director at any meeting of stockholders at which directors are to be elected and the number of nominees is equal to the number of positions available.

(B) Required Vote for Other Business. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all matters submitted to the stockholders at any meeting other than election of directors (which is addressed in paragraph (A) of this Bylaw) shall be decided by a majority of the votes cast with respect thereto.

Section 2.9. Inspectors of Elections; Opening and Closing the Polls; Rules of Conduct.

(A) The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the Corporation, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act at a meeting of stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the General Corporation Law of the State of Delaware.

(B) The chair of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

(C) The Board of Directors and the chair of the meeting each shall have the authority to adopt and enforce such rules or regulations for the conduct of meetings of stockholders as they shall deem necessary or appropriate.

Section 2.10. No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be affected by any consent in writing by such stockholders.

CAPITAL ONE FINANCIAL CORPORATION 1680 CAPITAL ONE DR.
MCLEAN, VA 22102-3491
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cAPITAl ONE FINANcIAl cORPORATION
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees: For Against Abstain
The Board of Directors recommends you vote FOR
1a. Richard D. Fairbank proposals 2, 3 and 4. For Against Abstain
1b. Patrick W. Gross 2. Ratification of selection of Ernst & Young LLP as independent auditors of Capital One for 2015.
3. Advisory approval of Capital One’s 2014 Named Executive
1c. Ann Fritz Hackett Of?cer compensation.
4. Approval of amendments to Capital One’s Restated
1d. Lewis Hay, III Certi?cate of Incorporation to allow stockholders to request special meetings of the stockholders.
1e. Benjamin P. Jenkins III The Board of Directors recommends you vote AGAINST For Against Abstain proposal 5.
1f. Pierre E. Leroy 5. Stockholder proposal regarding special meetings of the stockholders, if presented at the meeting.
1g. Peter E. Raskind NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1h. Mayo A. Shattuck III
1i. Bradford H. Warner ! ! !
1j. Catherine G. West
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 30, 2015:
The Notice & Proxy Statement and Annual Report/10-K are available at www.proxyvote.com.
M83953-P60101-Z64838
cAPITAl ONE FINANcIAl cORPORATION
Annual Stockholder Meeting
Thursday, April 30, 2015 10:00 a.m.
capital One’s Headquarters
1680 capital One Drive
Mclean, Virginia 22102
THIS PROXY IS SOlIcITED ON BEHAlF OF THE BOARD OF DIREcTORS
The undersigned hereby appoints Richard D. Fairbank and John G. Finneran, Jr., and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Capital One Financial Corporation, a Delaware corporation, held of record by the undersigned on March 5, 2015, at the Annual Stockholder Meeting to be
held on April 30, 2015 and at any postponement or adjournment thereof.
THIS PROXY, WHEN PROPERlY EXEcuTED, WIll BE VOTED AS SPEcIFIED BY THE uNDERSIGNED STOcKHOlDER.
IF NO cHOIcE IS SPEcIFIED BY THE STOcKHOlDER, THIS PROXY WIll BE VOTED “FOR” All PORTIONS OF
ITEMS (1), (2), (3) AND (4), “AGAINST” ITEM (5), AND IN THE PROXIES’ DIScRETION ON ANY OTHER MATTERS
cOMING BEFORE THE MEETING.
continued and to be signed on reverse side